Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

TILRAY, INC.,

a Delaware corporation;

DOWN RIVER MERGER SUB, LLC,

a Delaware limited liability company;

PRIVATEER HOLDINGS, INC.,

a Delaware corporation; and

Michael Blue,

as the Stockholder Representative

Dated as of September 9, 2019

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Schedules:

Schedule A	Certain Privateer Stockholders
Schedule B	Pending Claims
Schedule C-1	Privateer Tax Representation Letter
Schedule C-2	Privateer Registration Statement Tax Opinion
Schedule C-3	Privateer Closing Tax Opinion
Schedule D-1	Tilray Tax Representation Letter
Schedule D-2	Tilray Registration Statement Tax Opinion
Schedule D-3	Tilray Closing Tax Opinion
Schedule 6.7	Terminated Contracts
Schedule 11.2(i)	Specified Matters

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Privateer Support Agreement
Exhibit C	Form of Stockholder Lock-up Agreement
Exhibit D	Form of Amended and Restated Privateer Charter
Exhibit E	Form of Amended and Restated Tilray Charter

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of September 9, 2019, by and among Tilray, Inc., a Delaware corporation (“Tilray”), Down River Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Tilray (“Merger Sub”), and Privateer Holdings, Inc., a Delaware corporation (“Privateer”) and, solely in his capacity as the initial Stockholder Representative hereunder, Michael Blue (the “Stockholder Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Tilray and Privateer intend to effect a merger of Privateer with and into Merger Sub (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Privateer will cease to exist and Merger Sub will survive as a wholly owned Subsidiary of Tilray.

B. The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and by executing this Agreement, the Parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

C. The special committee of the board of directors of Tilray comprised of Maryscott Greenwood, Christine T. St.Clare and Rebekah Dopp (the “Tilray Special Committee”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Tilray and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Tilray Common Stock to the Privateer Stockholders pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Tilray vote to approve the Tilray Stockholder Matters.

D. The sole member of Merger Sub has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole unitholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the unitholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The Privateer Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Privateer and the Privateer Stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Privateer Stockholders vote to approve Privateer Stockholder Matters.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Tilray’s willingness to enter into this Agreement, the Privateer Stockholders listed on Schedule A are executing support agreements in favor of Tilray in substantially the form attached hereto as Exhibit B (the “Privateer Support Agreement”), pursuant to which such Privateer Stockholders have agreed to vote all of their shares of Privateer Capital Stock in favor of the Privateer Stockholder Matters.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Privateer shall be merged with and into Merger Sub, and the separate existence of Privateer shall cease. Merger Sub will continue as the surviving entity in the Merger (the “Surviving Company”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL and DLLCA. As a result of the Merger, Privateer will become a wholly owned Subsidiary of Tilray.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Tilray and Privateer may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and DLLCA and in a form reasonably acceptable to Tilray and Privateer (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Tilray and Privateer (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended as provided by the DLLCA and such certificate of formation; and

(b) the managers and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company, shall be the managers and officers of Merger Sub.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Tilray, Merger Sub, Privateer or any stockholder of Privateer or Tilray:

(i) any shares of Privateer Capital Stock held as treasury stock or held or owned by Tilray, Merger Sub or any Subsidiary of Tilray immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Tilray Common Stock held or owned by Privateer immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(iii) subject to Section 1.5(c) and Section 1.11 each share of Privateer Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and Dissenting Shares pursuant to Section 1.8) shall be automatically converted solely into the right to receive a portion of the Stock Merger Consideration and, pursuant to Section 1.5(d), a portion of the Cash Merger Consideration, if applicable, in each case as calculated in accordance with the Privateer Allocation and as set forth on the Allocation Certificate. All such shares of Privateer Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(b) If any shares of Privateer Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with Privateer, then the shares of Tilray Common Stock issued in exchange for such shares of Privateer Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Tilray Common Stock shall accordingly be marked with appropriate legends. Privateer shall take all actions that may be reasonably necessary to ensure that, from and after the Effective Time, Tilray is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c) No fractional shares of Tilray Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Tilray Common Stock. Any holder of Privateer Common Stock who would otherwise be entitled to receive a fraction of a share of Tilray Common Stock (after aggregating all fractional shares of Tilray Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a Letter of Transmittal in accordance with Section 1.7 and any accompanying documents as required therein, be paid in cash (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Tilray Closing Price, in each case as set forth in the Allocation Certificate.

(d) Prior to the Closing, Tilray’s board of directors shall have the right to elect, in its sole discretion (and shall be under no obligation), to designate all or any portion of the net proceeds from an Offering to be paid in cash pro rata (i) in lieu of a portion of the Stock Merger Consideration to the holders of Privateer Common Stock who would otherwise be entitled to receive Tilray Class 2 Common Stock pursuant to Section 1.5(a)(iii) and (ii) in lieu of a portion of the Option Merger Consideration to the Privateer Service Providers to which such holders would otherwise be entitled pursuant to Sections 5.5(b) and 5.5(c) (such aggregate cash amount, if any, the “Cash Merger Consideration”); provided that the percentage equal to the quotient of (A) the Cash Consideration Shares divided by (B) the Total Merger Consideration shall not be greater than 20%. Any such amounts shall be paid in cash (rounded to the nearest whole cent), without interest, determined in accordance with the Privateer Allocation and the Cash-Out Options Allocation, as applicable, and as set forth on the Allocation Certificate. Upon making an election to provide Cash Merger Consideration, Tilray shall notify Privateer in writing of such election and the amount of the Cash Merger Consideration and the applicable Offering Price associated with each identifiable portion of the Cash Merger Consideration at least seven Business Days prior to the Closing Date.

(e) All Privateer Options outstanding immediately prior to the Effective Time under the Privateer Plan shall be treated in accordance with Section 5.5.

(f) Each unit of Merger Sub shall, as of the Effective Time, shall become a unit of the Surviving Company.

(g) Notwithstanding the other provisions of this Section 1.5, the Stock Merger Consideration, and if applicable, the Cash Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Tilray Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Privateer Capital Stock, Tilray Class 1 Common Stock, or Tilray Class 2 Common Stock outstanding after the date hereof and prior to the Effective Time so as to provide the holders of shares of Privateer Capital Stock with the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Privateer to take any action with respect to its securities that is prohibited by Section 4.1(b).

1.6 Closing of Privateer’s Transfer Books. At the Effective Time: (a) all shares of Privateer Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Privateer Capital Stock that were outstanding immediately prior to the Effective Time (each such certificate, a “Privateer Stock Certificate”) or shares of Privateer Common Stock held in direct registration form (“Privateer Book-Entry Shares”) shall cease to have any rights as Privateer Stockholders except the right to receive a portion of the Stock Merger Consideration and, if applicable, the Cash Merger Consideration (and cash in lieu of any fractional share of Tilray Common Stock); and (b) the stock transfer books of Privateer shall be closed with respect to all shares of Privateer Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Privateer Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Privateer Stock Certificate previously representing any shares of Privateer Capital Stock, including any valid Privateer Stock Certificate representing any shares of Privateer Preferred Stock previously converted into shares of Privateer Common Stock in connection with the Preferred Stock Conversion, is presented to the Exchange Agent or to the Surviving Company, such Privateer Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.7.

1.7 Payment Procedures; Escrow.

(a) Prior to the Effective Time, Tilray shall appoint Philadelphia Stock Transfer, Inc. or such other bank or trust company reasonably acceptable to Privateer to act as exchange and paying agent (the “Exchange Agent”) for the payment of the Stock Merger Consideration and for the payment of the Cash Merger Consideration, if any. At or prior to the Effective Time, Tilray shall deposit with the Exchange Agent evidence of book-entry shares representing the Tilray Common Stock issuable pursuant to Section 1.5(a) and shall pay or cause to be paid to the Exchange Agent the Cash Merger Consideration in U.S. dollars by wire transfer of immediately available funds to the bank account designated in writing by the Exchange Agent no later than one (1) Business Day prior to the Closing Date. From time to time as needed as reasonably determined by Tilray, Tilray shall deposit with the Exchange Agent cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The Tilray Common Stock, Cash Merger Consideration, if any, and any other cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, Tilray shall cause the Exchange Agent to mail to the Privateer Stockholders who were record holders of shares of Privateer Capital Stock that were converted into the right to receive a portion of the Stock Merger Consideration and Cash Merger Consideration (if applicable) (i) a letter of transmittal in customary form and containing such provisions as Tilray may reasonably specify (with all other documentation required to be delivered pursuant to the letter of transmittal) (together, the “Letter of Transmittal”), including instructions for surrendering to the Exchange Agent such holder’s Privateer Capital Stock in exchange for shares of Tilray Common Stock and the applicable portion of the Cash Merger Consideration (as set forth on the Allocation Certificate) and specifying that delivery shall be effected, and risk of loss and title to any Privateer Stock Certificates or Privateer Book-Entry Shares shall pass, only upon delivery of such Privateer Stock Certificates or Privateer Book-Entry Shares to the Exchange Agent, and (ii) a Stockholder Lock-up Agreement in the form attached hereto in Exhibit C (the “Stockholder Lock-up Agreement”).

(c) After the Effective Time, upon surrender of a Privateer Stock Certificate for cancelation, if applicable, together with delivery to the Exchange Agent of (A) a Letter of Transmittal, duly completed and duly executed in accordance with the instructions thereto and (B) a Stockholder Lock-up Agreement, duly completed and duly executed, such Privateer Stockholder shall be entitled to receive in exchange therefor book-entry shares representing such Privateer Stockholder’s portion of the Stock Merger Consideration (in a number of whole shares of Tilray Common Stock) and the applicable portion of the Cash Merger Consideration (each as set forth on the Allocation Certificate) that such Privateer Stockholder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Tilray Common Stock pursuant to the provisions of Section 1.5(c)), less such Privateer Stockholder’s Escrow Allocation, which shall be held in escrow in accordance with this Agreement and the Escrow Agreement. Until surrendered as contemplated by this Section 1.7(b), any Privateer Stock Certificate or Privateer Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender such Privateer Stockholder’s portion of the Stock Merger Consideration and the applicable portion of the Cash Merger Consideration (and cash in lieu of any fractional share of Tilray Common Stock) in exchange for Privateer Capital Stock held by such Privateer Stockholder pursuant to this Agreement. A Privateer Stockholder shall not be entitled to receive any portion of the Stock Merger Consideration or Cash Merger Consideration to which they are otherwise entitled until such Privateer Stockholder properly delivers a duly executed Letter of Transmittal, Stockholder Lock-up Agreement, and such other documents as may be reasonably required by the Exchange Agent or Tilray. The Stock Merger Consideration, the Cash Merger Consideration (if any), cash payable pursuant to Section 1.5(c), and any dividends or other distributions as are payable pursuant to Section 1.7(d) shall be deemed to have been in full satisfaction of any and all rights pertaining to Privateer Capital Stock. No interest shall be paid or shall accrue on the cash payable under Section 1.5 or this Section 1.7. The terms and conditions of the Letter of Transmittal and the Stockholder Lock-up Agreement were specifically negotiated by Tilray, Privateer and Merger Sub as an inducement for Tilray, Privateer and Merger Sub to enter into this Agreement and such terms and conditions are an integral part of the terms of this Agreement.

(d) No dividends or other distributions with respect to Tilray Common Stock with a record date after the Effective Time shall be paid to the holder of any Privateer Stock Certificate or Privateer Book-Entry Share, and no portion of Cash Merger Consideration or cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.5(c), until the surrender of such Privateer Stock Certificate or Privateer Book-Entry Share in accordance with this Section 1.7. Subject to Section 1.7(g), following surrender of any such Privateer Stock Certificate or Privateer Book-Entry Share, there shall be paid to the holder of the Tilray Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the applicable portion of the Cash Merger Consideration (as set forth on the Allocation Certificate), the amount of any cash payable in lieu of a fractional share of Tilray Common Stock to which such holder is entitled pursuant to Section 1.5(c), and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Tilray Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Tilray Common Stock.

(e) If payment is to be made to a Person other than the Privateer Stockholder in whose name such surrendered shares are registered on the stock transfer books of Privateer, it shall be a condition of payment that such Person shall have properly delivered a duly executed Letter of Transmittal, Stockholder Lock-up Agreement, and such other documents as may be reasonably required by the Exchange Agent or Tilray, and paid all applicable transfer and other Taxes required by reason of such payment to a Person other than the registered holder of Privateer Capital Stock surrendered or shall have established to the satisfaction of the Exchange Agent that such Taxes either have been paid or are not applicable.

(f) Any portion of the Exchange Fund that remains undistributed as of the date that is one (1) year after the Closing Date shall be delivered to Tilray upon demand, and any former holders of Privateer Capital Stock who have not theretofore properly delivered a duly executed Letter of Transmittal (with all other documentation required to be delivered pursuant to the Letter of Transmittal), Stockholder Lock-up Agreement, and such other documents as may be reasonably required by the Exchange Agent or Tilray in accordance with this Section 1.7 shall thereafter look only to Tilray for satisfaction of their claims for a portion of the Stock Merger Consideration or Cash Merger Consideration (as applicable), any cash in lieu of fractional shares of Tilray Common Stock, or any dividends or distributions with respect to shares of Tilray Common Stock.

(g) No Party shall be liable to any Privateer Stockholder or to any other Person with respect to any shares of Tilray Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law, Tax Law or other similar Law.

(h) At the Closing, Tilray shall deposit with the Escrow Agent the Escrow Amount, as security for the indemnification claims of the Tilray Indemnified Parties for any Losses suffered or incurred by them and for which they are entitled to recovery under the provisions of Section 11.

(i) At the Closing, Privateer shall deposit (or cause to be deposited) with the Stockholder Representative (as directed by the Stockholder Representative) the Reserve Amount. To the extent any amount becomes payable out of the Reserve Account to the Privateer Stockholders pursuant to Section 10.1(e), the Stockholder Representative shall distribute to each Privateer Stockholder, such Privateer Stockholder’s Pro Rata Portion of such amount promptly following the date on which such amount is authorized to be released from the Reserve Amount.

1.8 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Privateer Capital Stock (excluding shares to be canceled pursuant to Section 1.5(a)(i)) that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Privateer Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Stock Merger Consideration nor any Cash Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Privateer Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Privateer Capital Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Stock Merger Consideration and the applicable portion of the Cash Merger Consideration (each as set forth on the Allocation

Certificate), without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.5 and 1.7.

(b) Privateer shall give Tilray (i) prompt written notice of any demands received by Privateer for appraisal of Privateer Capital Stock or exercise of dissenter’s rights or similar rights, attempted written withdrawals of such demands, and any other instruments served on Privateer and any correspondence received by Privateer in connection with such demands, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights or dissenter’s rights under the DGCL. Privateer shall not, except with the prior written consent of Tilray, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Privateer, then the officers and managers of the Surviving Company shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of Privateer, in the name of Merger Sub, in the name of the Surviving Company and otherwise) to take such action.

1.10 Withholding. The Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Privateer Stockholder or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment. The payor shall provide commercially reasonable notice to the payee upon becoming aware of any such withholding obligation, and the Parties shall cooperate with each other to the extent reasonable to obtain reduction of or relief from such withholding. To the extent that amounts are so deducted and withheld and paid to the appropriate Person, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

1.11 Merger Consideration. The shares of Tilray Class 1 Common Stock and Tilray Class 2 Common Stock to be delivered by Tilray as Stock Merger Consideration, and any shares issuable upon options to be delivered by Tilray as Option Merger Consideration or otherwise pursuant to Tilray Options, shall be, in each case subject to the Lock-up Provisions. The shares of Tilray Class 1 Common Stock and Tilray Class 2 Common Stock to be delivered by Tilray as Stock Merger Consideration pursuant to the terms of this Agreement are subject to the indemnification obligations set forth in Section 11, and the escrow provisions in the Escrow Agreement and in this Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF PRIVATEER

Subject to Section 12.13(h), except as set forth in the disclosure letter delivered by Privateer to Tilray (the “Privateer Disclosure Letter”), Privateer represents and warrants to Tilray and Merger Sub as follows:

2.1 Due Organization; Subsidiaries.

(a) Privateer is duly incorporated, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b) Privateer is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Privateer Material Adverse Effect.

(c) Privateer has no Subsidiaries, except for the Entities identified in Section 2.1(c) of the Privateer Disclosure Letter; and neither Privateer nor any of the Entities identified in Section 2.1(c) of the Privateer Disclosure Letter owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 2.1(c) of the Privateer Disclosure Letter. Each Subsidiary of Privateer is a corporation or other legal Entity duly organized, validly existing and, if applicable, in good standing and licensed and qualified to do business under the Laws of the jurisdiction of its organization and all jurisdictions where the nature of its business requires such licensing or qualification and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not reasonably be expected to have a Privateer Material Adverse Effect.

2.2 Organizational Documents. Privateer has made available to Tilray accurate and complete copies of the Organizational Documents of Privateer and each of its Subsidiaries in effect as of the date of this Agreement. Neither Privateer nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.

2.3 Authority; Binding Nature of Agreement.

(a) Privateer has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the Transaction Documents to which it is a party, subject to receipt of the Required Privateer Stockholder Vote, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Privateer Board (at meetings duly called and held) has unanimously (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Privateer and the Privateer Stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Privateer Stockholders vote in favor of the Privateer Stockholder Matters. As of the date of this Agreement, none of the aforementioned actions by the Privateer Board has been amended, rescinded or modified. As of the date of this Agreement, except for obtaining the Required Privateer Stockholder Vote, no other corporate proceedings by Privateer are necessary to authorize this Agreement and the Transaction Documents, or to consummate the Contemplated Transactions. As of the Closing Date, no other corporate proceedings by Privateer are necessary to authorize this Agreement and the Transaction Documents, or to consummate the Contemplated Transactions.

(b) This Agreement has been duly executed and delivered by Privateer and assuming the due authorization, execution and delivery by Tilray and Merger Sub, constitutes the legal, valid and binding obligation of Privateer, enforceable against Privateer in accordance with its terms, subject to the Enforceability Exceptions.

2.4 Vote Required. The affirmative vote (or written consent) of (a) a majority of the aggregate voting power of outstanding shares of Privateer Common Stock and Privateer Preferred Stock, voting as a single class, (b) a majority of the aggregate voting power of the outstanding shares of Privateer Preferred Stock, voting as a single class, (c) a majority of the outstanding shares of Privateer Series A Preferred Stock, voting as a single class, (d) a majority of the outstanding shares of Privateer Series B Preferred Stock, voting as a single class, and (e) a majority of the aggregate voting power of outstanding shares of Privateer Common Stock and Privateer Preferred Stock, voting as a single class (in each case, excluding shares of Privateer Common Stock and Privateer Preferred Stock held or beneficially owned by the Privateer Stockholders set forth on Schedule A), in each case, outstanding on the record date for the written consent in lieu of a meeting pursuant to Section 228 of the DGCL approving Privateer Stockholder Matters, in a form reasonably acceptable to Tilray (collectively, “Privateer Stockholder Written Consent”) and entitled to vote thereon (collectively, the “Required Privateer Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of Privateer Capital Stock necessary to adopt and approve the Privateer Stockholder Matters.

2.5 Non-Contravention; Consents. Subject to obtaining the Required Privateer Stockholder Vote, the filing of the Certificate of Merger required by the DGCL and DLLCA, the expiration or termination of any waiting period under the HSR Act and any applicable foreign competition Laws, neither (x) the execution, delivery or performance of this Agreement by Privateer, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of Privateer’s Organizational Documents;

(b) contravene, conflict with or result in a material violation of, or to the Knowledge of Privateer give any Governmental Body or other Person the right to challenge, the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which Privateer or its Subsidiaries, or any of the assets owned or used by Privateer or its Subsidiaries, is subject, except as would not reasonably be expected to have a Privateer Material Adverse Effect;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Privateer or its Subsidiaries, except as would not reasonably be expected to have a Privateer Material Adverse Effect;

(d) contravene, conflict with or result in a violation or breach of, or result in a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, any provision of any Privateer Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Privateer Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Privateer Material Contract; (iii) accelerate the maturity or performance of any Privateer Material Contract; or (iv) cancel, terminate or modify any term of any Privateer Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to (i) the Owned Shares or (ii) any other material asset owned or used by Privateer or its Subsidiaries.

Except for (i) any Consent set forth on Section 2.5 of the Privateer Disclosure Letter under any Privateer Contract, (ii) the Required Privateer Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, and (iv) such Consents as may be required under applicable federal and state securities Laws, the HSR Act, and all applicable foreign competition Laws, if any, neither Privateer nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement and the Transaction

Documents or (B) the consummation of the Contemplated Transactions. The Privateer Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Transaction Documents and to the consummation of the Contemplated Transactions. No other state Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement and the Transaction Documents, or any of the Contemplated Transactions.

2.6 Capitalization; Ownership of the Owned Shares.

(a) The authorized Privateer Capital Stock as of the Business Day immediately prior to the date of this Agreement, consists of (i) 184,006,055 authorized shares of Privateer Capital Stock, of which 56,596,456 shares have been issued and are outstanding as of the Business Day immediately prior to the date of this Agreement, consisting of (A) 27,905,068 shares of Privateer Class 1 Common Stock, (B) 6,265,490 shares of Privateer Class 2 Common Stock and (C) 230,195 shares of Privateer Class 3 Common Stock and (ii) 29,006,055 authorized shares of Privateer Preferred Stock, of which 27,198,454 shares have been issued and are outstanding as of the Business Day immediately prior to the date of this Agreement, consisting of (A) 9,600,000 shares of Series A Preferred Stock, (B) 8,887,667 shares of Series B Preferred Stock and (C) 8,710,787 shares of Series C Preferred Stock. No shares of Privateer Capital Stock are held by Privateer as treasury shares as of the Business Day immediately prior to the date of this Agreement. Section 2.6(a) of the Privateer Disclosure Letter lists, as of the Business Day immediately prior to the date of this Agreement, each record holder of issued and outstanding Privateer Capital Stock and the number and type of shares of Privateer Capital Stock held by such holder. There are no accrued or declared but unpaid dividends on any Privateer Capital Stock or the capital stock of any of Privateer’s Subsidiaries.

(b) All of the outstanding shares of Privateer Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding shares of capital stock (or other Equity Interest) of each Subsidiary of Privateer have been duly authorized and validly issued, and are fully paid and nonassessable, and are owned by Privateer or another Subsidiary of Privateer, free and clear of any Encumbrances. Except as set forth in the bylaws of Privateer or the Investor Agreements, none of the outstanding shares of Privateer Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Privateer Capital Stock is subject to any right of first refusal. Except as contemplated herein and in the bylaws of Privateer and the Investor Agreements, there is no Privateer Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Privateer Capital Stock. Privateer is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Privateer Capital Stock or other Equity Interests. Section 2.6(b) of the Privateer Disclosure Letter accurately and completely lists all repurchase or forfeiture rights held by Privateer with respect to shares of Privateer Capital Stock (including shares issued pursuant to the exercise of stock options). Each share of Privateer Preferred Stock is convertible into one share of Privateer Common Stock.

(c) Except for the Privateer Plan, Privateer does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Under the Privateer Plan (i) options to purchase 1,937,574 shares of Privateer Class 1 Common Stock have been granted and are currently outstanding; (ii) options to purchase 1,564,215 shares of Privateer Class 3 Common Stock have been granted and are currently outstanding; and (iii) (A) no shares of Privateer Class 1 Common Stock remain available for future issuance to officers, directors, employees and consultants of Privateer and (B) 1,382,900 shares of Privateer Class 3 Common Stock remain available for future issuance to officers, directors, employees and consultants of Privateer. Section 2.6(c) of the Privateer Disclosure Letter sets forth the following information with respect to each Privateer Option outstanding as of the Business Day immediately prior to the date of this Agreement: (i) the name of the optionee; (ii) whether such Privateer Option represents a right to acquire Privateer Class 1 Common Stock or Privateer Class 3 Common Stock; (iii) the number of shares of Privateer Common Stock subject to such Privateer Option at the time of grant; (iv) the number of shares of Privateer Common Stock subject to such Privateer Option as of the Business Day immediately prior to the date of this Agreement; (v) the exercise price of such Privateer Option; (vi) the date on which such Privateer Option was granted; (vii) the applicable vesting schedule, including the number of vested and unvested shares as of the Business Day immediately prior to the date of this Agreement and any acceleration provisions; (viii) the date on which such Privateer Option expires; (ix) whether the optionee is a Tilray Service Provider; and (x) with respect to any optionee that is a Privateer Service Provider, whether such optionee has terminated “Continuous Service” within the meaning of the Privateer Plan (“Continuous Service”) and, if so, the date on which such optionee terminated Continuous Service and the reason therefor. Privateer has made available to Tilray an accurate and complete copy of the Privateer Plan and the form of stock option agreement used to evidence outstanding options granted thereunder.

(d) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Privateer or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Privateer or any of its Subsidiaries; or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Privateer or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Privateer or any of its Subsidiaries.

(e) All outstanding shares of Privateer Common Stock, Privateer Preferred Stock, Privateer Options and other Equity Interests of Privateer and each of its Subsidiaries have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f) Privateer is the sole record and beneficial owner 16,666,667 shares of Tilray Class 1 Common Stock and 58,333,333 shares of Tilray Class 2 Common Stock (collectively, the “Owned Shares”), has good and valid title to the Owned Shares, and has no other Equity Interests in the Tilray. Other than this Agreement: (i) there is no Encumbrance over or affecting any of the Owned Shares, nor is there any agreement or commitment of Privateer to create any such Encumbrance and no Person has claimed any right or interest with respect to the Owned Shares, nor is there any basis for such a claim, and (ii) no Contract exists between Privateer and any other Person (other than Tilray) with respect to the Owned Shares.

2.7 Financial Statements.

(a) Section 2.7 of the Privateer Disclosure Letter sets forth true and complete copies of (i) Privateer’s unaudited consolidated balance sheets at December 31, 2018 and December 31, 2017 together with related unaudited consolidated statements of income, stockholders’ equity and cash flows, and notes thereto, of Privateer for the fiscal years then ended and (ii) the Privateer Unaudited Interim Balance Sheet, together with the unaudited consolidated statements of income, stockholders’ equity and cash flows of Privateer for the period reflected in Privateer Unaudited Interim Balance Sheet (collectively, the “Privateer Financials”). The Privateer Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the Privateer Financials may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material) applied on a consistent basis throughout the periods indicated and fairly present, in all material respects, the financial position and operating results of Privateer and its consolidated Subsidiaries (including Tilray), as of the dates and for the periods indicated therein.

(b) Each of Privateer and its Subsidiaries maintains accurate books and records reflecting their assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of the financial statements of Privateer and its Subsidiaries in conformity with GAAP and to maintain accountability of Privateer’s and its Subsidiaries’ assets. Privateer and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(c) Since January 1, 2017, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, or General Counsel of Privateer, the Privateer Board or any committee thereof. Since January 1, 2017, neither Privateer nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by Privateer and its Subsidiaries, (ii) any fraud, whether or not material, that involves Privateer, any of its Subsidiaries, Privateer’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Privateer and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.8 Absence of Changes. Since the date of the Privateer Unaudited Interim Balance Sheet, and as of the date of this Agreement, Privateer has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Privateer Material Adverse Effect or (b) action, event or occurrence that would have required consent of Tilray pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9 Absence of Undisclosed Liabilities. Neither Privateer nor any of its Subsidiaries has any Liability, Indebtedness, obligation or expense of any kind, individually or in the aggregate, except for: (a) Liabilities or Indebtedness disclosed, reflected or reserved against in the Privateer Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by Privateer or its Subsidiaries since the date of the Privateer Unaudited Interim Balance Sheet in the Ordinary Course of Business, none of which, individually or the aggregate, are material to Privateer; (c) Liabilities for the performance of obligations of Privateer or any of its Subsidiaries under Privateer Contracts (excluding any Liabilities arising from or related to any breach of any Privateer Contract); (d) Privateer Transaction Expenses; and (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Privateer (both where the ownership of capital stock of Tilray is and is not excluded from such materiality determination).

2.10 Title to Assets. Each of Privateer and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to Privateer or its business, including: (a) all tangible assets reflected on the Privateer Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of Privateer or any of its Subsidiaries as being owned by Privateer or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Privateer or its Subsidiaries free and clear of any Encumbrances. No new assets have been acquired by Privateer or any of its Subsidiaries since the date of the Privateer Unaudited Interim Balance Sheet.

2.11 Real Property; Leasehold. Neither Privateer nor any of its Subsidiaries owns or has ever owned any real property. Section 2.11 of the Privateer Disclosure Letter sets forth an accurate and complete list of all real properties with respect to which Privateer directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Privateer or any of its Subsidiaries. Privateer has made available to Tilray true and correct copies of all leases under which any such real property is possessed (the “Privateer Real Estate Leases”), each of which is in full force and effect, with no existing default thereunder by any party, and no event has occurred which with the passage of time and/or the giving of notice would constitute a default thereunder by any party. There are no real property leases or Contracts to which Privateer or any of its Subsidiaries is a party granting Privateer or any of its Subsidiaries the right to use or occupy any real property other than the Privateer Real Estate Leases. Privateer’s use and operation of each such leased property conforms to all applicable Laws, and Privateer has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.

2.12 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have individually or in the aggregate, a Privateer Material Adverse Effect, Privateer or its Subsidiaries solely owns, is the sole assignee of, or has license to all Privateer IP (other than as disclosed on Section 2.12(a) of the Privateer Disclosure Letter), free and clear of all Encumbrances other than Permitted Encumbrances. Each Privateer Associate involved in the creation or development of any material Privateer IP, pursuant to such Privateer Associate’s activities on behalf of Privateer or its Subsidiaries, has signed a written agreement containing an assignment of such Privateer Associate’s rights in such Privateer IP to Privateer or its Subsidiaries and confidentiality provisions protecting Privateer IP.

(b) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Privateer IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Privateer IP or the right to receive royalties for the practice of such Privateer IP.

(c) The conduct of the business of Privateer as currently conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights of any Person; provided, however, the foregoing representation and warranty is made to the Knowledge of Privateer (without any duty or obligation to perform any patent searches) with respect to patents and patent infringement. To the Knowledge of Privateer, no other Person is infringing, misappropriating or otherwise violating any Privateer IP. No Legal Proceeding is pending (or, to the Knowledge of Privateer, is threatened in writing) (i) against Privateer or its Subsidiaries alleging that the operation of the businesses of Privateer or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (ii) by Privateer or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of Privateer IP or any Intellectual Property Rights exclusively licensed to Privateer or its Subsidiaries. Since January 1, 2016, neither Privateer nor its Subsidiaries has received any written notice or other written communication alleging that the operation of the business of Privateer or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(d) None of the Privateer IP or, to the Knowledge of Privateer, any Intellectual Property Rights exclusively licensed to Privateer or its Subsidiaries is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Privateer or its Subsidiaries of any such Privateer IP or material Intellectual Property Rights exclusively licensed to Privateer or its Subsidiaries.

2.13 Agreements, Contracts and Commitments.

(a) Section 2.13(a) of the Privateer Disclosure Letter sets forth a complete and correct list (grouped according to the categories described in the subsections below) of Privateer Contracts that are executory as of the date of this Agreement (each, a “Privateer Material Contract” and collectively, the “Privateer Material Contracts”):

(i) each Privateer Contract relating to any agreement obligating Privateer or any of its Subsidiaries to indemnify, advance expenses to, or hold harmless any Person or any agreement of guaranty;

(ii) each Privateer Contract containing (A) any covenant that purports to limit the freedom of Privateer, its Subsidiaries, or the Surviving Company to engage in any line of business or compete with any Person in any geographic area or line of business, make sales to any Person in any manner, or develop, market or distribute products or service, (B) any most-favored pricing arrangement, any type of discount rights, or any right of first refusal, first notice or first negotiation, (C) any exclusivity provision, (D) any non-solicitation provision with respect to employees of other Persons, or (E) any restriction on the use, exploitation or enforcement of any Intellectual Property Rights owned by or exclusively licensed to Privateer or any of its Subsidiaries;

(iii) each Privateer Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Privateer Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $50,000, other than Privateer Contracts in which the applicable acquisition or disposition has been consummated and there are no material ongoing obligations;

(v) each Privateer Contract relating to Indebtedness, including any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Privateer or any of its Subsidiaries or any loans or debt obligations with officers or directors of Privateer, in each case, having an outstanding principal in an amount in excess of $50,000;

(vi) each Privateer Contract requiring payment by or to Privateer after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Privateer has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Privateer has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Privateer; or (C) any Contract to license any third party to manufacture or produce any product, service or technology of Privateer or any Contract to sell, distribute or commercialize any products or service of Privateer or any of its Subsidiaries;

(vii) each Privateer Contract pursuant to which Privateer or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed, guaranteed or agreed to act as a surety with respect to any Liability of, any Person;

(viii) each Privateer Contract for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, or the acquisition of tangible assets of a substantial nature or operating business of, Privateer or any of its Subsidiaries, or for the acquisition of any debt or equity security or other ownership interest of, or any tangible assets of a substantial nature or operating business of, any Person;

(ix) each Privateer Contract that requires a Consent of any Person in connection with, or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of, the Contemplated Transactions;

(x) each Privateer Contract wherein Privateer or its Subsidiaries grants or obtains a right or license to any Privateer IP, other than (i) click-wrap or shrink-wrap standard licenses for commercially available off-the-shelf software; (ii) open source software; and (iii) agreements with any customer of Privateer or its Subsidiaries entered into in the Ordinary Course of Business;

(xi) each Privateer Contract with any financial advisor, broker, finder, investment banker or other similar Person, providing advisory services to Privateer in connection with the Contemplated Transactions;

(xii) each Privateer Real Estate Lease;

(xiii) each Privateer Contract with any Governmental Body;

(xiv) each Privateer Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Privateer or any of its Subsidiaries;

(xv) each Privateer Contract relating to a joint venture or partnership, joint development, merger, asset or share purchase or divestiture involving Privateer or any of its Subsidiaries;

(xvi) each Privateer Contract relating to settlement of any Legal Proceedings;

(xvii) each Privateer Contract, offer letter, employment agreement, consulting agreement, or independent contractor agreement with any employee, consultant or independent contractor that (A) is not terminable at will, without notice, severance, or other cost or Liability, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any payment or benefit that may or will become due as a result of the Merger or the other Contemplated Transactions (whether alone or in connection with any other event); or

(xviii) any other Privateer Contract that is not terminable at will (with no penalty or payment) by Privateer or its Subsidiaries, as applicable, and (A) which involves payment or receipt by Privateer or its Subsidiaries after the date of this Agreement under any such Contract of more than $50,000 in the aggregate, or obligations after the date of this Agreement in excess of $50,000 in the aggregate, or (B) that is material to the business or operations of Privateer and its Subsidiaries, taken as a whole (both where the ownership of capital stock of Tilray is and is not excluded from such materiality determination).

(b) Privateer has delivered or made available to Tilray accurate and complete copies of all Privateer Material Contracts, including all restatements, modifications, amendments, and supplements thereto. There are no Privateer Material Contracts that are not in written form. Neither Privateer nor any of its Subsidiaries has, nor to Privateer’s Knowledge, as of the date of this Agreement has any other party to a Privateer Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Privateer Material Contract. As to Privateer and its Subsidiaries, as of the date of this Agreement, each Privateer Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person is renegotiating, or has a right pursuant to the terms of any Privateer Material Contract to change, any material amount paid or payable to Privateer under any Privateer Material Contract or any other material term or provision of any Privateer Material Contract.

2.14 Compliance; Permits; Restrictions.

(a) Each of Privateer and its Subsidiaries is and has at all times been in compliance with all applicable Laws. Neither Privateer nor any of its Subsidiaries has received any written notice, order, complaint or other communication from any Governmental Body or any other Person that Privateer or any of its Subsidiaries has any Liability under any applicable Laws or that it is not or has at any time not been in compliance with any applicable Laws. No investigation or review by any Governmental Body regarding a violation of any applicable Laws with respect to Privateer or any of its Subsidiaries has occurred, is pending or, to the Knowledge of Privateer, threatened.

(b) Privateer has not received any inspection report, notice of adverse finding, warning letter, untitled letter or other correspondence with or notice from any Governmental Body alleging or asserting noncompliance with any applicable Laws, including the Food and Drugs Act R.S.C. 1985, c. F-27 or the Controlled Drugs and Substances Act S.C. 1996, c. 19, that has not been resolved by Privateer or that otherwise would not, individually or in the aggregate, reasonably be expected to have a Privateer Material Adverse Effect. Privateer and any person acting on behalf of Privateer have been in compliance with applicable Laws relating to the regulation of Privateer in any country, including health care, cannabis, privacy, and personal health information Laws. Privateer has not, either voluntarily or involuntarily, initiated, conducted or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning or other notice or action relating to the alleged safety or efficacy of any product or any alleged product defect or violation and there is no basis for any such notice or action.

(c) Privateer has not, and to the Knowledge of Privateer, no Person acting on behalf of Privateer has, cultivated, produced, processed, imported or distributed, or has any current intention to cultivate, produce, process, import or distribute, any cannabis or cannabinoid product or has otherwise engaged, or has any current intention to otherwise engage, in any direct or indirect dealings or transactions in or to the United States of America, its territories and possessions, any state of the United States and the District of Columbia or any other federal, provincial, state, municipal, local or foreign jurisdiction where such activity is illegal. Privateer has instituted and maintained and will continue to maintain policies and procedures reasonably designed to ensure that Privateer does not carry on any activities in, or distribute any products to, any jurisdiction where such activities or products are not fully in compliance with all applicable Laws.

(d) There is no agreement, judgment, injunction, order or decree binding upon Privateer which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Privateer, any acquisition of material property by Privateer or the conduct of business by Privateer as currently conducted, (ii) has or would reasonably be expected to have an adverse effect on Privateer’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(e) Privateer holds all required Governmental Authorizations which are required or necessary for the operation of the business of Privateer as currently conducted (the “Privateer Permits”).

Section 2.14(e) of the Privateer Disclosure Letter identifies each Privateer Permit. Privateer is and has at all times been in material compliance with the terms of the Privateer Permits. No Legal Proceeding is pending or, to the Knowledge of Privateer, threatened, which seeks to revoke, limit, suspend, or materially modify any Privateer Permit. The rights and benefits of each Privateer Permit will be available to the Surviving Company immediately after the Effective Time on terms substantially identical to those enjoyed by Privateer as of the date of this Agreement and immediately prior to the Effective Time and will not be cancelled, terminated, revoked, limited in scope or otherwise adversely affected by the Contemplated Transactions.

2.15 Legal Proceedings; Orders.

(a) There is no Legal Proceeding to which Privateer or any of its Subsidiaries is a party or of which any property or assets of Privateer or any of its Subsidiaries is the subject, including any Legal Proceeding before any Governmental Body, which, individually or in the aggregate, if determined adversely to Privateer or any of its Subsidiaries, would reasonably be expected to have a Privateer Material Adverse Effect; and, to the Knowledge of Privateer, no such Legal Proceedings are threatened or contemplated by a Governmental Body or other Person. Privateer is in compliance with all applicable Laws governing its business as prescribed by any Governmental Body in any country engaged in the regulation of cannabis, controlled drugs and substances or pharmaceuticals, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Privateer Material Adverse Effect. All preclinical and clinical studies conducted on behalf of Privateer have been conducted by third parties, to the Knowledge of Privateer, in compliance with all applicable Laws, rules, orders and regulations in any country.

(b) There is no pending Legal Proceeding and, to the Knowledge of Privateer, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Privateer, (B) any of its Subsidiaries, (C) any Privateer Associate (in his or her capacity as such) or (D) any of the assets owned or used by Privateer or its Subsidiaries; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(c) Since January 1, 2017, no Legal Proceeding against Privateer has resulted in material Liability to Privateer.

(d) There is no order, writ, injunction, judgment or decree to which Privateer or any of its Subsidiaries, or any of the material assets owned or used by Privateer or any of its Subsidiaries, is subject. No officer or employee of Privateer or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Privateer or any of its Subsidiaries or to any assets owned or used by Privateer or any of its Subsidiaries.

(e) There is no Legal Proceeding by Privateer or any of its Subsidiaries pending, or which Privateer or any of its Subsidiaries has commenced preparations to initiate, against any other Person and, to the Knowledge of Privateer.

2.16 Tax Matters.

(a) Privateer and each of its Subsidiaries have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where Privateer or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Privateer or such Subsidiary is subject to taxation by that jurisdiction.

(b) All income and other material Taxes due and owing by Privateer or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of Privateer and its Subsidiaries did not, as of the date of the Privateer Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Privateer Unaudited Interim Balance Sheet. Since the date of the Privateer Unaudited Interim Balance Sheet, neither Privateer nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that Privateer or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of Privateer or any of its Subsidiaries.

(e) No deficiencies for income or other material Taxes with respect to Privateer or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing, and to the Knowledge of Privateer, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Privateer or any of its Subsidiaries. Neither Privateer nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) Privateer has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Privateer nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) Neither Privateer nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes filed on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date. Privateer has not made any election under Section 965(h) of the Code.

(i) Neither Privateer nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than a group of which Privateer is the common parent) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S.

federal income Tax purposes. Neither Privateer nor any of its Subsidiaries has any Liability for any material Taxes of any Person (other than Privateer and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j) Since January 1, 2016, neither Privateer nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k) Neither Privateer nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code; (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; (iii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized; (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is treated as a U.S. corporation under Section 7874(b) of the Code; or (v) was created or organized in the U.S. such that such Entity would be taxable in the U.S. as a domestic Entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a).

(l) Neither Privateer nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(m) Neither Privateer nor any of its Subsidiaries has taken or agreed to take any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

For purposes of this Section 2.16, each reference to Privateer or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Privateer or such Subsidiary, respectively.

2.17 Employee and Labor Matters; Benefit Plans.

(a) Section 2.17(a) of the Privateer Disclosure Letter is a list of all material Privateer Benefit Plans. “Privateer Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based (other than individual Privateer Options made pursuant to Privateer’s standard forms, in which case all forms that are representative standard forms of such stock option agreements as well as any material deviation therefrom shall be scheduled along with an indication of which options were granted pursuant to which forms), phantom equity, employment, offer letter, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten), in any case, maintained, contributed to, or required to be contributed to, by Privateer or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of Privateer or any of its Subsidiaries or under which Privateer or any of its Subsidiaries has any Liability.

(b) As of immediately prior to the Effective Time, Privateer and its Subsidiaries will have no independent contractors who are natural Persons or employees and will have no Liability with respect to any current or former employee, director, officer or independent contractor of Privateer or any of its current or former Subsidiaries and Privateer will sponsor no Privateer Benefit Plan and will have no further Liability with respect to any Privateer Benefit Plan.

(c) As applicable with respect to each Privateer Benefit Plan, Privateer has made available to Tilray, true and complete copies of (i) each Privateer Benefit Plan, including all amendments thereto, and in the case of an unwritten Privateer Benefit Plan, a written description thereof, (ii) all current material trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all records, notices and filings concerning IRS or Department of Labor or other Governmental Body audits or investigations, and all documents related to any “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(d) Each Privateer Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

(e) Privateer Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code.

(f) Neither Privateer, any of its Subsidiaries nor any Privateer ERISA Affiliate maintains, contributes to, is required to contribute to, or has any Liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(g) There are no pending audits or investigations by any Governmental Body involving any Privateer Benefit Plan, and no pending or, to the Knowledge of Privateer, threatened claims (except for individual claims for benefits payable in the normal operation of Privateer Benefit Plans and appeals thereof), suits or proceedings involving any Privateer Benefit Plan.

(h) Neither Privateer nor any of its Subsidiaries or Privateer ERISA Affiliates, nor to the Knowledge of Privateer, any fiduciary, trustee or administrator of any Privateer Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Privateer Benefit Plan which would subject any such Privateer Benefit Plan, Privateer, any of its Subsidiaries or Privateer ERISA Affiliates or Tilray to a Tax, penalty or Liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(i) Neither the execution of, nor the performance of the Contemplated Transactions will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Privateer or any of its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable under any Privateer Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Privateer Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Privateer Benefit Plan or (v) limit the right to merge, amend or terminate any Privateer Benefit Plan.

(j) Neither the execution of, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Privateer and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k) The exercise price of each Privateer Option is not less than the fair market value of one share of Privateer Common Stock as of the grant date of such Privateer Option.

(l) No current or former employee, officer, director or independent contractor of Privateer or any of its Subsidiaries has any “gross up” agreements with Privateer or any of its Subsidiaries or other assurance of reimbursement by Privateer or any of its Subsidiaries for any Taxes imposed under Code Section 409A or Code Section 4999.

(m) No Privateer Benefit Plan is maintained outside of the United States and no employee of Privateer is employed outside the United States.

(n) Privateer has provided to Tilray a true and correct list, as of the date of this Agreement, containing the names of all full-time, part-time or temporary employees and independent contractors (and indication as such), and, as applicable: (i) the annual dollar amount of all compensation (including wages, salary or fees, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments, and other payments or benefits of any type) payable to each person; (ii) dates of employment or service; (iii) title; (iv) any eligibility to receive severance, retention payment, change of control payment, or other similar compensation; and (v) with respect to employees, a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended (“FLSA”) and any similar state Law.

(o) Neither Privateer nor any of its Subsidiaries is or has ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of Privateer, purporting to represent or seeking to represent any employees of Privateer or its Subsidiaries, including through the filing of a petition for representation election. There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of Privateer, any union organizing activity, against Privateer or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of Privateer, any union organizing activity.

(p) Privateer and each of its current and former Subsidiaries is, and has at all times been, in compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not result in a Liability to Privateer or any of its Subsidiaries, with respect to employees of Privateer and its Subsidiaries, each of Privateer and its Subsidiaries: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of Privateer, threatened or reasonably anticipated against Privateer or any of its Subsidiaries relating to any employee, applicant for employment, consultant, employment agreement or Privateer Benefit Plan (other than routine claims for benefits with respect to the full amount of any such claim or threatened claim is fully covered by insurance, including with respect to costs and attorneys’ fees).

(q) Except as would not result in a Liability to Privateer or any of its Subsidiaries, with respect to each individual who currently renders or in the past has rendered services to Privateer or any of its Subsidiaries, Privateer and each of its Subsidiaries has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Privateer and each of its Subsidiaries has accurately classified him or her as exempt or non-exempt under all applicable Laws. Neither Privateer nor any of its Subsidiaries has any Liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt under all applicable Laws.

(r) Within the preceding three years, Privateer has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of Tilray, and there has been no “employment loss” as defined by the WARN Act within the 90 days prior to the Closing Date.

(s) There is no Legal Proceeding, claim, unfair labor practice charge or compliant, labor dispute or grievance pending or, to the Knowledge of Privateer, threatened against Privateer or its Subsidiaries relating to labor, employment, employment practices, or terms and conditions of employment.

2.18 Environmental Matters. Privateer and each of its Subsidiaries have complied with all applicable Environmental Laws, which compliance includes the possession by Privateer of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Privateer or its business. Neither Privateer nor any of its Subsidiaries has received since January 1, 2017 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Privateer or any of its Subsidiaries is not in compliance with or has Liability pursuant to any Environmental Law and, to the Knowledge of Privateer, there are no circumstances that would reasonably be expected to prevent or interfere with Privateer’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to have a Privateer Material Adverse Effect. No current or (during the time a prior property was leased or controlled by Privateer or any of its Subsidiaries) prior property leased or controlled by Privateer or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would result in any material Liability of Privateer or any of its Subsidiaries pursuant to Environmental Law. No Consent of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the Contemplated Transactions. Prior to the date hereof, Privateer has provided or otherwise made available to Tilray true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Privateer or any of its Subsidiaries with respect to any property leased or controlled by Privateer or any of its Subsidiaries or any business operated by them.

2.19 Insurance. Section 2.19 of the Privateer Disclosure Letter lists all of the insurance policies and all self-insurance programs and arrangements of Privateer and each of its Subsidiaries, as of the date of this Agreement, relating to the business, assets, liabilities and operations of Privateer and each of its Subsidiaries (the “Insurance Policies”; each, an “Insurance Policy”), complete and correct copies of which have been delivered and made available to Tilray. Each Insurance Policy is in full force and effect, all premiums due thereon have been paid in full, and Privateer and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2017, neither Privateer nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any Insurance Policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any Insurance Policy. Privateer and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Privateer or any of its Subsidiaries for which Privateer or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Privateer or any of its Subsidiaries of its intent to do so. There has not been any claim made against any Insurance Policy that has not been resolved. No Insurance Policy will terminate or lapse (or be affected in any other adverse manner) by reason of the Contemplated Transactions.

2.20 No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Privateer or any of its Subsidiaries.

2.21 Disclosure. The statements made, and information supplied, by Privateer and each of its Subsidiaries for inclusion or incorporation by reference in (a) the Proxy Statement (including the Privateer Financials) will not, as of the date of the Proxy Statement or as of the date such information is first mailed to Tilray’s stockholders, or (b) the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, in each case, (x) contain any statement that is inaccurate or misleading with respect to any material facts, or (y) omit any material fact necessary in order to make such information, in light of the circumstances under which such statement is made or information provided, not false or misleading.

2.22 Transactions with Affiliates.

(a) Section 2.22(a) of the Privateer Disclosure Letter (i) describes any material transactions or relationships, since January 1, 2017, between, on one hand, between Privateer or any of its Subsidiaries and, on the other hand, any Related Party of Privateer or to the Knowledge of Privateer, any Immediate Family Member and (ii) identifies each Person who is (or who may be deemed to be) an Affiliate of Privateer as of the date of this Agreement. Except as would not be material to Privateer or its business, no Related Party of Privateer or any of its Subsidiaries, or to the Knowledge of Privateer, any Immediate Family Member: (a) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, customer, independent contractor or licensor of Privateer or any of its Subsidiaries or their business; (b) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that Privateer or any of its Subsidiaries uses or has used in or pertaining to the business of Privateer or any of its Subsidiaries; (c) has or has had any business dealings or a financial interest in any transaction with Privateer or any of its Subsidiaries or involving any assets or property of Privateer or any of its Subsidiaries, other than business dealings or transactions conducted in the Ordinary Course of Business consistent with past practice at prevailing market prices and on prevailing market terms; (d) licenses to or from Privateer or any of its Subsidiaries any Intellectual Property Rights or holds any Intellectual Property Rights, tangible or fixed assets or any other assets currently used or required by the Privateer or its Subsidiaries to carry on their businesses as currently conducted; (e) has any outstanding payment claims against Privateer or any of its Subsidiaries (including fees from licenses, services or products, whether for specific performance, damages or otherwise); (f) has any claims to enter into an agreement with, or to acquire from or dispose to Privateer or its Subsidiaries any Intellectual Property Rights, fixed or tangible assets or other assets or to license to or from Privateer or its Subsidiaries any Intellectual Property Rights; or (g) has made or, to the Knowledge of Privateer, threatened any alleged claims against Privateer or its Subsidiaries.

(b) Section 2.22(b) of the Privateer Disclosure Letter lists each stockholder agreement, voting agreement, registration rights agreement, voting trust, proxy, co-sale agreement, management rights agreement, or other similar Contract between Privateer and any holder of Equity Interests in Privateer, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer or negotiation, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

(c) All of the Investor Agreements can be terminated by Privateer effective upon the Closing (regardless of any provisions therein providing for the survival of any obligations or Liability of Privateer or its Subsidiaries thereunder), and upon termination in accordance with Section 5.12 will be of no further force or effect, and none of the parties to any of the Investor Agreements will have any obligation or Liability to any other party thereunder. Upon such termination of each Investor Agreement, no party thereto will have any surviving rights, remedies or powers in relation to any failure on the part of any other party or any other Person to perform any duty or obligation under such Investor Agreement.

2.23 Anti-Bribery. None of Privateer or any of its Subsidiaries or any of their respective directors, officers, employees, agents or any other Person acting on their behalf has directly or indirectly offered, promised, or paid anything of value, including but not limited to bribes, rebates, payoffs, influence payments, kickbacks, political or charitable contributions, cash, entertainment gifts, free goods or services, employment, or any other benefit, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law, as amended, or any rules or regulations thereunder (collectively, the “Anti-Bribery Laws”). Neither Privateer nor any of its Subsidiaries is or has been the subject of any investigation or inquiry, whether internal or initiated by any third party or Governmental Body, with respect to potential violations of Anti-Bribery Laws in the past five years.

2.24 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 2 or in any certificate delivered by Privateer to Tilray and/or Merger Sub pursuant to this Agreement, Privateer makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) Privateer acknowledges and agrees that, except for the representations and warranties of Tilray and Merger Sub set forth in Section 3, neither Privateer nor any of its Representatives is relying on any other representation or warranty of Tilray or any other Person made outside of Section 3, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

3.	REPRESENTATIONS AND WARRANTIES OF TILRAY AND MERGER SUB

Subject to Section 12.13(h), except (a) as set forth in the disclosure letter delivered by Tilray to Privateer (the “Tilray Disclosure Letter”) or (b) as disclosed in the Tilray SEC Documents filed with or furnished to the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward predictive or forward-looking in nature), Tilray and Merger Sub represent and warrant to Privateer as follows:

3.1 Due Organization; No Subsidiaries.

(a) Each of Tilray and Merger Sub is duly organized, validly existing and in good standing under the Laws of Delaware, and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which each is bound. Since the date of its formation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

(b) Tilray is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Tilray Material Adverse Effect.

3.2 Organizational Documents. Tilray has made available to Privateer accurate and complete copies of Tilray’s and Merger Sub’s Organizational Documents in effect as of the date of this Agreement. Neither Tilray nor Merger Sub is in material breach or violation of its respective Organizational Documents.

3.3 Authority; Binding Nature of Agreement.

(a) Each of Tilray and Merger Sub has all necessary organizational power and authority to enter into and to perform its obligations under this Agreement and, subject, with respect to Tilray, to receipt of the Required Tilray Stockholder Vote and, with respect to Merger Sub, the adoption of this Agreement by Tilray in its capacity as sole member of Merger Sub, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Tilray Special Committee (at meetings duly called and held) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Tilray and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Stock Merger Consideration to the Privateer Stockholders, the issuance of the Option Merger Consideration and the treatment of Privateer Options pursuant to this Agreement, and the adoption of the Amended and Restated Tilray Charter, provided that any Cash Merger Consideration or Aggregate Cash Option Consideration to be paid shall be subject to the subsequent approval and determination of the Tilray Board pursuant to Section 1.5(d); and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Tilray vote to approve the Tilray Stockholder Matters. Tilray in its capacity as sole member of Merger Sub has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole member; (B) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (C) upon the terms and subject to the conditions set forth in this Agreement, adopted this Agreement and thereby approved the Contemplated Transactions.

(b) This Agreement has been duly executed and delivered by each of Tilray and Merger Sub and, assuming the due authorization, execution and delivery by Privateer, constitutes the legal, valid and binding obligation of Tilray and Merger Sub, enforceable against each of Tilray and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. (a) The affirmative vote of (i) a majority of the aggregate voting power of the votes cast at the Tilray Stockholders’ Meeting and (ii) the holders of a majority of the outstanding shares of Tilray Class 1 Common Stock and Tilray Class 2 Common Stock, each voting separately as a class, are the only votes of the holders of any class or series of Tilray’s capital stock necessary to approve the proposals in Section 5.3(a)(i) and (b) the affirmative vote of (i) a majority of the aggregate voting power of outstanding shares of Tilray Common Stock, and (ii) the holders of a majority of the voting power of the Tilray Class 1 Common Stock, voting together as a single class are the only votes of the holders of any class or series of Tilray’s capital stock necessary to approve the proposals in Section 5.3(a)(ii) (the “Required Tilray Stockholder Vote”).

3.5 Non-Contravention; Consents.

(a) Assuming the Enumerated Items have each been obtained, neither (x) the execution, delivery or performance of this Agreement by Tilray or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Tilray or Merger Sub, except for any such conflicts, violations or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Tilray and Merger Sub to consummate the Contemplated Transactions;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge, the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which Tilray or Merger Sub, or any of the assets owned or used by Tilray or Merger Sub, is subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Tilray, except for any such conflicts, violations or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Tilray and Merger Sub to consummate the Contemplated Transactions; or

(iv) contravene, conflict with or result in a violation or breach of, or result in a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, any provision of any Tilray Contract, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Tilray and Merger Sub to consummate the Contemplated Transactions.

(b) Except for (i) any Consent set forth on Section 3.5 of the Tilray Disclosure Letter under any Tilray Contract, (ii) the Required Tilray Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, and (iv) such Consents, as may be required under applicable federal and state securities Laws, the HSR Act and all applicable foreign competition Laws, if any, and the Nasdaq rules (the foregoing, the “Enumerated Items”), Tilray is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement or (B) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would prevent or materially delay the ability of Tilray and Merger Sub to consummate the Contemplated Transactions. The Tilray Special Committee and the sole member of Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the other Contemplated Transactions.

3.6 No Financial Advisors. Other than Imperial Capital, LLC and Crowe LLP, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Tilray.

3.7 Valid Issuance. The Tilray Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid, and nonassessable.

3.8 Opinion of Financial Advisor. The Tilray Special Committee has received an opinion of Imperial Capital, LLC to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth therein, that the Contemplated Transactions are fair, from a financial point of view, to Tilray and the stockholders thereof (other than the controlling stockholders of Tilray). It is agreed and understood that such opinion is for the benefit of the Tilray Special Committee and may not be relied upon by Privateer.

3.9 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 3 or in any certificate delivered by Tilray or Merger Sub to Privateer pursuant to this Agreement, neither Tilray nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) Each of Tilray and Merger Sub acknowledges and agrees that, except for the representations and warranties of Privateer set forth in Section 2, none of Tilray, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of Privateer or any other Person made outside of Section 2, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

4.	CERTAIN COVENANTS OF THE PARTIES

4.1 Operation of Privateer’s Business.

(a) Except as set forth on Section 4.1(a) of the Privateer Disclosure Letter, as expressly required under this Agreement, or as required by applicable Law, during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”), Privateer shall and shall cause each of its Subsidiaries to conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts to which Privateer or any of its Subsidiaries is a party or for which any of the assets of Privateer or its Subsidiaries is subject.

(b) Except as set forth on Section 4.1(b) of the Privateer Disclosure Letter, as expressly required under this Agreement, or as required by applicable Law, without limiting the generality or effective of the provisions of Section 4.1(a), during the Pre-Closing Period, Privateer shall not, and shall cause its Subsidiaries to not, directly or indirectly, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Privateer Common Stock from terminated employees, directors or consultants of Privateer);

(ii) except pursuant to the valid exercise of Privateer Options that are outstanding on the date of this Agreement, in accordance with their terms as existing on the date of this Agreement, (A) sell, issue, grant, pledge, or otherwise dispose of, Encumber, or authorize any of the foregoing with respect to any Equity Interest, (B) modify, waive or amend terms, or the rights of any holder, of any outstanding Equity Interest (including to reduce or alter the consideration to be paid to Privateer upon the exercise of any Equity Interest), (C) grant any new Privateer Option, or (D) accelerate, amend or change the period of exercisability or vesting of any Privateer Option or similar right or authorize any cash payment in exchange for any Privateer Option or similar right, except as specifically authorized under this Agreement;

(iii) except as required to give effect to anything in contemplation of the Closing, amend or otherwise change any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification, repurchase or redemption of shares, stock split, reverse stock split or similar transaction except for the Contemplated Transactions;

(iv) form any Subsidiary or acquire any Equity Interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any Indebtedness, (C) assume, endorse, guarantee, or otherwise become responsible for (contingently or otherwise), the obligations of any Person, (D) make any loans, advances or capital contributions, (E) make any capital expenditures or commitments, or (F) enter into or amend any Contract with respect to any of the above;

(vi) other than as required by applicable Law or the terms of any Privateer Benefit Plan as in effect on the date of this Agreement and disclosed in Section 4.1(b)(vi) of the Privateer Disclosure Letter, (A) adopt, terminate, establish or enter into any Privateer Benefit Plan, (B) cause or permit any Privateer Benefit Plan to be amended in any material respect, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers, or employees, (D) increase or accelerate the compensation payable or to become payable (including bonus grants and retention payments) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit, to any of its directors, officers, employees or consultants, (E) increase the severance or change of control benefits offered to any current or new directors, officers, or employees, or (F) terminate or give notice of termination to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $50,000 per year, other than any termination for cause;

(vii) recognize any labor union, labor organization, or similar Person, except as otherwise required by Law and after advance notice to Tilray;

(viii) acquire any material asset or property (including any real property, whether via acquisition or lease) or sell, lease or otherwise irrevocably dispose of any of its material assets or properties (including any real property and any right or interest in any Privateer Real Estate Leases), or grant any Encumbrance with respect to such assets or properties;

(ix) sell, assign, transfer, or otherwise dispose of, purchase or otherwise acquire or obtain, or grant or receive any license, sublicense or other rights under, any Intellectual Property Rights;

(x) make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax Liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business, the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopt or change any material accounting method in respect of Taxes;

(xi) enter into, amend, breach, or consent to the termination of any Privateer Material Contract, amend, modify, waive or consent to the termination of any of Privateer’s or its Subsidiaries’ rights under any Privateer Material Contract, or waive, release or consent to the termination of any claims or rights of material value to Privateer or any of its Subsidiaries under any Privateer Material Contract;

(xii) other than the incurrence or payment of any Privateer Transaction Expenses, make any expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, in amounts that exceed $50,000 in the aggregate;

(xiii) other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xiv) initiate, settle, or take any action not required in connection with any Legal Proceeding;

(xv) terminate, cancel, amend, modify, allow to lapse or fail to renew any insurance coverage policy maintained by Privateer or any of its Subsidiaries that is not promptly replaced by a comparable amount of insurance coverage;

(xvi) file a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy Laws; or

(xvii) agree, resolve or commit to do any of the foregoing.

4.2 Access and Investigation.

(a) During the Pre-Closing Period, upon reasonable notice, Tilray, on the one hand, and Privateer, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate; and (iv) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Tilray or Privateer pursuant to this Section 4.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding the foregoing, either of Tilray or Privateer may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information, and Tilray and Privateer shall not be required to take any action under Section 4.2(a) which would constitute a waiver of the attorney-client privilege.

4.3 Acquisition Proposals.

(a) Notwithstanding anything contained in this Agreement to the contrary, prior to obtaining the Required Tilray Stockholder Vote, in response to a bona fide Acquisition Proposal by any Person, Tilray may: (i) provide information in response to a request therefor (including nonpublic information regarding Tilray or any of its Subsidiaries) to the Person who made such Acquisition Proposal and (ii) participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal, in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the Tilray Board determines in good faith after consultation with its outside legal counsel that, (x) based on the information then available and after consultation with its financial advisor, such Acquisition Proposal either constitutes a Superior Offer or could reasonably be expected to result in a Superior Offer and (y) that the failure to take such action could be inconsistent with the fiduciary duties of the Tilray Board to the stockholders of Tilray under applicable Law.

(b) If Tilray or any Representative of Tilray receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Tilray shall promptly (and in no event later than twenty-four (24) hours after Tilray becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Privateer orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Tilray shall keep Privateer reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

4.4 Notification of Certain Matters.

(a) During the Pre-Closing Period, Privateer shall promptly notify Tilray in writing and furnish copies of all relevant documents, if any of the following occurs: (i) any Privateer Material Adverse Effect, (ii) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (iii) any Legal Proceeding against or involving or otherwise affecting Privateer or its Subsidiaries is commenced, or, to the Knowledge of Privateer, threatened against Privateer or its Subsidiaries or any director or officer of Privateer or its Subsidiaries, (iv) Privateer becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement, or (v) Privateer fails to comply with any covenant or obligation binding on it under this Agreement, in the case of (iv) and (v) that would reasonably be expected result in conditions set forth in Sections 6 or 7 to not be satisfied as of the time such representation or warranty shall have become inaccurate or as of the time of such breach. No notification given to Tilray pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Privateer or any of its Subsidiaries contained in this Agreement or Privateer Disclosure Letter for purposes of Sections 6 or 7, as applicable.

(b) During the Pre-Closing Period, Tilray shall promptly notify Privateer in writing and furnish copies of all relevant documents, if any of the following occurs: (i) any Tilray Material Adverse Effect, (ii) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (iii) any Legal Proceeding against or involving or otherwise affecting Tilray is commenced, or, to the Knowledge of Tilray, threatened against Tilray or any director or officer of Tilray, (iv) Tilray becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement, or (v) Tilray or Merger Sub fail to comply with any covenant or obligation binding on Tilray or Merger Sub under this Agreement, in the case of (iv) and (v) that would reasonably be expected result in conditions set forth in Sections 6 or 8 to not be satisfied as of the time such representation or warranty shall have become inaccurate or as of the time of such breach. No notification given to Privateer pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Tilray or Merger Sub contained in this Agreement or the Tilray Disclosure Letter for purposes of Sections 6 or 8, as applicable.

4.5 Payment and Discharge of Indebtedness. Prior to the Closing, Privateer will pay in full (or caused to be paid in full) all Liabilities (including accounts payable and accrued expenses) and Indebtedness of Privateer that are outstanding prior to the Closing and would be included or reflected on a consolidated balance of Privateer and its Subsidiaries as of immediately prior to the Closing, including all amounts described in Section 2.9(a), (b) and (e) (but excluding up to $1 million of Privateer Transaction Expenses).

5.	ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement.

(a) As promptly as reasonably practicable after the date of this Agreement, Tilray shall cause to be prepared and filed with the SEC, the Registration Statement, in which the Proxy Statement will be included as a prospectus. Tilray shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Privateer shall furnish, and shall require its Representatives to furnish, all information concerning itself and its Affiliates (excluding Tilray and Merger Sub) to Tilray, and provide such other assistance, as may be reasonably requested by Tilray in connection with the preparation, filing and distribution of the Proxy Statement and the Registration Statement. Privateer covenants and agrees that the information provided by Privateer or its Subsidiaries to Tilray for inclusion in the Proxy Statement (including Privateer Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Tilray makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by Privateer or its Subsidiaries or any of their Representatives specifically for inclusion therein. Privateer makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, other than with respect to the information provided by Privateer or its Subsidiaries or any of their Representatives for inclusion therein. Privateer and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Proxy Statement, prior to the filing thereof with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the

SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Tilray shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Tilray’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1.

(b) Prior to the Effective Time, each of the Parties will also take all commercially reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the applicable securities laws of each State in the United States in which any registered holder of Privateer Capital Stock has an address of record on the applicable record date for determining the holders of Privateer Capital Stock entitled to notice and to vote pursuant to Privateer Stockholder Written Consent.

(c) Privateer will use commercially reasonable efforts to cause to be delivered to Tilray a consent letter of Privateer’s independent accounting firm (reasonably satisfactory in form and substance to Tilray), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, before each of the date on which the Registration Statement is (i) initially filed and (ii) becomes effective (but, in each case, dated no more than two Business Days prior to such date).

5.2 Privateer Information Statement; Stockholder Written Consent.

(a) Promptly after the Registration Statement shall have been declared effective under the Securities Act, and in any event no later than five Business Days thereafter, Privateer shall prepare, with the cooperation of Tilray, and commence mailing to its stockholders an information statement (the “Information Statement”) to solicit the Privateer Stockholder Written Consent evidencing the Required Privateer Stockholder Vote for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) adopting and approving the Amended and Restated Privateer Charter, (iii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, (iv) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL, and (v) approving the Preferred Stock Conversion (collectively, the “Privateer Stockholder Matters”). Under no circumstances shall Privateer assert that any approval or consent is necessary by its stockholders to approve Privateer Stockholder Matters, other than the Required Privateer Stockholder Vote. All materials (including any amendments thereto) submitted to the Privateer Stockholders in accordance with this Section 5.2(a) shall be subject to Tilray’s advance review and reasonable approval.

(b) Privateer covenants and agrees that the Information Statement, including any pro forma financial statements included therein, the letter to stockholders and the form of the Privateer Stockholder Written Consent included therewith, will not: (i) at the time that the Information Statement or any amendment or supplement thereto is first mailed to the Privateer Stockholders, (ii) at the time of receipt of the Required Privateer Stockholder Vote, and (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Privateer makes no covenant, representation or warranty with respect to statements made in the Information Statement, the letter to the stockholders, or the form of the Privateer

Stockholder Written Consent included therewith, if any, based on information furnished in writing by Tilray specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Information Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects.

(c) Promptly following receipt of the Required Privateer Stockholder Vote, Privateer shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of Privateer that did not execute the Privateer Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Privateer Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Privateer Stockholders and approved and adopted this Agreement, the Merger and the other Contemplated Transactions; (ii) provide the Privateer Stockholders to whom it is sent with notice of the actions taken in the Privateer Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL, the Organizational Documents of Privateer; (iii) include a statement indicating that the Privateer Board intends for the drag-along provisions set forth in Section 5.8 of the Privateer Amended and Restated Investor Rights Agreement, dated July 24, 2017, to apply to the Contemplated Transactions; and (iv) include a description of the appraisal rights of Privateer Stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the Privateer Stockholders in accordance with this Section 5.2(c) shall be subject to Tilray’s advance review and reasonable approval.

(d) Privateer agrees that: (i) the Privateer Board shall unanimously declare the Merger advisable and recommend that the Privateer Stockholders vote to approve Privateer Stockholder Matters, (ii) the Privateer Board shall use reasonable best efforts to solicit such approval from each of the Privateer Stockholders within the time set forth in Section 5.2(a) (the recommendation of the Privateer Board that the Privateer Stockholders vote to adopt and approve this Agreement being referred to as the “Privateer Board Recommendation”); and (iii) the Privateer Board Recommendation shall not be withdrawn or modified (and the Privateer Board shall not publicly propose to withdraw or modify the Privateer Board Recommendation) in a manner adverse to Tilray, and no resolution by the Privateer Board or any committee thereof to withdraw or modify the Privateer Board Recommendation in a manner adverse to Tilray or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

5.3 Tilray Stockholders’ Meeting.

(a) Promptly after the Registration Statement has been declared effective by the SEC under the Securities Act, Tilray shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Tilray Common Stock for the purpose of seeking approval of:

(i) this Agreement, including the issuance of shares of Tilray Common Stock to the Privateer Stockholders in connection with the Contemplated Transactions and the change of control of Tilray resulting from the Merger pursuant to the Nasdaq rules; and

(ii) the Amended and Restated Tilray Charter; (the matters contemplated by the clauses 5.3(a)(i)– 5.3(a)(ii) are referred to as the “Tilray Stockholder Matters,” and such meeting, the “Tilray Stockholders’ Meeting”).

(b) Tilray shall set a record date for Persons entitled to notice of, and to vote at, the Tilray Stockholders’ Meeting, which shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Notwithstanding anything to the contrary contained in this Agreement, Tilray may adjourn or postpone the Tilray Stockholders’ Meeting: (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law (or in connection with the settlement of any applicable litigation) is timely provided to Tilray’s stockholders; (ii) if as of the time for which the Tilray Stockholders’ Meeting is originally scheduled there are insufficient shares of Tilray Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Tilray Stockholders’ Meeting; (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the Tilray Stockholder Matters; or (iv) if a bona fide written Acquisition Proposal is submitted to Tilray within 10 Business Days of the Tilray Stockholders’ Meeting (and not withdrawn), which Acquisition Proposal the Tilray Board determines in good faith, after consultation with its financial advisor and outside legal counsel, is, or could reasonably be expected to, result in a Superior Offer; provided, however, that the Tilray Stockholders’ Meeting shall not be postponed or adjourned later than the date that is 10 Business Days after the date on which Tilray receives such Acquisition Proposal (the “Initial Receipt Period”); provided that in the event the Tilray Board reaffirms the Tilray Board Recommendation during the Initial Receipt Period, the Tilray Stockholders’ Meeting may be postponed or adjourned to the date that is five Business Days after the date the Tilray Board reaffirms the Tilray Board Recommendation; provided further that in no event shall any such postponement or adjournment result in Tilray establishing a new record date for such meeting.

(c) Except to the extent permitted by Section 5.3(d): (i) the Tilray Board shall recommend that the Tilray stockholders vote to approve the Tilray Stockholder Matters at the Tilray Stockholders Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Tilray Board recommends that the Tilray stockholders vote to approve the Tilray Stockholder Matters at the Tilray Stockholders Meeting (such determination and recommendation being referred to as the “Tilray Board Recommendation”); and (iii) the Tilray Board Recommendation shall not be withdrawn or modified (or proposed to be withdrawn or modified) in a manner adverse to Privateer (an “Tilray Board Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the approval of Tilray Stockholder Matters by the Required Tilray Stockholder Vote, the Tilray Board may (A) effect, or cause Tilray to effect, as the case may be, a Tilray Board Adverse Recommendation Change, in the case of clauses (i) and (ii) below or (B) cause Tilray to terminate this Agreement pursuant to Section 9.1(h), in the case of clause (i) below:

(i) if, (A) after the date of this Agreement, a bona fide written Acquisition Proposal is made to Tilray and is not withdrawn; (B) the Tilray Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (C) the Tilray Board does not effect, or cause Tilray to effect, a Tilray Board Adverse Recommendation Change or cause Tilray to terminate this Agreement pursuant to Section 9.1(h) at any time within four Business Days (together with any subsequent shorter period as contemplated by clause (D) below (the “Notice Period”)) after Privateer receives (1) written notice from Tilray that the Tilray Board has determined that such Acquisition Proposal is a Superior Offer and (2) a summary of the material terms and conditions of the Acquisition Proposal (provided, that a new notice shall be required with respect to each material modification to such offer (it being understood that any change in the purchase price or form of consideration in such offer shall be deemed a material modification) and a new Notice Period (of two Business Days) shall begin); (D) during the applicable Notice Period, if requested by Privateer, Tilray engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Privateer to amend this Agreement in such a manner that the competing Acquisition Proposal does not constitute a Superior Offer; (E) at the end of the applicable Notice Period, such Acquisition Proposal has not been withdrawn and constitutes a Superior Offer (taking into account any changes to the terms of this Agreement proposed by Privateer as a result of the negotiations required by clause (D) or otherwise); and (F) the Tilray Board determines in good faith, after having consulted with its financial advisor and outside legal counsel, that, in light of such Superior Offer, a failure to make a Tilray Board Adverse Recommendation Change could reasonably be expected to be inconsistent with the fiduciary duties of the Tilray Board to the stockholders of Tilray under applicable Law and such Acquisition Proposal constitutes a Superior Offer (taking into account (x) any modification to such offer and (y) any changes to the terms of this Agreement proposed by Privateer as a result of the negotiations required by clause (D) or otherwise); or

(ii) if other than in connection with or as a result of the making of an Acquisition Proposal with respect to Tilray or an Acquisition Inquiry with respect to Tilray, a material development, event, effect, state of facts or change in circumstances that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) occurs, arises or becomes known to the Tilray Board after the date of this Agreement and prior to the approval of the Tilray Stockholder Matters by the Required Tilray Stockholder Vote (such material development, event, effect, state of facts or change in circumstances being referred to as an “Intervening Event”) (it being understood that that in no event shall the receipt, existence of or terms of an Acquisition Proposal with respect to Tilray or an Acquisition Inquiry with respect to Tilray or the consequences thereof constitute an Intervening Event): (A) the Tilray Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel that an Intervening Event has occurred; (B) the Tilray Board does not effect, or cause Tilray to effect, a Tilray Board Adverse Recommendation Change at any time within four Business Days after Privateer receives written notice from Tilray that the Tilray Board has determined that an Intervening Event requires the Tilray Board to effect, or cause Tilray to effect, a Tilray Board Adverse Recommendation Change (provided that a new notice shall be required with respect to any change in circumstances and a new notice period of two Business Days shall begin); (C) during such applicable period, if requested by Privateer, Tilray engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Privateer to amend this Agreement in such a manner that obviates the need for the Tilray Board to effect, or cause Tilray to effect, a Tilray Board Adverse Recommendation Change as a result of such Intervening Event; and (D) the Tilray Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Intervening Event, a failure to make a Tilray Board Adverse Recommendation Change could reasonably be expected to be inconsistent with the fiduciary duties of the Tilray Board to Tilray’s stockholders under applicable Law.

(e) (i) Nothing contained in this Section 5.3 will prohibit Tilray from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the Tilray Board may determine in good faith (after consultation with outside counsel) that it or Tilray, as applicable, is required to make under applicable Law will constitute a violation of this Agreement; provided, however, that in any event under clause (i) or (ii) the Tilray Board shall not make an Tilray Board Adverse Recommendation Change except in accordance with this Section 5.3. It is expressly understood and agreed by the Parties that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a Tilray Board Adverse Recommendation Change; provided that the Tilray Board expressly reaffirms the Tilray Board Recommendation within 10 Business Days of the public announcement of any applicable Acquisition Proposal.

5.4 Regulatory Approvals.

(a) Tilray and Privateer shall each promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, expiration or termination of any waiting period or Consent of any Governmental Body that may be reasonably required or advisable in connection with the consummation of the Contemplated Transactions.

(b) Tilray and Privateer shall each use its commercially reasonable efforts to obtain all such authorizations, approvals, expirations or terminations of waiting periods, and Consents as promptly as possible after the execution of this Agreement, including the expiration or termination of the waiting period under the HSR Act, or under foreign competition Laws, with respect to the transactions contemplated by this Agreement. Without limiting the foregoing, to the extent not completed prior to the date hereof, Tilray and Privateer shall each use its commercially reasonable efforts to make, or cause to be made, all filings required of it or any of its respective Affiliates under the HSR Act and foreign competition Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable, and in any event shall file a Notification and Report Form pursuant to the HSR Act 10 Business Days after the execution of this Agreement, and any other filing or notification required pursuant to any foreign competition Law within 10 Business Days after the execution of this Agreement. Tilray and Privateer shall furnish promptly to the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice and any other requesting governmental authority additional information reasonably requested pursuant to the HSR Act or any foreign competition Laws in connection with such filings.

(c) Tilray and Privateer shall each use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Body with respect to the Contemplated Transactions under any applicable antitrust Laws, including responding promptly to and complying with any requests for information relating to this Agreement or any initial filings required under the HSR Act, and any other additional filings (“Merger Notification Filings”) from any Governmental Body charged with enforcing, applying, administering or investigating any antitrust Laws.

(d) Notwithstanding anything to the contrary herein, (i) Tilray shall not have any obligation to litigate or contest any such Legal Proceeding or order resulting therefrom and (ii) Tilray shall not be under an obligation to make proposals, execute or carry out agreements or submit to orders providing for (A) the sale, license, divestiture, or other disposition or holding separate of any assets of Tilray or any of its respective Affiliates, (B) the imposition of any limitation or restriction on the ability of Tilray or any of its respective Affiliates to freely conduct its business, or (C) any limitation or regulation on the ability of Tilray or any of its Affiliates to exercise full rights of ownership of Privateer.

5.5 Stock Option Matters.

(a) At the Effective Time, Tilray shall assume the Privateer Plan.

(b) At the Effective Time, each Privateer Class 1 Option (x) that is not a Terminating Privateer Option and (y) that is outstanding and unexercised immediately prior to the Effective Time under the Privateer Plan, whether or not vested, shall be (i) converted into and become an option to purchase Tilray Class 2 Common Stock (the “Class 1 Tilray Options”), and Tilray shall assume each such Privateer Class 1 Option in accordance with the terms of the Privateer Plan (as in effect as of the date of this Agreement) and the terms of the stock option agreement by which such Privateer Class 1 Option is evidenced; or (ii) cancelled and, pursuant to Section 1.5(d), converted into a right to receive a portion of the Cash Merger Consideration, if applicable, as calculated in accordance with the Cash-Out Options Allocation and as set forth on the Allocation Certificate. All rights with respect to Privateer Class 1

Common Stock under such Privateer Class 1 Options assumed by Tilray shall thereupon be converted into rights with respect to Tilray Class 2 Common Stock. Accordingly, from and after the Effective Time: (i) each such Privateer Class 1 Option assumed by Tilray may be exercised solely for shares of Tilray Class 2 Common Stock; (ii) the number of shares of Tilray Class 2 Common Stock subject to each such Privateer Class 1 Option assumed by Tilray shall be determined by multiplying (A) the number of shares of Privateer Class 1 Common Stock that were subject to such Privateer Option, as in effect immediately prior to the Effective Time, by (B) the Option Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Tilray Class 2 Common Stock; (iii) the per share exercise price for the Tilray Class 2 Common Stock issuable upon exercise of each such Privateer Class 1 Option assumed by Tilray shall be determined by dividing (A) the per share exercise price of Privateer Class 1 Common Stock subject to such Privateer Class 1 Option, as in effect immediately prior to the Effective Time, by (B) the Option Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Privateer Class 1 Option assumed by Tilray shall continue in full force and effect and the term, exercisability, and vesting schedule of such Privateer Class 1 Option shall otherwise remain unchanged. Notwithstanding anything to the contrary in this Section 5.5(b), the exercisability of each such Privateer Class 1 Option assumed by Tilray shall be conditioned on the holder thereof having first properly delivered a duly executed Option Assumption Agreement in form and substance reasonably satisfactory to Tilray (the “Option Assumption Agreement”) and such other documents as may be reasonably required by Tilray. Notwithstanding anything to the contrary in this Section 5.5(b), the conversion of each such Privateer Class 1 Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Tilray Class 2 Common Stock shall be made in a manner intended to be consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Privateer Class 1 Option shall be intended to not constitute a “modification” of such Privateer Class 1 Option for purposes of Section 409A or Section 424 of the Code.

(c) At the Effective Time, each Privateer Class 3 Option (x) that is not a Terminating Privateer Option and (y) that is outstanding and unexercised immediately prior to the Effective Time under the Privateer Plan, whether or not vested, shall be (i) converted into and become an option to purchase Tilray Class 2 Common Stock (the “Class 3 Tilray Options” and, together with the Class 1 Tilray Options, the “Tilray Options”), and each such Privateer Class 3 Option in accordance with the terms (as in effect as of the date of this Agreement) of the Privateer Plan and the terms of the stock option agreement by which such Privateer Class 3 Option is evidenced; or (ii) cancelled and, pursuant to Section 1.5(d), converted into a right to receive a portion of the Cash Merger Consideration, if applicable, as calculated in accordance with the Cash-Out Options Allocation and as set forth on the Allocation Certificate. All rights with respect to Privateer Common Stock under such Privateer Class 3 Options assumed by Tilray shall thereupon be converted into rights with respect to Tilray Class 2 Common Stock. Accordingly, from and after the Effective Time: (i) each such Privateer Class 3 Option assumed by Tilray may be exercised solely for shares of Tilray Class 2 Common Stock; (ii) the number of shares of Tilray Class 2 Common Stock subject to each such Privateer Class 3 Option assumed by Tilray shall be determined by multiplying (A) the number of shares of Privateer Common Stock that were subject to such Privateer Class 3 Option, as in effect immediately prior to the Effective Time, by (B) the Option Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Tilray Class 2 Common Stock; (iii) the per share exercise price for the Tilray Class 2 Common Stock issuable upon exercise of each such Privateer Class 3 Option assumed by Tilray shall be determined by dividing (A) the per share exercise price of Privateer Common Stock subject to such Privateer Class 3 Option, as in effect immediately prior to the Effective Time, by (B) the Option Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Privateer Class 3 Option assumed by Tilray shall continue in full force and effect and the term, exercisability, and vesting schedule of such Privateer Class 3 Option shall otherwise remain unchanged. Notwithstanding anything to the contrary in this Section 5.5(c), the exercisability of each such Privateer Class 3 Option assumed by Tilray shall be conditioned on the holder thereof having first properly delivered a duly executed Option Assumption Agreement and such other documents as may be reasonably required by Tilray. Notwithstanding anything to the contrary in this Section 5.5(c), the conversion of each such Privateer Class 3 Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Tilray Class 2 Common Stock shall be made in a manner intended to be consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Privateer Class 3 Option shall be intended to not constitute a “modification” of such Privateer Class 3 Option for purposes of Section 409A or Section 424 of the Code.

(d) If the Tilray Board elects to pay Cash Merger Consideration pursuant to Section 1.5(d) such that a holder of Privateer Service Provider Options is entitled to a payment of Individual Option Cash Consideration as provided for in Section 5.5(b) and Section 5.5(c) above, then (i) any such Individual Option Cash Consideration shall be paid to the holders of the applicable Privateer Service Provider Options thereof pursuant to Tilray’s standard payroll procedures as soon as practicable after the Closing; and (ii) any such payments of Individual Option Cash Consideration to a holder of Privateer Service Provider Options shall be subject to and made net of all applicable withholding and deductions. Prior to the Effective Time, Privateer shall cause its management company to pay to Tilray any employer’s share of any employment or payroll-related Taxes with respect to the Individual Option Cash Consideration (whether incurred by Tilray or Privateer).

(e) At least 10 Business Days prior to the Closing, but subject to the occurrence of, the Effective Time, Privateer shall provide notification as to whether it has elected to effect the cancellation and termination of each Privateer Option with a per share exercise price that is equal to or greater than $27.00 (each, a “Terminating Privateer Option”), and in consideration of such cancellation and termination each applicable holder thereof shall be entitled to receive one-half of a share of Privateer Class 1 Common Stock or Privateer Class 3 Common Stock, as applicable, for each share of Privateer Common Stock subject to such Terminating Privateer Option (rounded down to the nearest whole share) (such number of shares of Privateer Common Stock, in the aggregate, the Terminating Privateer Option Consideration). The cancellation of each Terminating Privateer Option shall be conditioned on the holder thereof having first properly delivered a duly executed option cancellation agreement in form and substance reasonably satisfactory to Tilray. The Terminating Privateer Option Consideration shall be paid to the holders of Terminating Privateer Options effective as of immediately prior to the Effective Time and shares of Privateer Common Stock included in the Terminating Privateer Option Consideration shall be deemed to be outstanding as of the Effective Time, and eligible for treatment in connection with the Merger as described herein. In addition, the Terminating Privateer Option Consideration, shall be subject to and made net of all applicable withholding and deductions, and Privateer, in its some discretion, may elect to satisfy any such withholding obligations by withholding shares of Privateer Common Stock that would otherwise be issued to holders of Terminating Privateer Options under this section. Privateer acknowledges and agrees that the cancellation of the Terminating Privateer Options shall be effected in accordance with the Privateer Plan and applicable Laws.

(f) Prior to the Effective Time, Privateer shall take all actions that may be necessary or as may be reasonably requested by Tilray (under the Privateer Plan and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Privateer Options have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Tilray and the Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective

Time, a director or officer of Tilray or Privateer and their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Tilray or of Privateer, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Tilray and the Surviving Company, jointly and severally, upon receipt by Tilray or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Tilray, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of Tilray with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Tilray that are presently set forth in the certificate of incorporation and bylaws of Tilray shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Tilray. The Organizational Documents of the Surviving Company shall contain, and Tilray shall cause the Organizational Documents of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former managers and officers as those presently set forth in the certificate of incorporation and bylaws of Tilray.

(c) From and after the Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of Privateer to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Privateer’s Organizational Documents and pursuant to any indemnification agreements between Privateer and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Tilray shall fulfill and honor in all respects the obligations of Tilray to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Tilray’s Organizational Documents and pursuant to any indemnification agreements between Tilray and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Tilray shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits no less favorable to Tilray than in effect as of the date of this Agreement (provided, that Tilray may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous). In addition, Privateer shall purchase, prior to the Effective Time, a six year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Privateer’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (the “Privateer D&O Tail Policy”).

(e) From and after the Effective Time, Tilray shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.6 in connection with their successful enforcement of the rights provided to such persons in this Section 5.6.

(f) The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Tilray and Privateer by Law, charter,

statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) In the event Tilray or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Tilray or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Tilray shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.6.

5.7 Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall as promptly as practicable make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract (with respect to Contracts set forth in Section 5.7 of the Privateer Disclosure Letter) to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by Privateer and Tilray and thereafter Tilray and Privateer shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Tilray Associates or Privateer Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Tilray Associates or Privateer Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Tilray SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), and (b) a Party may, without the prior consent of the other Parties hereto but subject to giving advance notice to the other Parties, issue any such press release or make any such public announcement or statement as may be required by any Law, court process or by obligations pursuant to any listing agreement with or listing rules of Nasdaq or any other national securities exchange or national securities quotation system, in which case, if reasonably practicable, the Party proposing to issue such press release or make such public announcement or statement shall use its commercially reasonable efforts to consult in good faith with the other Parties before making issuing any such press release or making such public announcement or statement.

5.9 Listing. Tilray shall use its commercially reasonable efforts, (a) to maintain its existing listing on Nasdaq until the Effective Time, (b) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Tilray Class 2 Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); and (c) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Tilray Class 2 Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. Tilray and Privateer agree to evenly split all Nasdaq fees associated with the Nasdaq Listing Application, if any (the “Nasdaq Fees”). Privateer will cooperate with Tilray as reasonably requested by Tilray with respect to the Nasdaq Listing Application and promptly furnish to Tilray all information concerning Privateer and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.

5.10 Tax Matters.

(a) For United States federal income Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Tilray, Merger Sub and Privateer are parties under Section 368(b) of the Code. The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

(c) Each of the Parties shall use its reasonable best efforts to obtain (i) the Tilray Registration Statement Tax Opinion, (ii) Privateer Registration Statement Tax Opinion, (iii) the Tilray Closing Tax Opinion and (iv) Privateer Closing Tax Opinion, including (A) delivering to Cooley LLP (“Cooley”) and Paul Hastings LLP (“Paul Hastings”) prior to the filing of the Registration Statement, tax representation letters substantially in the forms set forth in Schedule C-1 (the “Privateer Tax Representation Letter”) and Schedule D-1 (the “Tilray Tax Representation Letter”), respectively, and (B) delivering to Cooley and Paul Hastings, dated and executed as of the dates of such Tax opinions, the Privateer Tax Representation Letter and the Tilray Tax Representation Letter. Each of the Parties shall use its reasonable best efforts not to, and not permit any Affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the tax representation letters described in this Section 5.10(c).

(d) The Stockholder Representative shall, at its expense, file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Privateer and its Subsidiaries with respect to any Pre-Closing Tax Period and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with prior practice except as otherwise required by Law. All such Tax Returns shall be provided to Tilray for review no later than 20 calendar days prior to their due date (including any extensions) for Tilray’s review, and Tilray shall have the right to comment on such returns no later than 10 calendar days prior to their due date (including any extensions); any such comments shall be considered in good faith by the Stockholder Representative. Tilray shall, at its expense, file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Privateer and its Subsidiaries for all other Tax periods and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. To the extent permitted or required by applicable Law, the taxable year of each of Privateer and its Subsidiaries that includes the Closing Date shall be treated as closing on (and including) the Closing Date.

(e) To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among any Straddle Period, the portion of any such Taxes attributable to the period up to and including the Closing Date shall be (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale of property, deemed equal to the amount that would be payable if the Tax period of Privateer or the applicable Subsidiary ended with (and included) the Closing Date; provided that, exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period, and (ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any of Privateer or a Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of days in the entire period.

(f) If after the Closing Date, Tilray, Privateer or any of their Affiliates receives a refund of any Tax of Privateer or any of its Subsidiaries attributable to a Pre-Closing Tax Period (whether received in cash or as a credit against other Taxes), Tilray shall pay to the Privateer Stockholders within 15 calendar days after such receipt an amount equal to such refund, together with any interest received or credited thereon, regardless of the nature of or reason for the refund.

(g) The Privateer Stockholders shall be responsible for all Transfer Taxes incurred in connection with the Merger. Any Transfer Tax described in the preceding sentence shall be paid to the relevant Tax authority when due by the Privateer Stockholders, and shall their own expense, timely file any Tax Return or other document with respect to such Transfer Tax.

5.11 Legends. Tilray shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Tilray Common Stock (a) to be received in the Merger by equity holders of Privateer who may be considered “affiliates” of Tilray for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and (b) subject to the Lock-up Provisions and, in each case, to issue appropriate stop transfer instructions to the transfer agent for such Tilray Common Stock.

5.12 Termination of Certain Agreements and Rights. Privateer shall terminate or shall cause to be terminated any Investor Agreements prior to the Effective Time, without any surviving obligation or Liability on any Person such that no party thereto will have any surviving rights, remedies or powers in relation to any failure on the part of any other party or any other Person to perform any duty or obligation under such Investor Agreement.

5.13 Section 16 Matters. Provided that Privateer delivers to Tilray, in a timely fashion, all requisite information necessary for Tilray and Merger Sub to take the actions contemplated by this Section 5.13, Tilray and Privateer shall, prior to the Effective Time, take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Tilray Common Stock, restricted stock awards to acquire Tilray Common Stock, and any options to purchase Tilray Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Tilray immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.14 Further Assurances. Each Party agrees to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

5.15 Allocation Certificate. Privateer shall prepare and deliver to Tilray at least five Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Privateer in a form reasonably acceptable to Tilray (the “Allocation Certificate”) setting forth (as of immediately prior to the Effective Time) (i) each holder of Privateer Common Stock and Privateer Options; (ii) such holder’s name; (iii) the number and type of Privateer Common Stock held and/or underlying Privateer Options as of the immediately prior to the Effective Time for each such holder; (iv) the number and type of shares of Tilray Common Stock to be issued to such holder, or to underlie any Tilray Option to be issued to such holder, pursuant to this Agreement and calculated in accordance with the Privateer Allocation in respect of Privateer Common Stock or in accordance with Section 5.5(d) in respect of Privateer Options held by such holder as of immediately prior to the Effective Time, (v) the cash dollar amount (rounded to the nearest whole cent), without interest, to be issued to such holder, if applicable, in lieu of any fractional shares of Tilray Common Stock pursuant to Section 1.5(c), (vi) the cash dollar amount (rounded to the nearest whole cent), without interest, to be issued to such holder, if applicable, of the portion of Cash Merger Consideration to be paid to such holder pursuant to this Agreement and calculated in accordance with the Privateer Allocation or the Cash-Out Options Allocation, as applicable, (vii) the Pro Rata Consideration Ratio, (viii) each Privateer Stockholder’s Pro Rata Cash Portion, (ix) each Privateer Stockholder’s Pro Rata Portion (x) each Founder Pro Rata Portion, (xi) the Option Exchange Ratio, (xii) the Cash Consideration Shares, including the Stock Cash Consideration Shares and the Option Cash Consideration Shares, (xiii) each Privateer Stockholder’s Escrow Allocation, (xiv) the Aggregate Cash Option Consideration, (xv) the Aggregate In-the-Money Option Value, (xvi) the Option FMV, (xvii) the Total Cash-Out Options, (xviii) with respect to each holder of a Privateer Option that is a Privateer Service Provider, (A) such holder’s Individual In-the-Money Option Value, (B) such holder’s Optionholder Cash Percentage, (C) such holder’s Individual Option Cash Consideration, (D) such holder’s Cash-Out Options Allocation for each grant, and (E) such holder’s aggregate number of Terminating Privateer Options (if any) and (xix) each calculation underlying or related to the foregoing, and (xx) with respect to each holder of a Privateer Option that is a Privateer Service Provider, whether such holder has terminated Continuous Service and if so, the date of such termination and the reason therefor. Concurrently with the execution of this Agreement, Privateer shall deliver to Tilray a draft of the Allocation Certificate containing the above information as reasonably anticipated to be immediately prior to the Effective Time.

5.16 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of Privateer, Privateer Board, Tilray and the Tilray Board (including any committees thereof), as applicable, shall grant such approvals and take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.17 Stockholder Litigation. Each Party shall (i) keep the other Party reasonably informed regarding any Legal Proceeding brought or threatened by any stockholder against such Party or any of its respective directors or officers relating to or challenging this Agreement or the consummation of the Contemplated Transactions. Prior to the Closing, each Party shall reasonably consult with and permit the other Party and its Representatives to participate in the defense of any such Legal Proceeding and each Party shall give consideration to the other Party’s advice with respect to such Legal Proceeding. Each Party shall promptly advise the other Party orally and in writing of the initiation of, and shall keep the other Party reasonably apprised of any material developments in connection with, any such Legal Proceeding, including any settlement negotiations.

5.18 Tilray Equity Plan.

(a) Tilray shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8 (or any successor or alternative form), if available for use by Tilray, relating to the shares of Tilray Common Stock issuable with respect to Privateer Options assumed by Tilray in accordance with Section 5.5.

(b) Effective as of, but subject to, the Effective Time, the vesting of each then-outstanding and unvested option that as of the date hereof is an option to purchase shares of Tilray Common Stock held by any Privateer Service Provider shall accelerate.

5.19 Preferred Stock Conversion. Privateer shall take all necessary action to effect the conversion of Privateer Preferred Stock into Privateer Class 2 Common Stock immediately prior to the Effective Time (the “Preferred Stock Conversion”).

5.20 Escrow Matters. Each of Privateer, the Stockholder Representative, Tilray and Merger Sub shall negotiate in good faith and, prior to or concurrently with the Closing, enter into a mutually agreed escrow agreement (the “Escrow Agreement”) with each other and the Escrow Agent for the establishment of the escrow account and provision of the escrow services in accordance with the terms and subject to the conditions of this Agreement and providing, among other items, that the Privateer Stockholders shall hold voting rights to the Escrow Shares (as allocated in accordance with the Escrow Allocation) during the period between the Effective Time and the Escrow Release Date unless such Escrow Shares are Released Shares.

5.21 Interim Lock-up. Without Tilray’s written consent (which consent shall be granted or withheld at Tilray’s sole discretion), Privateer will not, prior to the Effective Time, offer to Transfer, or Transfer, any of the capital stock of Tilray, including any shares of Tilray Class 1 Common Stock or Tilray Class 2 Common Stock.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction, judgement, or other order or decree shall have been issued and remain in effect by any tribunal, court, or other Governmental Body of competent jurisdiction or Law which has the effect of preventing, making illegal, or prohibiting the consummation of the Contemplated Transactions. There shall not be pending any Legal Proceeding by any Governmental Body of competent jurisdiction seeking to prohibit the consummation of the Contemplated Transactions.

6.3 Stockholder Approval. (a) Tilray shall have obtained the Required Tilray Stockholder Vote and (b) Privateer shall have obtained the Required Privateer Stockholder Vote.

6.4 Listing. The shares of Tilray Class 2 Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

6.5 Regulatory Approvals. The applicable approvals, clearances, or waiting periods (and any extensions thereof) under the HSR Act or any foreign competition Laws that are applicable to the Contemplated Transactions or the acquisition of voting securities by individuals set forth on Schedule A shall have been obtained, expired or been earlier terminated.

6.6 Charter Amendments. (a) Privateer shall have filed the amended and restated charter of Privateer in the form attached hereto as Exhibit D (the “Amended and Restated Privateer Charter”) and (b) Tilray shall have filed the amended and restated charter of Tilray in the form attached hereto as Exhibit E (the “Amended and Restated Tilray Charter”).

6.7 Contract Terminations. Privateer covenants and agrees to cause the Contracts set forth on Schedule 6.7 to be terminated or extinguished, with no liability or obligation to Privateer, within 20 Business Days after the date of this Agreement.

7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF TILRAY AND MERGER SUB

The obligations of Tilray and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or the written waiver by Tilray, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. Except for the representations and warranties set forth in Sections 2.6(a), 2.6(b) (other than the first two sentences thereof), 2.6(c) and 2.6(d), the Privateer Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of Privateer set forth in Sections 2.6(a), 2.6(b) (other than the first two sentences thereof), 2.6(c) and 2.6(d) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date (other than, as of the Closing Date, inaccuracies that are de minimis in the aggregate on the Closing Date) with the same force and effect as if made on and as of such date. The representations and warranties of Privateer contained in this Agreement (other than Privateer Fundamental Representations) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (without giving effect to any references therein to any Privateer Material Adverse Effect or other materiality qualifications), except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects without giving effect to any references therein to any Privateer Material Adverse Effect or other materiality qualifications as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to Privateer Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. Privateer shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3 No Privateer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Privateer Material Adverse Effect.

7.4 Preferred Stock Conversion. Privateer shall have effected the Preferred Stock Conversion.

7.5 Termination of Investor Agreements. The Investor Agreements shall all have been terminated in accordance with Sections 2.22(c) and 5.12.

7.6 Agreements and Documents. Tilray shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of Privateer certifying that the conditions set forth in Sections 6.6(a), 7.1, 7.2, 7.3, 7.4, 7.5, and 7.8 have been duly satisfied;

(b) the Allocation Certificate, duly executed by the Chief Financial Officer of Privateer;

(c) a Stockholder Lock-up Agreement and Privateer Support Agreement delivered by each Privateer Stockholder listed on Schedule A;

(d) a letter of resignation and waiver, in form reasonably satisfactory to Tilray, duly executed by each member of the board of directors (or equivalent governing body) and each officer of Privateer and each of its Subsidiaries, in each case, effective as of the Effective Time, evidencing the resignation of each such director and officer and waiving any and all Claims against Privateer (other than Claims that such director or officer is entitled to indemnification under the Organizational Documents of, or any indemnification agreements with, Privateer or its Subsidiaries);

(e) evidence reasonably satisfactory to Tilray that Privateer has purchased the Privateer D&O Tail Policy;

(f) the Escrow Agreement, duly executed by the Escrow Agent and the Stockholder Representative;

(g) the Docklight Letter Agreement, duly executed by Docklight Brands Inc.; and

(h) the Founders Guarantee Agreement, duly executed by each of the Founders.

7.7 FIRPTA Certificate. Tilray shall have received (i) an original signed statement from Privateer that Privateer is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Tilray to deliver such notice to the IRS on behalf of Privateer following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of Privateer, and in form and substance reasonably acceptable to Tilray.

7.8 Privateer Stockholder Written Consent. The Privateer Stockholder Written Consent evidencing the Required Privateer Stockholder Vote shall be in full force and effect.

7.9 Closing Tax Opinions. Tilray shall have received the Tilray Closing Tax Opinion.

7.10 Appraisal Rights. Privateer Stockholders holding no more than one and a half percent (1.5%) of the outstanding Privateer Capital Stock shall continue to have a right to seek appraisal, dissenters’, or similar rights under applicable Law with respect to their Privateer Capital Stock by virtue of the Merger.

8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PRIVATEER

The obligations of Privateer to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or the written waiver by Privateer, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The Tilray Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of Tilray and Merger Sub contained in this Agreement (other than the Tilray Fundamental Representations) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (without giving effect to any references therein to any Tilray Material Adverse Effect or other materiality qualifications), except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects without giving effect to any references therein to any Tilray Material Adverse Effect or other materiality qualifications as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Tilray Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. Tilray and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.3 Tilray Closing Certificate. Privateer shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Tilray confirming that the conditions set forth in Sections 6.6(b), 8.1, and 8.2 have been duly satisfied.

8.4 Closing Tax Opinions. Privateer shall have received the Privateer Closing Tax Opinion.

8.5 Escrow Agreement. Privateer shall have received the Escrow Agreement duly executed by Tilray and the Escrow Agent.

9.	TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Privateer Stockholder Matters by the Privateer Stockholders and whether before or after approval of the Tilray Stockholder Matters by Tilray’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Tilray and Privateer;

(b) by either Tilray or Privateer if the Contemplated Transactions shall not have been consummated by March 9, 2020 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Privateer, on the one hand, or to Tilray, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that in the event a request for additional information has been made by any Governmental Body, or in the event the SEC has not declared the Registration Statement effective under the Exchange Act by at least 60 calendar days prior to the End Date, then either Privateer or Tilray shall be entitled to extend the End Date for an additional 60 calendar days by written notice to the other the Party;

(c) by either Tilray or Privateer if a tribunal, court, or other Governmental Body of competent jurisdiction shall have issued a final and nonappealable judgment, order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the Contemplated Transactions;

(d) by either Tilray or Privateer if the Privateer Stockholder Written Consent evidencing the Required Privateer Stockholder Vote shall not have been obtained within 15 Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided that once the Privateer Stockholder Written Consent evidencing the Required Privateer Stockholder Vote has been obtained, neither Tilray nor Privateer may terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Tilray or Privateer if (i) the Tilray Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Tilray’s stockholders shall have taken a final vote on the Tilray Stockholder Matters and (ii) the Tilray Stockholder Matters shall not have been approved at the Tilray Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required Tilray Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Tilray where the failure to obtain the Required Tilray Stockholder Vote has been caused by the action or failure to act of Tilray or Merger Sub and such action or failure to act constitutes a material breach by Tilray or Merger Sub of this Agreement;

(f) by Privateer, upon a breach by Tilray or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Tilray or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Privateer is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such breach by Tilray or Merger Sub or such inaccuracy in Tilray’s or Merger Sub’s representations and warranties is curable by Tilray or Merger Sub prior to the End Date, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy until the expiration of a 15-day period commencing upon delivery of written notice from Privateer to Tilray of such breach or inaccuracy and Privateer’s intention to terminate pursuant to this Section 9.1(f) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy if such breach or inaccuracy is cured prior to such termination becoming effective);

(g) by Tilray, upon a breach by Privateer of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Privateer shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Tilray is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such breach by Privateer or such inaccuracy in Privateer’s representations and warranties is curable by Privateer prior to the End Date then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the expiration of a 15-day period commencing upon delivery of written notice from Tilray to Privateer of such breach or inaccuracy and Tilray’s intention to terminate pursuant to this Section 9.1(g) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach or in accuracy is cured prior to such termination becoming effective);

(h) by Tilray at any time prior to the approval of the Tilray Stockholder Matters by the Required Tilray Stockholder Vote in order to enter into a definitive agreement to consummate a Superior Offer; provided that Tilray has complied in all material respects with its obligations under Section 5.3(d); or

(i) by Privateer, at any time prior to the approval of the Tilray Stockholder Matters by the Required Tilray Stockholder Vote, the Tilray Board has made a Tilray Board Adverse Recommendation Change.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) Section 5.8, this Section 9.2, Section 9.3, Section 12 and the terms defined in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party of any Liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Termination Fee; Lock-Up.

(a) If this Agreement is terminated by either Tilray or Privateer pursuant to Section 9.1(d), then (i) the Lock-up Agreement executed and delivered by Privateer and Tilray concurrently with this Agreement (the “Privateer Lock-up Agreement”) shall be automatically effective in accordance with its terms; and (ii) within three months of the expiration date of the Privateer Lock-up Agreement, Privateer shall reimburse Tilray for its reasonable out-of-pocket fees, costs or expenses incurred in connection with the Contemplated Transactions (and for which Tilray has provided invoices to Privateer evidencing such fees, costs or expenses); provided, however, that in no event shall such reimbursement payment exceed $3,000,000.

(b) Any fee payable by Privateer pursuant to this Section 9.3 shall be paid by wire transfer of same day funds. The Parties agree that, in all cases, (i) subject to Section 9.2, any fee payable by Privateer to Tilray under this Section 9.3 shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Tilray following the termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall Privateer be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and (ii) following payment of any fee payable by Privateer to Tilray under this Section 9.3 (A) Privateer shall have no further liability to Privateer in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Privateer giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (B) neither Tilray nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Privateer or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (C) Tilray and its Affiliates shall be precluded from any other remedy against Privateer and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(b) shall limit the rights of the Parties under Section 12.9; provided, further, that nothing in this Section 9.3 shall limit the rights of Tilray with respect to any breach of the Privateer Lock-up Agreement.

(c) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Tilray in the circumstances in which such amount is payable.

10.	STOCKHOLDER REPRESENTATIVE

10.1 Designation of Stockholder Representative.

(a) Michael Blue is hereby appointed as the Stockholder Representative (and each successor appointed in accordance with Section 10.1(c)) to perform all such acts as the Stockholder Representative is authorized to take under the Transaction Documents and the Contemplated Transactions, which will include the power and authority to: (i) execute and deliver all documents that the Stockholder Representative is authorized to execute and deliver under the Transaction Documents; (ii) receive payments under or pursuant to this Agreement and disbursement thereof to the Privateer Stockholders and others, as contemplated by this Agreement; (iii) receive and, if applicable, forward notices and communications pursuant to this Agreement; (iv) give or agree to, on behalf of all or any of the Privateer Stockholders, any and all consents, waivers, amendments or modifications deemed by the Stockholder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) following the Closing, amend, modify or supplement this Agreement or any of the instruments to be delivered to Tilray pursuant to this Agreement; (vi) engage attorneys, accountants, agents or consultants on behalf of the Privateer Stockholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; (vii) make all other elections or decisions that the Stockholder Representative is authorized to make under any Transaction Document; (viii) authorized release of the Escrow Shares; and (ix) perform each such act and thing whatsoever that Stockholder Representative may be or is required to do, or which Stockholder Representative in its sole good faith discretion determines is desirable to do, pursuant to or to carry out the intent of the Transaction Documents, and to amend, modify or supplement any of the foregoing. Each Privateer Stockholder, by execution of the Letter of Transmittal, as applicable, acknowledges Michael Blue as the Stockholder Representative and its authority as set forth herein.

(b) The grant of authority provided for in this Section 10.1 (i) is coupled with an interest and is being granted, in part, as an inducement to Privateer and Tilray to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy, liquidation, merger or change of control of any Privateer Stockholder and will be binding on any successor thereto and (ii) subject to this Section 10.1, may be exercised by Stockholder Representative acting by signing as Stockholder Representative of any Privateer Stockholder.

(c) If Stockholder Representative or its heirs or their respective Representatives, as the case may be, advise Privateer Stockholders that it is unavailable to perform it duties hereunder, within three Business Days of notice of such advice, an alternative Stockholder Representative will be appointed by a majority in interest of Privateer Stockholders. Any references in this Agreement to Stockholder

Representative shall be deemed to include any duly appointed successor Stockholder Representative.

(d) All acts of the Stockholder Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Privateer Stockholders and not of the Stockholder Representative individually. The Stockholder Representative shall not have any Liability for any amount owed to any Person pursuant to this Agreement, or any Transaction Document. The Stockholder Representative shall not be liable to Privateer, Tilray, the Merger Sub or any other Person in his or its capacity as the Stockholder Representative, for any Liability of any Privateer Stockholder or otherwise, or for anything that it may do or refrain from doing in connection with this Agreement. The Stockholder Representative shall not be liable to any Privateer Stockholder, in his or its capacity as the Stockholder Representative, for any Liability of any Privateer Stockholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or applicable Law, or for anything which it may do or refrain from doing in connection with this Agreement, except in the case of the Stockholder Representative’s willful misconduct or fraud as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Stockholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it shall incur no Liability in its capacity as the Stockholder Representative to Tilray, the Merger Sub, Privateer, any Privateer Stockholder or any other Person and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Stockholder Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Securityholder, except in respect of amounts received on behalf of a Privateer Stockholder.

(e) The Stockholder Representative is hereby authorized to establish an account for the purposes of holding the Reserve Amount (the “Reserve Account”). The Stockholder Representative may use the Reserve Amount to pay any fees, costs, expenses or other obligations incurred by the Stockholder Representative acting in its capacity as such. Without limiting the foregoing, each Privateer Stockholder shall, only to the extent of such holder’s Pro Rata Portion of consideration actually received pursuant to this Agreement in respect of such person’s Privateer Capital Stock, indemnify and defend the Stockholder Representative and hold the Stockholder Representative harmless against any loss, damage, cost, liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Stockholder Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Stockholder Representative’s duties under this Agreement. Any expenses incurred by the Stockholder Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Stockholder Representative but shall be payable by and attributable to the Privateer Stockholders based on each such Person’s Pro Rata Portion, as applicable. Notwithstanding anything to the contrary in this Agreement, the Stockholder Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Stockholder Representative in connection with the performance of its duties hereunder from amounts actually delivered to the Stockholder Representative pursuant to this Agreement. Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Stockholder Representative in connection with the performance of its duties hereunder, the Stockholder Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be actually payable to Privateer Stockholders from the Reserve Account to itself no earlier than the date such payments are actually made. The Stockholder Representative may also from time to time submit invoices to the Privateer Stockholders covering such expenses and liabilities, which shall be paid by the Privateer Stockholders promptly following the receipt thereof on a pro rata basis based on their respective Pro Rata Portion, as applicable. Upon the request of any Privateer Stockholder, the Stockholder Representative shall provide such Privateer Stockholder with an accounting of all expenses and liabilities paid by the Stockholder Representative in its capacity as such. The Reserve Amount shall be retained in whole or in part by the Stockholder Representative for such time as the Stockholder Representative shall determine in its sole discretion. If the Stockholder Representative shall determine in its sole discretion to return all or any portion of the Reserve Amount to the Privateer Stockholders, such amount shall be distributed to the Privateer Stockholders in accordance with Section 1.7(i).

11.	INDEMNIFICATION

11.1 Survival Periods. The Parties, intending to modify any applicable statute of limitations, agree that (a) the Privateer Fundamental Representations shall survive the Closing and shall continue in full force and effect for as long as there are any Escrow Shares remaining, including any Escrow Shares that may be subject to Claims that have not yet been finally resolved, (b) the representations and warranties of Privateer (other than the Privateer Fundamental Representations) in this Agreement (including the Privateer Disclosure Letter and any certificate delivered by or on behalf of Privateer pursuant to this Agreement) shall survive the Closing until, and shall terminate on the Escrow Release Date, and (c) all covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date in accordance with their respective terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Tilray Indemnified Party to the Stockholder Representative prior to the expiration of the applicable survival period shall survive until finally resolved pursuant to this Section 11. Notwithstanding anything to the contrary in this Agreement, any Fraud Claim will survive the Closing indefinitely.

11.2 Indemnification of Tilray. Subject to the terms and limitations in this Section 11, from and after the Closing, the Privateer Stockholders (the “Indemnifying Parties”) shall indemnify and hold harmless Tilray, its Subsidiaries, and their respective Representatives (collectively, the “Tilray Indemnified Parties”) from and against, and shall compensate and reimburse each of the Tilray Indemnified Parties for, any loss, Liability, fine, penalty or damage, including reasonable out of pocket fees, costs and expenses of counsel and other professionals, reasonable out of pocket expenses of investigation, including consequential damages to the extent reasonably foreseeable to the Parties, but excluding any special, punitive, exemplary, treble or similar damages (other than to the extent paid or payable to a third party) (a “Loss”) that such Tilray Indemnified Party suffers resulting from, arising out of, or imposed upon or incurred by any Tilray Indemnified Party by reason of (regardless of whether or not such Losses relate to any Third Party Claim):

(a) any breach or inaccuracy of any representation or warranty made by or on behalf of Privateer or the Stockholder Representative in this Agreement, the Privateer Disclosure Letter, or any certificate delivered by Privateer pursuant to this Agreement (a “Warranty Breach”);

(b) any breach by Privateer or the Stockholder Representative of any covenant or agreement in this Agreement (a “Covenant Breach”);

(c) any inaccuracy in or omission from the Allocation Certificate (including any calculations, assumptions, or assertions therein), including in the calculation of the amount of the Total Merger Consideration, the Stock Merger Consideration, the Cash Merger Consideration, the Option Merger Consideration, the Aggregate Cash Option Consideration or other amounts set forth therein that are delivered to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement, any amounts a Person was entitled to receive pursuant to the terms of this Agreement or the Privateer Allocation or the Cash-Out Options Allocation that was omitted from the Allocation Certificate, or any amount of any Privateer Transaction Expense Overage or any other item not accurately and completely reflected therein or otherwise not deducted from or applied to the Total Merger Consideration, the Stock Merger Consideration, the Cash Merger Consideration, the Option Merger Consideration or the Aggregate Cash Option Consideration pursuant thereto;

(d) any Dissenter Costs;

(e) any D&O Matter;

(f) any Equityholder Matter (without duplication of any Losses recovered under Section 11.2(c) above);

(g) any Privateer Transaction Expense Overage, but only to the extent not taken into account in the calculation of the Total Merger Consideration;

(h) any Pre-Closing Liabilities (including any Pre-Closing Taxes);

(i) the matters set forth on Schedule 11.2(i); and

(j) any claim for Fraud arising out of or relating to Privateer’s negotiation, execution and delivery of this Agreement or any other Transaction Document (each, a “Fraud Claim”).

For purposes of calculating any Losses under this Section 11, all materiality and material adverse effect qualifications, limiting the scope of any provision of this Agreement or any other Transaction Document shall be disregarded.

11.3 Limitations; Knowledge Savings; Benefit of Bargain.

(a) Even if a Tilray Indemnified Party would otherwise be entitled to indemnification for a Loss pursuant to this Agreement for any Warranty Breach, such Tilray Indemnified Party shall not be indemnified for such Loss unless and until the amount of Losses eligible for indemnification pursuant to Section 11.2(a) (other than with respect to any breach of any Privateer Fundamental Representation) with respect to such claim (together with any other Warranty Breach which is based on the same underlying facts, situations, circumstances, actions, failures to act, activities or transactions as such Warranty Breach) exceeds an amount equal to five thousand dollars ($5,000) (the “Per Claim Threshold”), and then, subject to this Section 11.3, the Tilray Indemnified Parties shall be entitled to recover the aggregate amount of all Losses from the first dollar (it being understood that no Tilray Indemnified Party shall be entitled to receive indemnification for any Losses with respect to any single claim or series of related claims in the event that such Losses are less than the Per Claim Threshold).

(b) Subject to the limitations set forth in this Section 11, any Losses for which the Indemnifying Parties have indemnification obligations under this Section 11 shall be recovered by Tilray Indemnified Parties solely by cancellation of Released Shares to satisfy the amount of any such Losses; provided, however, that any Losses shall be satisfied (i) first, from the portion of the Escrow Shares that constitute the Stockholder Escrow Shares (as calculated in accordance with the Escrow Allocation) and (ii) second, if the Stockholder Escrow Shares are insufficient to cover such Losses, then, from the portion of the Escrow Shares that constitute the Founder Escrow Shares (as calculated in accordance with the Escrow Allocation).

(c) Each of Tilray and Merger Sub acknowledge and agree that the Escrow Shares shall be the Tilray Indemnified Party’s sole and exclusive source of recovery with respect to claims arising under, or otherwise in connection with, this Agreement and that, following release in full of the Escrow Shares, the Tilray Indemnified Parties shall have no further rights to indemnification hereunder.

(d) Notwithstanding any investigation by, right of investigation, or Knowledge of, Tilray or Merger Sub of the affairs of Privateer, or waiver or non-assertion by Tilray or Merger Sub of any condition or right hereunder, Tilray and Merger Sub shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and in any other Transaction Document; provided, that other than with respect to Fraud Claims, no Tilray Indemnified Party shall be required to show reliance thereon in order to be entitled to any right or remedy hereunder.

11.4 Procedures for Third Party Claims.

(a) In the event Tilray becomes aware of a Claim or demand by another Person (other than the Stockholder Representative) (a “Third Party Claim”) that Tilray in good faith believes will result in an indemnification claim pursuant to this Section 11, the Tilray Indemnified Party shall deliver to the Stockholder Representative, as soon as practicable, but in any event within 30 Business Days of becoming aware of any facts or circumstances that would reasonably be expected to give rise to a claim for indemnification hereunder, written notice thereof, specifying, to the extent then known by the Tilray Indemnified Party, the amount of such claim and the nature and basis of such claim, including copies of all notices and documents received by the Tilray Indemnified Party relating to the Third Party Claim; provided, however, that no delay on the part of the Tilray Indemnified Party in notifying the Stockholder Representative shall relieve the Indemnifying Parties of any Liability hereunder, except to the extent that the defense of any third party Legal Proceeding has been prejudiced by the Tilray Indemnified Party’s failure to give such notice. Thereafter, the Tilray Indemnified Party shall keep the Indemnifying Party informed on a current basis as to any changes or developments with respect to the foregoing, including by providing copies of all material notices and material documents (including court papers) from time to time received by the Tilray Indemnified Party from a third party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Tilray Indemnified Party, Tilray shall, on behalf of the Tilray Indemnified Parties, have the right in its sole discretion to conduct the defense of, and to settle or otherwise resolve, any such Third Party Claim, and for clarity, to be indemnified, reimbursed, and compensated for its costs and expenses in connection with any such Third Party Claim, pursuant to and as set forth in Section 11.2, and the Securityholders’ Representative shall be entitled on behalf of the Indemnifying Parties, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The Tilray Indemnified Party shall seek the prior written consent of the Stockholder Representative on behalf of the Indemnifying Parties with respect to any settlement of a Third Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to any Pending Claim, the Stockholder Representative may withhold its prior written consent to any settlement in its sole discretion and the Tilray Indemnified Party shall not be permitted to settle any Pending Claim without the prior written consent of the Stockholder Representative. The written consent of the Indemnifying Parties with respect to any settlement or other resolution of any Third Party Claim (other than with respect to any Pending Claim) shall be deemed to have been given unless the Stockholder Representative shall have objected within 10 Business Days after a written request for such consent by the Tilray Indemnified Party. In the event that the Indemnifying Parties have consented to any such settlement or other resolution of a Third Party Claim (or in the event such consent has been unreasonably withheld, conditioned or delayed with respect to a Third Party Claim other than a Pending Claim), the amount of any such settlement shall be dispositive of the existence of an indemnifiable claim hereunder and the amount of Losses attributable to such claim (plus (i) any reasonable out of pocket fees, costs and expenses of counsel and other professionals and reasonable out of pocket expenses of investigation incurred by the Tilray Indemnified Parties that are not addressed by any such settlement or resolution and (ii) any Losses incurred by the Tilray Indemnified Parties with respect to equitable remedies or non-monetary obligations attributable to such Third Party Claim that are not addressed by any such settlement or resolution). If such written consent is not given (unless such consent was unreasonably withheld, conditioned or delayed with respect to a Third Party Claim other than a Pending Claim, in which case the preceding sentence shall apply), the Tilray Indemnified Party may agree to any such settlement or compromise, and may make an indemnity claim therefor (including whether and to what extent the Tilray Indemnified Party is entitled to indemnification, reimbursement, and compensation under this Agreement for such claim) subject to this Section 11; provided, however, that any such settlement or compromise effected without the written consent of the Stockholder Representative shall not be dispositive of the existence of an indemnifiable claim hereunder or the amount of Losses attributable to any such claim; provided further, however, that in no event shall a Tilray Indemnified Party be permitted to agree to any settlement or compromise of a Pending Claim without the prior written consent of the Stockholder Representative, which may be withheld in the Stockholder Representative’s sole discretion. Notwithstanding the foregoing, the Tilray Indemnified Party shall not, without the Stockholder Representative’s consent on behalf of the Indemnifying Parties (which consent shall not be unreasonably withheld, conditioned or delayed with respect to a Third Party Claim other than a Pending Claim), settle, discharge or compromise any Third Party Claim or consent to the entry of any judgment if such settlement, discharge or compromise that (A) involves any finding or admission of any violation of applicable Law on behalf of the Indemnifying Parties or any of its Affiliates or any of their respective Representatives, (B) does not cause each Indemnifying Party that is party to such Third Party Claim to be fully and unconditionally released from all Liability with respect to such claim, or (C) imposes equitable remedies or material non-monetary obligations on the Indemnifying Party.

(c) With respect to the Pending Claims, after the Effective Time, the Tilray Indemnified Parties may engage any counsel of their choosing, subject to their sole discretion, provided that the Tilray Indemnified Parties shall reasonably consult with the existing litigation counsel previously engaged by Privateer.

11.5 Procedures for Inter-Party Claims. In the event that a Tilray Indemnified Party determines to make a claim for Losses against any Indemnifying Parties hereunder (other than as a result of a Third Party Claim), the Tilray Indemnified Party shall give prompt written notice thereof to the Stockholder Representative specifying the amount of such claim and the nature and basis of the alleged breach giving rise to such claim; provided, however, that no delay on the part of the Tilray Indemnified Party in notifying the Stockholder Representative shall relieve the Indemnifying Parties of any Liability hereunder, except to the extent that the Stockholder Representative has been prejudiced by the Tilray Indemnified Party’s failure to give such notice. The Tilray Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records during normal business hours upon reasonable advance notice solely for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Losses. The Stockholder Representative shall notify the Tilray Indemnified Party within 30 calendar days following its receipt of such notice if the Indemnifying Parties dispute Liability to the Tilray Indemnified Party under this Section 11. If the Stockholder Representative does not so notify the Tilray Indemnified Party, the claim specified by the Tilray Indemnified Party in such notice shall be conclusively deemed to be a Loss of the Indemnifying Parties under this Section 11, and in the case of any notice in which the amount of the claim (or any portion of the claim) has been finally determined, the Stockholder Representative and Tilray shall jointly instruct the Escrow Agent to deliver to Tilray, on behalf of the Tilray Indemnified Parties, the Released Shares, or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, the Released Shares as calculated on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Stockholder Representative has timely disputed Liability with respect to such claim as provided above, the Indemnifying Party and Tilray shall negotiate in good faith to resolve such dispute. Promptly following the final determination of the amount of the Losses which the Tilray Indemnified Party has suffered (whether determined in accordance with this Section 11.4(b) or by a court of competent jurisdiction pursuant to Section 12.4), the Stockholder Representative and the Tilray shall jointly instruct the Escrow Agent to deliver to Tilray, on behalf of the Tilray Indemnified Parties, the Released Shares.

11.6 Exclusive Remedy. This Section 11 shall be the sole and exclusive remedy of the Tilray Indemnified Parties from and after the Closing Date for any claims arising under this Agreement; provided, however, that the foregoing shall not limit the right of any Tilray Indemnified Party to injunctive relief pursuant to equitable Law or any other equitable remedy, any rights under Section 12.9 hereto, or any right or remedy arising by reason of any Fraud Claim. The obligations of the Indemnifying Parties under this Section 11 shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by Privateer that contributed to any inaccuracy or breach giving rise to such obligation, it being understood that the Indemnifying Parties, not Privateer, shall have the sole obligation for the indemnification, compensation and reimbursement obligations under this Section 11.

11.7 Release of Escrow. On the 18-month anniversary of the Closing Date (such later date being the “Escrow Release Date”), the Escrow Agent shall release to the Exchange Agent for issuance to each Privateer Stockholder in accordance with such holder’s Escrow Allocation, the number of Escrow Shares equal to (a) the Escrow Shares on the Escrow Release Date minus (b) the quotient of (i) the maximum amount of all Losses for which any Tilray Indemnified Party has timely made a claim for indemnification that has not been finally determined and fully satisfied by Released Shares in accordance with this Section 11, and (ii) the Tilray Trailing Price on the Escrow Release Date. In the event any portion of the Escrow Shares are not released on the Escrow Release Date as a result of the reduction in respect of the foregoing sentence, following the final determination of any of such outstanding claims and, as applicable, release of Released Shares in full satisfaction of all outstanding indemnity claims in accordance with and subject to the terms and conditions of this Section 11, the Stockholder Representative shall be entitled to, and Tilray shall promptly and in any event within two Business Days of such final determination and full satisfaction of all outstanding indemnity claims, direct the Escrow Agent to release to the unreleased number of Escrow Shares to the Exchange Agent for issuance to each Privateer Stockholder in accordance with such holder’s Escrow Allocation.

12.	MISCELLANEOUS PROVISIONS

12.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors or other governing bodies of Privateer, Merger Sub, and Tilray at any time (whether before or after obtaining the Required Privateer Stockholder Vote or the Required Tilray Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made without the further approval of such stockholders if the further approval of such stockholders is required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Privateer, Merger Sub and Tilray.

12.2 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(c) No extension or waiver by Tilray or Merger Sub shall require the approval of the stockholders of Tilray unless such approval is required by Law, and no extension or waiver by Privateer shall require the approval of the Privateer Stockholders unless such approval is required by Law.

12.3 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, together with the Transaction Documents, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

12.4 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 12.4; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 12.7 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

12.5 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

12.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect.

12.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery if delivered by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Pacific time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Tilray or Merger Sub:

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC, Canada, V9X IJ2

Attention: Dara Redler, General Counsel; Maryscott Greenwood, Chair of the Special Committee of the Board

Email: scotty.greenwood@tilray.com

with a copy to (which shall not constitute notice):

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Luke P. Iovine, III, Jason Rabbitt-Tomita, Erik J. Lindemann

Email: lukeiovine@paulhastings.com, jasontomita@paulhastings.com, eriklindemann@paulhastings.com if to Privateer:

Privateer Holdings, Inc.

2701 Eastlake Avenue E., 3rd Floor

Seattle, WA 98102

Attention: Michael Blue, Managing Director

Email: michael.blue@privateerholdings.com

with a copy to (which shall not constitute notice):

Cooley LLP

1700 7th Ave, Suite 1900

Seattle, WA 98101

Attention: John Robertson, Steve Tonsfeldt, Kassendra Galindo

Email: jrobertson@cooley.com, stonsfeldt@cooley.com, kgalindo@cooley.com if to the Stockholder Representative:

Michael Blue

2701 Eastlake Avenue E., 3rd Floor

Seattle, WA 98102

Attention: Michael Blue

Email: michael.blue@privateerholdings.com

with a copy to (which shall not constitute notice):

Cooley LLP

1700 7th Ave, Suite 1900

Seattle, WA 98101

Attention: John Robertson, Steve Tonsfeldt, Kassendra Galindo

Email: jrobertson@cooley.com, stonsfeldt@cooley.com, kgalindo@cooley.com

12.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

12.9 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity and prior to the valid exercise of any termination right by the Parties in accordance with Section 9.1. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

12.10 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties, the Tilray Indemnified Parties to the extent of their respective rights pursuant to Section 11.2, and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.11 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated, except that Tilray will be responsible for up to $1,000,000 of Privateer Transaction Expenses that are unpaid as of the Effective Time.

12.12 Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a) Each of the Parties hereto acknowledges and agrees that Cooley has acted as counsel to Privateer in various matters involving a range of issues and as counsel to Privateer in connection with the negotiation of this Agreement and consummation of the Contemplated Transactions.

(b) In connection with any matter or dispute under this Agreement, each of Tilray and Merger Sub hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Company following the Closing to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Cooley’s prior representation of Privateer and (ii) Cooley’s representation of the Stockholder Representative and/or any of the Securityholders (collectively, the “Protected Parties”) prior to and after the Closing.

(c) Each of Tilray and Merger Sub further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Company, that all communications in any form or format whatsoever between or among any of Cooley, any of the Protected Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Contemplated Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Protected Parties, shall be controlled by the Stockholder Representative on behalf of the Protected Parties and shall not pass to or be claimed by Tilray or Merger Sub or, following the Closing, the Surviving Company. All Deal Communications that are subject to the attorney-client privilege (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Stockholder Representative and the Protected Parties, shall be controlled by the Stockholder Representative on behalf of the Protected Parties, and shall not pass to or be claimed by any of Tilray, Merger Sub or, following the Closing, the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by any of Tilray, Merger Sub or any of their respective Affiliates (including, after the Closing, the Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d) Notwithstanding the foregoing, in the event that a dispute arises between Tilray and Merger Sub or, after the Closing, the Surviving Company, on the one hand, and a third party other than the Stockholder Representative or the Securityholders, on the other hand, Tilray and Merger Sub or, following the Closing, the Surviving Company, may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Tilray or Merger Sub, nor, following the Closing, the Surviving Company may waive such privilege without the prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned, or delayed). In the event that Tilray or Merger Sub or, following the Closing, any Protected Party is legally required by order of a Governmental Body to access or obtain a copy of all or a portion of the Privileged Deal Communications, Tilray shall immediately (and, in any event, within five Business Days) notify the Stockholder Representative in writing (including by making specific reference to this Section 12.12(d)) so that the Stockholder Representative can seek a protective order and Tilray agrees to use all commercially reasonable efforts to assist therewith.

(e) To the extent that Privileged Deal Communications maintained by Cooley constitute property of its clients, only the Stockholder Representative and the Protected Parties shall hold such property rights and Cooley shall have no duty to reveal or disclose any such Privileged Deal Communications by reason of any attorney-client relationship between Cooley, on the one hand, and Privateer, on the other hand so long as such Privileged Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) Each of Tilray and Merger Sub agrees on behalf of itself and, following the Closing, the Surviving Company, to the extent that Tilray or Merger Sub or, after the Closing, the Surviving Company, receives or takes physical possession of any Privileged Deal Communications, such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Protected Parties or any other Person, of the privileges or protections described in this Section 12.12, and neither Tilray or Merger Sub nor, following the Closing, the Surviving Company shall (i) assert any claim that any of the Protected Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any Privileged Deal Communications, or (ii)

seek to obtain the Privileged Deal Communications from Cooley so long as such Privileged Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

12.13 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) The Parties agree that each of the Privateer Disclosure Letter and the Tilray Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Privateer Disclosure Letter or the Tilray Disclosure Letter shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i) Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (Pacific time) on the date that is two Business Days prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Parties and their Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Tilray SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(j) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next regular Business Day.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

TILRAY, INC.

By:	/s/ Mark Castaneda
Name:	Mark Castaneda
Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DOWN RIVER MERGER SUB, LLC

By:	/s/ Mark Castaneda
Name:	Mark Castaneda
Title:	Authorized Person

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PRIVATEER HOLDINGS, INC.

By:	/s/ Michael Blue
Name: Michael Blue
Title: President and Managing Partner

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

STOCKHOLDER REPRESENTATIVE

By:	/s/ Michael Blue
Name: Michael Blue

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the other Party to such Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the other Party or any of its Affiliates to such Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (A) in which a Party is a constituent Entity; (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (C) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Cash Option Consideration” means (i) the Cash Merger Consideration, multiplied by (ii) the quotient of the (A) Privateer Service Provider Options, divided by (B) the Privateer Exchange Shares.

“Aggregate Exercise Price” means the aggregate exercise price of all In-the-Money Options.

“Aggregate In-the-Money Option Value” means (i) the product of (A) the Option FMV, multiplied by (B) all In-the-Money Options, less (ii) the Aggregate Exercise Price.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

“Cash Consideration Shares” means a number of shares of Tilray Class 2 Common Stock equal to the sum of (i) the Stock Cash Consideration Shares, plus (ii) the Option Cash Consideration Shares. For purposes of determining the Cash Consideration Shares, the number of shares of Tilray Class 2 Common Stock shall be rounded down to the nearest whole share. The calculation of the Cash Consideration Shares shall be set forth in the Allocation Certificate.

“Cash-Out Options Allocation” means the allocation of the Individual Option Cash Consideration, with respect to each grant of In-the-Money Options (with the grants of In-the-Money Options with the lowest exercise price being allocated the Individual Option Cash Consideration and cashed out and cancelled first, in ascending order by exercise price until all of the Individual Option Cash Consideration is exhausted), the aggregate number of In-the-Money Options, per grant, equal to the lesser of (i) the total number of options in that grant to which a portion of Individual Option Cash Consideration has not yet been allocated and (ii) the quotient of (A) the Individual Option Cash Consideration payable to that Optionholder and not yet allocated, divided by (B) the Option FMV less the applicable exercise price for such grant. For purposes of determining the Cash-Out Options Allocation, the number of shares of In-the-Money Options to be cancelled with respect to each grant shall be rounded down to the nearest whole share.

“Claim” mans threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, the Preferred Stock Conversion and the other transactions and actions contemplated by this Agreement.

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“D&O Matter” means any Claim by or on behalf of any securityholders Privateer, or any Subsidiary of Privateer, or by or in the right of Privateer, or any Subsidiary of Privateer, pertaining to (i) the fact that he or she is or was an officer or director of Privateer, or any Subsidiary of Privateer, or any action or omission or alleged action or omission by such Person in his or her capacity as an officer or director, or (ii) this Agreement, any other Transaction Document, or the Contemplated Transactions, whether in any case asserted or arising before or after the Effective Time.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenter Costs” means the amount, if any, by which (i) the amount paid as a result of holders of Dissenting Shares having perfected (and not waived, withdrawn or otherwise lost) their rights pursuant to the DGCL exceeds (ii) the consideration that would have been paid to such holders pursuant to the terms of this Agreement with respect to such Dissenting Shares if no demand for appraisal or dissenters’ rights had been made by the holders of such Dissenting Shares.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Docklight Letter Agreement” means the letter agreement by and between Docklight Brands Inc. (and any successor or assignee) and Tilray.

“Effect” means any effect, change, event, circumstance, or development.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), and “Encumber” shall have corresponding meaning.

“Enforceability Exceptions” means the (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) Law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Entity, and any subscription, option, call, warrant, right, security instrument (including debt securities) or obligation or any other security, either currently or otherwise convertible, exchangeable or exercisable into such.

“Equityholder Matter” means any Claim by or on behalf of any current or former securityholder of Privateer or any Subsidiary of Privateer, or any other Person, asserting, alleging or seeking to assert rights or remedies relating to Equity Interests of Privateer or any Subsidiary of Privateer, including any Claim asserted, based upon or related to (a) the Privateer Stockholder Written Consent or the Required Privateer Stockholder Vote, (b) the ownership or rights to ownership of any Equity Interests of Privateer or any Subsidiary of Privateer, or (c) any rights of a securityholder of Privateer or any of its Subsidiaries, including any rights to Equity Interests, preemptive rights or rights to notice or to vote Equity Interests, and any other claim by any current or former securityholder of Privateer or any Subsidiary of the Privateer relating to this Agreement, the Transaction Documents, any of the Contemplated Transactions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A., or another third party escrow agent to be mutually agreed by Tilray and Privateer.

“Escrow Allocation” means the following allocation of the Escrow Amount among the Privateer Stockholders (a) with respect to each Privateer Stockholder, a number of shares of Tilray Class 2 Common Stock equal to the product of (i) such Privateer Stockholder’s Pro Rata Portion, multiplied by (ii)

the first one-half of the Escrow Amount (the “Stockholder Escrow Shares”) and (b) with respect to a Founder, a number of shares of Tilray Class 2 Common Stock equal to the product of (i) the applicable Founder Pro Rata Portion, multiplied by (ii) the remaining one-half of the Escrow Amount (the “Founder Escrow Shares”).

“Escrow Amount” means a number of shares of Tilray Class 2 Common Stock equal to the quotient of (a) $125,000,000, divided by (b) the Tilray Closing Price. For purposes of determining the Escrow Amount, the number of shares of Tilray Class 2 Common Stock shall be rounded down to the nearest whole share.

“Escrow Shares” means, at any given time after Closing, the number of shares of Tilray Class 2 Common Stock then remaining in the account in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement (as calculated in accordance with the Escrow Allocation).

“Exchange Act” means the Securities Exchange Act of 1934.

“FMV” means lower of (i) the Tilray Closing Price and (ii) the Offering Price.

“Founder” means any of the following individuals and Entities: (a) Brendan Kennedy, (b) Michael Blue, (c) Christian Groh, (d) any Permitted Entity (as such term is defined in the Amended and Restated Privateer Charter) of any of the foregoing individuals and (e) any Permitted Transferee (as such term is defined in the Amended and Restated Privateer Charter) of any of the foregoing individuals or Permitted Entities (as such term is defined in the Amended and Restated Privateer Charter).

“Founder Pro Rata Portion” means, with respect to a Founder, a percentage equal to the quotient of (a) the Tilray Class 2 Common Stock Consideration Shares allocated to such Founder pursuant to Section 1.5(a)(iii) and in accordance with the Privateer Allocation, divided by (b) the Tilray Class 2 Common Stock Consideration Shares issued to all Founders, the calculation of which shall be set forth in the Allocation Certificate.

“Founders Guarantee Agreement” means that the guarantee agreement by and among Tilray and each of the Founders.

“Fraud” means an act in the making of a specific representation or warranty of Privateer expressly set forth in this Agreement or any other Transaction Document, committed by a Person making such express representation or warranty or their Affiliates or, with respect to any such representations and warranties of Privateer, any of the Privateer’s Subsidiaries, with reckless disregard for the accuracy of such representations and warranties or with the intent to deceive another Person, and to induce him, her or it to enter into the contract and requires (a) a false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement or any other Transaction Document; (b) knowledge that such representation is false; (c) an intention to induce the Person to whom such representation was made or any of their Affiliates to act or refrain from acting in reliance upon it; (d) reliance upon which that Person suffers damages.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, certification, franchise, permission, approval, exemption, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family Member” means with respect to any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home (other than employees or tenants).

“In-the-Money Options” means any Privateer Service Provider Option for which the applicable exercise price is less than the Option FMV.

“Indebtedness” means the sum of the following, whether or not contingent or due and payable: (i) indebtedness of Privateer or any of its Subsidiaries for borrowed money, including convertible debt; (ii) obligations of Privateer or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of Privateer or any of its Subsidiaries in respect of letters of credit or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances; (iv) obligations of Privateer or any of its Subsidiaries to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than three (3) months after the date of placing such property in service or taking delivery thereof and title thereto or the completion of such services; (v) capitalized lease obligations of Privateer or any of its Subsidiaries; (vi) indebtedness of third parties which is either guaranteed by Privateer or any of its Subsidiaries or secured by an Encumbrance on the assets of Privateer or any of its Subsidiaries; (vii) any overdue accounts payable of Privateer or any of its Subsidiaries; (viii) any acceleration, termination fees, pre-payment fees, balloons or similar payments on any of the foregoing; and (ix) all accrued interest on any of the foregoing.

“Individual In-the-Money Option Value” with respect to a holder of Privateer Service Provider Options, the product of (i) each In-the-Money Option held by such holder, multiplied by (ii) the Option FMV, less applicable exercise price for such grant.

“Individual Option Cash Consideration” means (i) the Optionholder Cash Percentage, multiplied by (ii) the Aggregate Cash Option Consideration.

“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (ii) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (iii) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (iv) patents and industrial property rights; (v) other similar proprietary rights in intellectual property of every kind and nature; (vi) rights of privacy and publicity; and (vii) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(vi)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities after reasonable inquiry. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, order, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any claim, action, cause of action, suit, demand, tender of indemnity, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lock-up Provisions” means the terms and provisions set forth in the Form of Stockholder Lock-up Agreement attached hereto as Exhibit C (as well as any Lock-up Agreement entered into by any Privateer Stockholder).

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Select Market or such other Nasdaq market on which shares of Tilray Common Stock are then listed.

“Offering” means an underwritten, at-the market offering, or other registered public offering of Tilray Common Stock or other offering of Tilray securities consummated by Tilray prior to the Closing.

“Offering Price” means the weighted-average price associated with each identifiable portion of funds designated for Cash Merger Consideration as follows: (i) in the case of an underwritten public offering, the public offering price of a share of Tilray Class 2 Common Stock in such offering, less any underwriting discounts, commissions or other compensation, (ii) in the case of an at-the-market offering, the weighted-average price per share of Tilray Class 2 Common Stock sold in such offerings, less any discounts, commissions or other compensation and (iii) in the case in which Tilray uses cash from any other offering of Tilray securities to be allocated as Cash Merger Consideration, the net sale price of a share of Tilray Class 2 Common Stock (after taking into account discounts, commissions or other compensation).

“Option Cash Consideration Shares” means the product of (i) the Total Cash-Out Options, multiplied by (ii) the Option Exchange Ratio.

“Option Exchange Ratio” means the following ratio: the quotient of (i) the Total Merger Consideration less the Escrow Amount, divided by (ii) the Privateer Exchange Shares.

“Option FMV” means (i) the FMV, multiplied by (ii) the Option Exchange Ratio.

“Option Merger Consideration” means a number of shares of Tilray Class 2 Common Stock equal to (i) the product of (A) the Privateer Service Provider Options, multiplied by (B) the Option Exchange Ratio, less (ii) the Option Cash Consideration Shares.

“Optionholder’s Cash Percentage” means the quotient of (i) the Individual In-the-Money Option Value, divided by (ii) the Aggregate In-the-Money Option Value.

“Ordinary Course of Business” means, with respect to any Entity, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that for the avoidance of doubt, Ordinary Course of Business shall exclude any breach of Contract or violation of applicable Law.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means Privateer and the Stockholder Representative, on the one hand, and Tilray and Merger Sub, on the other hand.

“Pending Claim” means the matters set forth on Schedule B.

“Permitted Encumbrance” means: (i) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on Privateer Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of Privateer or any of its Subsidiaries; (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (v) non-exclusive licenses of Intellectual Property Rights granted by Privateer or any of its Subsidiaries, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (vi) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Liabilities” means any and all Liabilities of Privateer or any of its Subsidiaries arising out of or imposed upon or incurred by any Person as a result of any action, omission, fact or circumstance existing or occurring prior to the Effective Time. For clarity, Pre-Closing Liabilities includes Pre-Closing Taxes.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date.

“Pre-Closing Taxes” means (i) any and all Liability for Taxes of Privateer or any of its Subsidiaries for any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, (ii) any and all Liability for Taxes of any Person (A) as a result of Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation or as a result of filing any consolidated, combined, unitary or aggregate Tax Return with such Person prior to the Closing Date; or (B) as a transferee or successor by law, pursuant to a Contract entered into prior to the Closing Date, or any other relationship in existence as of the Closing Date, and (iii) the Privateer Stockholders’ share of Transfer Taxes pursuant to Section 5.10(f).

“Privateer Allocation” means the following allocation of the Stock Merger Consideration among the Privateer Stockholders:

(a) with respect to a Founder, a number of shares of Tilray Class 1 Common Stock equal to the product of (i) the Tilray Class 1 Common Stock Consideration Shares, multiplied by (ii) the quotient of (A) the number of shares of Privateer Capital Stock held by such Founder, divided by (B) the number of shares of Privateer Capital Stock held by all Founders;

(b) with respect to each Privateer Stockholder, a number of shares of Tilray Class 2 Common Stock equal to (i) the product of (A) such holder’s Pro Rata Consideration Ratio, multiplied by (B) the Total Merger Consideration, (ii) less the number of shares of Tilray Class 2 Common Stock equal to the quotient of (A) the Pro Rata Cash Portion with respect to such holder, divided by (B) the Offering Price (rounded up to the nearest whole share), and (iii) less in the case of a Founder, the number of shares of Tilray Class 2 Common Stock equal to the number of shares of Tilray Class 1 Common Stock allocated to such Founder pursuant to subsection (a) of this definition; and

(c) with respect to each Privateer Stockholder, the portion of Cash Merger Consideration equal to such holder’s Pro Rata Cash Portion;

in each case, all in accordance with the Amended and Restated Privateer Charter.

“Privateer Associate” means any current or former employee, independent contractor, officer or director of Privateer or any of its Subsidiaries.

“Privateer Board” means the board of directors of Privateer.

“Privateer Capital Stock” means the Privateer Common Stock and the Privateer Preferred Stock.

“Privateer Class 1 Common Stock” means the Class 1 Common Stock, $0.0001 par value per share, of Privateer.

“Privateer Class 1 Options” means options or other rights to purchase shares of Privateer Class 1 Common Stock issued by Privateer.

“Privateer Class 2 Common Stock” means the Class 2 Common Stock, $0.0001 par value per share, of Privateer.

“Privateer Class 3 Common Stock” means the Class 3 Common Stock, $0.0001 par value per share, of Privateer.

“Privateer Class 3 Options” means options or other rights to purchase shares of Privateer Class 3 Common Stock issued by Privateer.

“Privateer Closing Tax Opinion” means a written opinion from Cooley, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Schedule C-3, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Cooley shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the Privateer Tax Representation Letter and the Tilray Tax Representation Letter.

“Privateer Common Stock” means the Privateer Class 1 Common Stock, Privateer Class 2 Common Stock, and Privateer Class 3 Common Stock.

“Privateer Contract” means any Contract: (i) to which Privateer or any of its Subsidiaries is a Party; (ii) by which Privateer or any of its Subsidiaries or any Privateer IP or any other asset of Privateer or its Subsidiaries is or may become bound or under which Privateer or any of its Subsidiaries has, or may become subject to, any obligation; or (iii) under which Privateer or any of its Subsidiaries has or may acquire any right or interest.

“Privateer ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) that is treated with Privateer or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Privateer Exchange Shares” means the total number of shares of Privateer Common Stock outstanding immediately prior to the Effective Time (expressed on an as-converted to Privateer Common Stock basis and assuming the effectiveness of the Preferred Stock Conversion), (i) including (A) the total number of shares assuming the exercise of all Privateer Service Provider Options immediately prior to the Effective Time and (B) the issuance of shares of Privateer Common Stock in respect of all other outstanding options, restricted stock awards, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger and (ii) excluding any shares issuable upon exercise of the Tilray Service Provider Options.

“Privateer Fundamental Representations” means the representations and warranties of Privateer set forth in Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.4 (Vote Required), 2.6 (Capitalization; Ownership of the Owned Shares), and 2.20 (No Financial Advisors).

“Privateer IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or licensed to, Privateer or its Subsidiaries.

“Privateer Material Adverse Effect” means any Effect that is or would be reasonably expected to be materially adverse to the business, assets, or Liabilities of Privateer and its Subsidiaries, taken as a whole. In addition to, and without limiting, the foregoing, any Effect that is or would reasonably be expected to be materially adverse to the business, assets, or Liabilities of Privateer and its Subsidiaries, taken as a whole, but excluding the ownership of capital stock of Tilray, shall also constitute a Privateer Material Adverse Effect.

“Privateer Options” means Privateer Class 1 Options and Privateer Class 3 Options, collectively.

“Privateer Plan” means the Privateer Holdings, Inc. 2011 Equity Incentive Plan, as amended.

“Privateer Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Privateer Registration Statement Tax Opinion” means a written opinion from Cooley, dated as of such date as may be required by the SEC in connection with the filing of the Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Schedule C-2, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Cooley shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the Privateer Tax Representation Letter and the Tilray Tax Representation Letter.

“Privateer Service Provider” means a holder of Privateer Options that is not a Tilray Service Provider.

“Privateer Service Provider Options” means the Privateer Class 1 Options and the Privateer Class 3 Options held by a Privateer Service Provider.

“Privateer Stockholder” means a holder of Privateer Capital Stock.

“Privateer Transaction Expense Overage” means the amount of Privateer Transaction Expenses greater than $1,000,000 that are unpaid as the Effective Time.

“Privateer Transaction Expense Shares” means a number of shares of Tilray Class 2 Common Stock equal to the quotient of (i) the amount of Privateer Transaction Expense Overage, divided by (ii) the Tilray Closing Price. For purposes of determining the Privateer Transaction Expense Shares, the number of shares of Tilray Class 2 Common Stock shall be rounded down to the nearest whole share. The calculation of the Privateer Transaction Expense Shares shall be set forth in the Allocation Certificate.

“Privateer Transaction Expenses” means all fees and expenses incurred by Privateer at or prior to the Effective Time in connection with the Contemplated Transactions and this Agreement, including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of Privateer, including any and all fees and expenses relating to the Privateer D&O Tail Policy; provided that 100% of the following shall not be considered Privateer Transaction Expenses: (i) the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement, and any amendments and supplements thereto with the SEC; (ii) the Nasdaq Fees; (iii) the fees and expenses paid or payable to the Exchange Agent pursuant to the engagement agreement with the Exchange Agent; (iv) the fees and expenses paid or payable to the Escrow Agent pursuant to the engagement agreement with the Escrow Agent; and (v) any fees and expenses incurred by the financial printer or the proxy solicitor in connection with the filing and distribution of the Registration Statement and any amendments and supplements thereto with the SEC (without duplication of the fees and expenses addressed in clause (ai) above).

“Privateer Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Privateer and its consolidated Subsidiaries for the period ended June 30, 2019 made available to Tilray prior to the date of this Agreement.

“Pro Rata Cash Portion” means, with respect to any Privateer Stockholder, the amount of cash equal to the product of (i) the Cash Merger Consideration, less the Aggregate Cash Option Consideration, multiplied by (ii) such holder’s Pro Rata Consideration Ratio; provided that the Pro Rata Cash Portion with respect to any Privateer Stockholder shall not exceed the amount of cash equal to the product of (A) the Offering Price, multiplied by (B) the number of shares equal to the product of (1) such holder’s Pro Rata Consideration Ratio, multiplied by (2) the Total Merger Consideration, (3) less in the case of a Founder, the number of shares of Tilray Class 1 Common Stock allocated to such Founder pursuant to subsection (a) of the definition of the Privateer Allocation.

“Pro Rata Consideration Ratio” means, with respect to any Privateer Stockholder, the fraction equal to the quotient of (a) the number of shares of Privateer Capital Stock held by such holder, divided by (b) the Privateer Exchange Shares.

“Pro Rata Portion” means, with respect to any Privateer Stockholder, a percentage equal to the quotient of (i) (A) the sum of the Tilray Class 1 Common Stock Consideration Shares, plus (B) the Tilray Class 2 Common Stock Consideration Shares, in each case allocated to such Privateer Stockholder pursuant to Section 1.5(a)(iii) and in accordance with the Privateer Allocation, divided by (ii) the Stock Merger Consideration, the calculation of which shall be set forth in the Allocation Certificate.

“Proxy Statement” means the proxy statement to be sent to Tilray’s stockholders in connection with the Tilray Stockholders’ Meeting.

“Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Tilray Class 2 Common Stock) to be filed with the SEC by Tilray registering the public offering and sale of Tilray Class 2 Common Stock to some or all holders of Privateer Class 2 Common Stock and Privateer Class 3 Common Stock in the Merger, including all shares of Tilray Class 2 Common Stock to be issued in exchange for all shares of Privateer Class 2 Common Stock and Privateer Class 3 Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Related Party” means, with respect to any specified Person: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any other Person who holds, individually or together with any Affiliate of such other Person, more than 5% of the outstanding equity, ownership, or voting interests of such specified Person.

“Released Shares” means the greater of (i) the number of Escrow Shares (as allocated in accordance with the Escrow Allocation) equal to the quotient of (A) the amount of an indemnifiable Loss divided by (B) the Tilray Trailing Price on the date the indemnification obligation for such Loss becomes due and payable, rounded up to the nearest whole number and (ii) the total number of Escrow Shares (as allocated in accordance with the Escrow Allocation) if the number of Escrow Shares then remaining on such date is less than the number required by clause (i) of this definition.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Reserve Amount” means $50,000, designated for the Reserve Account.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder” means a holder of Privateer Capital Stock or Privateer Options.

“Series A Preferred Stock” means the shares of the Series A Preferred Stock of Privateer, par value $0.0001 per share.

“Series B Preferred Stock” means the shares of the Series B Preferred Stock of Privateer, par value $0.0001 per share.

“Series C Preferred Stock” means the shares of the Series C Preferred Stock of Privateer, par value $0.0001 per share.

“Stock Cash Consideration Shares” means the quotient of (i) the Cash Merger Consideration, less the Aggregate Cash Option Consideration, divided by (ii) the Offering Price.

“Stock Merger Consideration” means (i) the Total Merger Consideration, less (ii) the Option Merger Consideration, less (iii) the Cash Consideration Shares.

“Straddle Period” means any taxable period of Privateer that includes, but does not end on, the Closing Date.

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity; provided that Tilray shall not be considered a Subsidiary of Privateer unless specifically indicated.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that is on terms and conditions that the Tilray Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by Privateer to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Tilray’s stockholders than the terms of the Contemplated Transactions.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Tilray Associate” means any current or former employee, independent contractor, officer or director of Tilray.

“Tilray Board” means the board of directors of Tilray.

“Tilray Class 1 Common Stock” means the Class 1 Common Stock, $0.0001 par value per share, of Tilray.

“Tilray Class 1 Common Stock Consideration Shares” means 16,666,667 shares of Tilray Class 1 Common Stock; provided, however, that the Tilray Class 1 Common Stock Consideration Shares will be reduced on a one-to-one basis by the amount by which the shares of Tilray Class 1 Common Stock held by Privateer immediately prior to the Effective Time is less than 16,666,667 shares. For example, if immediately prior to the Effective Time, Privateer owns 16,000,000 shares of Tilray Class 1 Common Stock, the Tilray Class 1 Common Stock Consideration Shares shall not exceed 16,000,000 shares. In no event shall the Tilray Class 1 Common Stock Consideration Shares exceed the lesser of (a) the number of shares of Tilray Class 1 Common Stock held by Privateer immediately prior to the Effective Time or (b) 16,666,667 shares.

“Tilray Class 2 Common Stock” means the Class 2 Common Stock, $0.0001 par value per share, of Tilray.

“Tilray Class 2 Common Stock Consideration Shares” means 58,333,333 shares of Tilray Class 2 Common Stock; provided, however, that the Tilray Class 2 Common Stock Consideration Shares will be reduced on a one-to-one basis by the amount by which the shares of Tilray Class 2 Common Stock held by Privateer immediately prior to the Effective Time is less than 58,333,333 shares (such that in no event shall such number exceed the lesser of (i) the number shares of Tilray Class 2 Common Stock held by Privateer immediately prior to the Effective Time or (ii) 58,333,333 shares), in each such case, less (A) the Cash Consideration Shares, less (B) the Privateer Transaction Expense Shares.

“Tilray Class 3 Common Stock” means the Class 3 Common Stock, $0.0001 par value per share, of Tilray.

“Tilray Closing Price” means the volume-weighted average closing trading price of a share of Tilray Class 2 Common Stock on Nasdaq for the five consecutive trading days ending five trading days immediately prior to the Closing Date.

“Tilray Closing Tax Opinion” means a written opinion from Paul Hastings, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Schedule D-3 to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Paul Hastings shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the Privateer Tax Representation Letter and the Tilray Tax Representation Letter.

“Tilray Common Stock” means the Tilray Class 1 Common Stock, the Tilray Class 2 Common Stock, and the Tilray Class 3 Common Stock.

“Tilray Contract” means any Contract: (i) to which Tilray or Merger Sub is a party; (ii) by which Tilray, Merger Sub or any Tilray IP or any other asset of Tilray or Merger Sub is or may become bound or under which Tilray or Merger Sub has, or may become subject to, any obligation; or (iii) under which Tilray or Merger Sub has or may acquire any right or interest.

“Tilray Fundamental Representations” means the representations and warranties of Tilray and Merger Sub set forth in Sections 3.1 (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), and 3.6 (No Financial Advisors).

“Tilray IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or licensed to, Tilray or its Subsidiaries.

“Tilray Material Adverse Effect” means any Effect that would prevent or materially delay the ability of Tilray to consummate the Contemplated Transactions.

“Tilray Registration Statement Tax Opinion” means a written opinion from Paul Hastings, dated as of such date as may be required by the SEC in connection with the filing of the Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Schedule D-2, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Paul Hastings LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the Privateer Tax Representation Letter and the Tilray Tax Representation Letter.

“Tilray SEC Documents” means the registration statements, proxy statements, certifications and other statements, reports, schedules, forms and other documents furnished or filed by or on behalf of Tilray with the SEC, including any certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act).

“Tilray Service Provider” means the Persons set forth in Section A of the Privateer Disclosure Letter.

“Tilray Service Provider Options” means the Privateer Class 1 Options and the Privateer Class 3 Options held by a Tilray Service Provider.

“Tilray Trailing Price” means, with respect to any date, the volume-weighted average closing trading price of a share of Tilray Class 2 Common Stock on Nasdaq for the five consecutive trading days ending five trading days immediately prior to such date.

“Total Cash-Out Options” means the aggregate total of all In-the-Money Options to which Individual Option Cash Consideration is allocated pursuant to the Cash-Out Options Allocation.

“Total Merger Consideration” means the sum of (i) the Tilray Class 1 Common Stock Consideration Shares, plus (ii) Tilray Class 2 Common Stock Consideration Shares, plus (iii) the Cash Consideration Shares.

“Transaction Documents” means this Agreement, the Stockholder Lock-up Agreements, the Escrow Agreement, the Privateer Disclosure Letter, the Tilray Disclosure Letter, the Allocation Certificate, and each other agreement, certificate, document and instrument contemplated hereby and thereby, including all Schedules, Annexes, and Exhibits hereto and thereto.

“Transfer” shall mean any direct or indirect (i) sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, Encumbrance or other disposition to any Person, including those by way of hedging or derivative transactions or (ii) swap, hedge, short position, call or other arrangement that is designed to or which could reasonably be expected to lead to or result in, directly or indirectly, a transfer of the economic consequence of ownership of any Tilray Class 1 Common Stock or Tilray Class 2 Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery any Equity Interests in Tilray or any of its Subsidiaries or any other securities, in cash or otherwise.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added, real property and similar Taxes and fees (including any penalties and interest thereon).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Recitals
Allocation Certificate	5.15
Amended and Restated Privateer Charter	6.6
Amended and Restated Tilray Charter	6.6
Anti-Bribery Laws	2.23
Cash Merger Consideration	1.5(d)
Certificate of Merger	1.3
Class 1 Tilray Options	5.5(b)
Class 3 Tilray Options	5.5(c)
Closing	1.3
Closing Date	1.3
Cooley	5.10(c)
Costs	5.6(a)
Covenant Breach	11.2(b)

Term	Section
Deal Communications	12.12(c)
D&O Indemnified Parties	5.6(a)
Dissenting Shares	1.8(a)
Effective Time	1.3
End Date	9.1(b)
Escrow Agreement	5.20
Escrow Release Date	11.7
Exchange Agent	1.7(a)
Exchange Fund	1.7(a)
FLSA	2.17(n)
Fraud Claim	11.2(i)
FTC	5.4(b)
Indemnifying Parties	11.2
Information Statement	5.2(a)
Initial Receipt Period	5.3(b)
Insurance Policies	2.19
Intended Tax Treatment	5.10(a)
Intervening Event	5.3(d)(ii)
Investor Agreements	2.22(a)
Letter of Transmittal	1.7(b)
Loss	11.2
Merger	Recitals
Merger Notification Filings	5.4(c)
Merger Sub	Preamble
Nasdaq Fees	5.9
Nasdaq Listing Application	5.9
Notice Period	5.3(d)(i)
Option Assumption Agreement	5.5(b)
Owned Shares	2.6(f)
Paul Hastings	5.10(c)
Per Claim Threshold	11.3(a)
Pre-Closing Period	4.1(a)
Preferred Stock Conversion	5.19
Privateer	Preamble
Privateer Benefit Plan	2.17(a)
Privateer Board Recommendation	5.2(d)
Privateer Book Entry Shares	1.6
Privateer D&O Tail Policy	5.6(d)
Privateer Disclosure Letter	2
Privateer Financials	2.7(a)
Privateer Lock-up Agreement	9.3(b)
Privateer Material Contract(s)	2.13(a)
Privateer Permits	2.14(e)
Privateer Real Estate Leases	2.11
Privateer Signatories	Recitals
Privateer Stock Certificate	1.6
Privateer Stockholder Matters	5.2(a)
Privateer Stockholder Written Consent	2.4
Privateer Support Agreement	Recitals
Privateer Tax Representation Letter	5.10(c)

Term	Section
Privileged Deal Communications	12.12(c)
Protected Parties	12.12(b)
Required Privateer Stockholder Vote	2.4
Required Tilray Stockholder Vote	3.4
Stockholder Lock-up Agreement	1.7(b)
Stockholder Notice	5.2(c)
Stockholder Representative	Preamble
Surviving Company	1.1
Terminating Privateer Option	5.5(e)
Terminating Privateer Option Consideration	5.5(e)
Third Party Claim	11.4(a)
Tilray	Preamble
Tilray Board Recommendation	5.3(c)
Tilray Board Adverse Recommendation Change	5.3(c)
Tilray Disclosure Letter	3
Tilray Indemnified Parties	11.2
Tilray Options	5.5(c)
Tilray Signatories	Recitals
Tilray Special Committee	Recitals
Tilray Stockholder Matters	5.3(a)(ii)
Tilray Stockholders’ Meeting	5.3(a)(ii)
Tilray Tax Representation Letter	5.10(c)
Warranty Breach	11.2(a)

EXHIBIT B

FORM OF PRIVATEER SUPPORT AGREEMENT

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of September [•], 2019, among Tilray, Inc., a Delaware corporation (“Tilray”), Privateer Holdings, Inc., a Delaware corporation (the “Privateer”) and the undersigned (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the sole record and beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner of and has the sole power to vote (or to direct the voting of) the number of shares of capital stock of Privateer (the “Privateer Capital Stock”), set forth opposite the Stockholder’s name on Schedule I hereto (such Privateer Capital Stock together with any other shares of Privateer (“Shares”) the voting power of which is acquired, held of record, or beneficially owned by such Stockholder during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, Tilray, Privateer, Down River Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Tilray (“Merger Sub”), are concurrently entering into an Agreement and Plan of Merger and Reorganization, dated on or about the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which Privateer shall be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity thereafter (the “Merger”);

WHEREAS, the adoption of the Merger Agreement and the Contemplated Transactions (as defined in the Merger Agreement) requires the affirmative vote as set forth in Section 2.4 of the Merger Agreement; and

WHEREAS, as an inducement to Tilray’s and Privateer’s willingness to enter into the Merger Agreement and consummate the Contemplated Transactions, transactions from which the Stockholder believes it will derive substantial benefits through its ownership interest in Privateer, the Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

SUPPORT AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Agreement to Vote.

(a) The Stockholder hereby agrees that, within 2 Business Days of the Registration Statement becoming effective, the Stockholder shall execute and deliver, or cause to be executed and delivered, to Privateer, a written consent in the form of Exhibit A hereto (a “Written Consent”) with respect to the Subject Shares for purposes of (i) (A) adopting and approving the Merger Agreement and the Contemplated Transactions, (B) adopting and approving the Amended and Restated Privateer Charter, (C) acknowledging that the approval given thereby is irrevocable and that such Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL and that such Stockholder has received and read a copy of Section 262 of the DGCL, (D) acknowledging that by its approval of the Merger such Stockholder is not entitled to appraisal rights with respect to the Subject Shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of the Subject Shares under the DGCL, and (E) approving the Preferred Stock Conversion (collectively, the “Privateer Stockholder Matters”) and (ii) waiving any notice that may have been or may be required relating to the Merger or any of the other Contemplated Transactions. The Written Consent shall be coupled with an interest and shall be irrevocable.

(b) To the extent not already provided by the Written Consent, the Stockholder hereby agrees that, during the Voting Period, and at any duly called meeting of the stockholders of Privateer (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Merger and the other Contemplated Transactions is sought, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, and shall provide an executed written consent or vote (or cause to be voted), in person or by proxy, all its Subject Shares, in each case (i) in favor of (A) any proposal to adopt and approve or reapprove the Merger Agreement and the Contemplated Transactions, including without limitation the Privateer Stockholder Matters and (B) waiving any notice that may have been or may be required relating to the Merger or any of the other Contemplated Transactions, and (ii) against (A) any Acquisition Proposal, and (B) any action, proposal, transaction or agreement that, to the knowledge of the Stockholder, would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder under this Agreement.

(c) The Stockholder hereby agrees that it will not revoke any consent granted pursuant to this Section 2.1.

SECTION 2.2 Grant of Irrevocable Proxy. The Stockholder hereby irrevocably constitutes and appoints Tilray, and any designee of Tilray, and each of them individually, as the Stockholder’s proxy, with full power of substitution and resubstitution, to vote, including by executing written consents, during the Voting Period with respect to any and all of the Subject Shares on the matters and to perform the covenants in the manner specified in Section 2.1. The Stockholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy. The Stockholder affirms that the irrevocable proxy given by it hereby with respect to the Merger Agreement and the Contemplated Transactions is given to Tilray by the Stockholder to secure the performance of the obligations of the Stockholder under this Agreement. It is agreed that Tilray (and its officers on behalf of Tilray) will use the irrevocable proxy that is granted by the Stockholder hereby only in accordance with applicable Laws and that, to the extent Tilray (and its officers on behalf of Tilray) uses such irrevocable proxy, it will only vote (or sign written consents in respect of) the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.

SECTION 2.3 Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 to Privateer by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, including for the purposes of Section 212 of the DGCL, and shall revoke any and all prior proxies or powers of attorney granted by the Stockholder and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto. The proxy granted hereunder shall terminate upon the termination of this Agreement, but shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of the Stockholder.

ARTICLE III

COVENANTS

SECTION 3.1 Subject Shares.

(a) The Stockholder agrees that during the Voting Period, the Stockholder shall not, and shall not commit or agree to, without the prior written consent of Privateer and Tilray, (i) directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift or by operation of law), (ii) enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, any or all of the Subject Shares or any interest therein (iii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares or deposit any Subject Shares into a voting trust, enter into a voting agreement or otherwise agree to vote (or sign written consents in respect of) the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares, or (iv) take any action that would have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement (collectively, a “Transfer”). Notwithstanding the foregoing, the Stockholder may (1) Transfer the Subject Shares to any member of the immediate family of the Stockholder or to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, (2) Transfer the Subject Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (3) Transfer the Subject Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder, (4) Transfer by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (5) if the Stockholder is a trust, Transfer to any beneficiary of the Stockholder or the estate of any such beneficiary, and (6) if the Stockholder is a Person that executed and delivered this Agreement as of the date hereof, subject to applicable Law and the full satisfaction of such Person’s escrow obligations set forth in the Merger Agreement and Escrow Agreement, offer for sale, sell (including short sales), transfer, assign or otherwise dispose of, up to an aggregate total of ten percent (10%) of the Subject Shares (excluding any Subject Shares which, pursuant to the Merger will be cancelled and represent the right to receive Class 1 shares of common stock of Tilray) held by the Stockholder as of the date hereof (whether in one transaction or a series of transactions) to any Person or Persons who has not signed a support agreement in connection with the Merger that is substantially similar to this Agreement (provided that any such transfer shall not be part of a joint, concerted, coordinated, collective or group effort with any other Person to market and sell, transfer or otherwise dispose of Subject Shares); provided that, in each case of clauses (1) through (6) above, prior to and as a condition to the effectiveness of any Transfer, such transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) executes and delivers to Privateer and Tilray a joinder to this Agreement in a form and in a manner reasonably satisfactory to Privateer and Tilray. The Stockholder agrees that any Transfer of Subject

Shares not permitted hereby shall be null and void ab initio and that any such Transfer shall be enjoined. If any voluntary or involuntary transfer of any Subject Shares covered hereby shall occur (including, but not limited to, a sale by the Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

(b) In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. The Stockholder further agrees that, in the event Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional Shares, in each case after the execution of this Agreement, the Stockholder shall deliver promptly to Tilray written notice of such event, which notice shall state the number of additional Shares so acquired. The Stockholder agrees that any such additional Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional shares were owned by the Stockholder on the date of this Agreement.

(c) Privateer hereby acknowledges the restrictions on the Transfer of Subject Shares contained in this Section 3.1. Privateer agrees not to register any Transfer of any certificate or uncertificated interest representing any Subject Shares or by any Stockholder made in violation of the restrictions set forth in this Section 3.1.

SECTION 3.2 Stockholder’s Capacity. All agreements and understandings made herein shall be made solely in the Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity.

SECTION 3.3 Other Offers. Except to the extent Privateer is permitted to take such action pursuant to the Merger Agreement, the Stockholder shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly, take any of the following actions: (i) solicit, initiate, assist, knowingly encourage or knowingly facilitate an Acquisition Proposal, (ii) furnish or otherwise make available any non-public information regarding Privateer, Tilray or any of their Subsidiaries to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Acquisition Proposal, (iv) approve, endorse or recommend or propose to approve, endorse or recommend, any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating, approving, endorsing or recommending or proposing to approve, endorse or recommend, any Acquisition Transaction or accepting any Acquisition Proposal; provided, however, that none of the foregoing restrictions shall apply to the Stockholder’s and its Representatives’ interactions with Merger Sub, Tilray and their respective Subsidiaries and Representatives. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Representatives of the Stockholder shall be deemed to be a breach of this Section 3.3 by the Stockholder. The Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal.

SECTION 3.4 Communications. During the Voting Period, the Stockholder shall not, and shall cause its Representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Privateer and Tilray; provided that the foregoing shall not limit or affect any actions taken by the Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder pursuant to the Merger Agreement. The Stockholder hereby (a) consents to and authorizes the publication and disclosure by Privateer, Merger Sub and Tilray (including in any publicly filed documents relating to the Merger or any Contemplated Transactions) of: (i) the Stockholder’s identity; (ii) the Stockholder’s beneficial ownership of the Subject Shares; (iii) this Agreement; and (iv) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Privateer, Merger Sub or Tilray determines to be necessary in any SEC disclosure document in connection with the Merger or any of the other Contemplated Transactions and (b) agrees as promptly as practicable to notify Privateer, Merger Sub and Tilray of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

SECTION 3.5 Waiver of Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Merger or quasi-appraisal rights that it may at any time have under applicable Laws, including Section 262 of the DGCL, and agrees not to dissent with respect to the Merger. The Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Privateer, Merger Sub, Tilray or any of their respective successors, directors or officers, (a) challenging the validity, binding nature or enforceability of, or seeking to enjoin the operation of, this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation, entry into or consummation of the Merger Agreement.

SECTION 3.6 Certain Regulatory Filings.

(a) The Stockholder shall promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, or consent of any governmental authority that may be reasonably required or advisable in connection with the consummation of the Contemplated Transactions.

(b) The Stockholder shall use its commercially reasonable efforts to obtain all such authorizations, approvals, and Consents as promptly as possible after the execution of this Agreement, including the expiration or termination of the waiting period under the HSR Act, or under foreign competition Laws, with respect to the Contemplated Transactions. Without limiting the foregoing, to the extent not completed prior to the date hereof, the Stockholder shall use its commercially reasonable efforts to make, or cause to be made, all filings required of it or any of its respective Affiliates under the HSR Act and foreign competition Laws with respect to the Contemplated Transactions as promptly as reasonably practicable, and in any event shall file a Notification and Report Form pursuant to the HSR Act 10 Business Days after the execution of this Agreement, and any other filing or notification required pursuant to any foreign competition Law within 10 Business Days after the execution of this Agreement. The Stockholder shall furnish promptly to the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice and any other requesting governmental authority additional information reasonably requested pursuant to the HSR Act or any foreign competition Laws in connection with such filings.

(c) The Stockholder shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Body with respect to the Contemplated Transactions under any applicable antitrust Laws, including responding promptly to and complying with any requests for information relating to this Agreement, the Merger Agreement, or any initial filings required under the HSR Act, and any other additional filings (“Merger Notification Filings”) from any Governmental Body charged with enforcing, applying, administering or investigating any antitrust Laws.

(d) Notwithstanding anything to the contrary herein, (i) the Stockholder shall not have any obligation to litigate or contest any such Legal Proceeding or order resulting therefrom and (ii) the Stockholder shall not be under an obligation to make proposals, execute or carry out agreements or submit to orders providing for (A) the sale, license, divestiture, or other disposition or holding separate of any assets of the Stockholder or any of its respective Affiliates, or (B) the imposition of any limitation or restriction on the ability of the Stockholder or any of its respective Affiliates to freely conduct its business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder hereby represents and warrants to Privateer and Tilray as follows:

SECTION 4.1 Due Authorization, etc. The Stockholder is a natural person, corporation, limited partnership or limited liability company. If the Stockholder is a corporation, limited partnership or limited liability company, Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. The Stockholder has all necessary power and authority to execute and deliver this Agreement, perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Stockholders’ obligations hereunder and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by Privateer and Tilray) constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

SECTION 4.2 Ownership of Shares. Schedule I hereto correctly sets forth opposite the Stockholder’s name the Shares over which the Stockholder has sole record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the lawful owner of the Shares denoted as being owned by the Stockholder on Schedule I hereto, has the sole power to vote or cause to be voted such Shares and has the sole power to dispose of or cause to be disposed such Shares (other than, if Stockholder is a partnership or a limited liability company, the rights and interest of persons and entities that own partnership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law, or if Stockholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws, which spouse hereby consents to this Agreement by executing the spousal consent attached hereto). The Stockholder has, and will at all times up throughout the Voting Period have, good and valid title to the Shares denoted as being owned by the Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting or support agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (a) those created by this Agreement, or (b) those existing under applicable securities Laws.

SECTION 4.3 No Conflicts. (a) Other than the Merger Notification Filings, no filing with any Governmental Body, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement or Written Consent by the Stockholder and (b) none of the execution and delivery of this Agreement or Written Consent by the Stockholder, the performance of the Stockholder’s obligations hereunder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Stockholder, (ii) result in, or give rise to, a violation, cancelation, modification or acceleration of any obligation, or to the loss of a material benefit under, or breach of or a default under any of the terms of any material Contract or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Subject Shares or its assets may be bound or (iii) violate any applicable Law, except for any of the foregoing as would not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement.

SECTION 4.4 Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Privateer, Merger Sub or Tilray in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder, solely in the Stockholder’s capacity as a stockholder of Privateer.

SECTION 4.5 No Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to in any way impair the ability of the Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

SECTION 4.6 Reliance. The Stockholder understands and acknowledges that Tilray and Privateer are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement and the obligations hereunder.

ARTICLE V

TERMINATION

SECTION 5.1 Termination. This Agreement shall automatically terminate, and none of Privateer, Tilray or the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the Effective Time; and (b) the valid termination of the Merger Agreement in accordance with its terms. The parties hereto acknowledge that upon termination of this Agreement as permitted under and in accordance with the terms of this Article V, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that, subject to Section 6.11, the termination of this Agreement shall not relieve any party to this Agreement from liability for such party’s intentional breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article V and Article VI, and in the case of any termination pursuant to clause (a) of this Section 5.1, Sections 3.4 (Communications) and 3.5 (Waiver of Appraisal Rights), shall survive the termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 Further Actions. Subject to the terms and conditions set forth in this Agreement, the Stockholder agrees to take any all actions and to do all things reasonably necessary to effectuate this Agreement, including executing and delivering, or causing to be executed and delivered, such further documents, certificates, and instruments as Privateer or Tilray may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

SECTION 6.2 Fees and Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

SECTION 6.3 Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 6.4 Notices. Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by electronic mail transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), or hand delivery, addressed as follows:

If to Tilray, to

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC, Canada, V9X IJ2 Attention: Dara Redler, General Counsel; Maryscott Greenwood, Chair of the Special Committee of the Board

Email: dara.redler@tilray.com, maryscott.greenwood@crestviewstrategy.com with a copy to (which shall not constitute notice):

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Luke P. Iovine, III, Jason Rabbitt-Tomita

Email: lukeiovine@paulhastings.com, jasontomita@paulhastings.com

If to Privateer, to:

Privateer Holdings, Inc.

2701 Eastlake Avenue E., 3rd Floor

Seattle, WA 98102

Attention: Michael Blue, Managing Director

Email: michael.blue@privateerholdings.com

with a copy to (which shall not constitute notice):

Cooley LLP

1700 7th Ave, Suite 1900

Seattle, WA 98101

Attention: John Robertson, Steve Tonsfeldt, Kassendra Galindo

Email: jrobertson@cooley.com, stonsfeldt@cooley.com, kgalindo@cooley.com

If to the Stockholder, to the address or electronic mail address set forth on the signature page hereto, or to such other person or address as any party shall specify by written notice so given.

SECTION 6.5 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

SECTION 6.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

SECTION 6.7 Entire Agreement; Assignment. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except that without consent Privateer and Tilray may assign all or any of its rights and obligations hereunder to any of their respective Affiliates that assume the rights and obligations of Privateer or Tilray, respectively, under the Merger Agreement. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary set forth herein, the Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of the Stockholder’s Subject Shares shall pass, whether by operation or law or otherwise, including the Stockholder’s heirs, guardians, administrators or successors and assigns, and the Stockholder agrees to take all actions necessary to effect the foregoing.

SECTION 6.8 Governing Law. THIS AGREEMENT AND ALL QUESTIONS RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

SECTION 6.9 Specific Performance. The Stockholder acknowledges that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and each of Tilray and Privateer shall be entitled to a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy, which shall be the sole and exclusive remedy for any such breach.

SECTION 6.10 Submission to Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if the Chancery Court declines jurisdiction, the United States District Court for the District of Delaware or the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by applicable Laws shall be valid and sufficient service thereof.

SECTION 6.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

SECTION 6.12 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile or otherwise) to the other parties.

[Signature page follows]

IN WITNESS WHEREOF, Privateer, Tilray and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

TILRAY, INC.

By:
Name:
Title:

PRIVATEER HOLDINGS, INC.

By:
Name:
Title:

STOCKHOLDER

By:
Name:
Title: Address: Email Address:

[Signature Page to Support Agreement]

Schedule I

Ownership of Common Shares

Stockholder Name	Number of Shares

EXHIBIT C

FORM OF STOCKHOLDER LOCK-UP AGREEMENT

Form of Lock-up Agreement

_____, 2019

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC, Canada

RE: Lock-up Agreement

Ladies and Gentlemen:

This Lock-up Agreement is being delivered to you in connection with the merger (the “Merger”) pursuant to the Agreement and Plan of Merger and Reorganization dated [•], 2019 by and among Tilray, Inc., a Delaware corporation (the “Company”), Down River Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Privateer Holdings, Inc., a Delaware corporation and [•], solely in its capacity as the initial Stockholder Representative thereunder (the “Merger Agreement”). Capitalized terms used but not otherwise defined have the meaning set forth in the Merger Agreement.

Pursuant to Section 1.7(b) and Section 1.11 of the Merger Agreement, the undersigned holder of Privateer Capital Stock and/or options to purchase Privateer Capital Stock is required to execute and deliver this Lock-up Agreement as a condition to the receipt of such holder’s portion of the Total Merger Consideration. In light of the benefits that the Merger will confer upon the undersigned, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned pursuant to the Merger Agreement agrees with the Company that, during the period beginning on the Closing Date through and including the second anniversary of the Closing Date, the undersigned will not, without the prior written consent of the Company, Transfer, or announce the intention to Transfer, any shares of Class 1 Common Stock of the Company, par value $0.0001 per share, or Class 2 Common Stock of the Company, par value $0.0001 per share (collectively, the “Common Stock”), that constitute Stock Merger Consideration (including, without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (such shares, the “Beneficially Owned Shares”)) or securities convertible into or exercisable or exchangeable for Common Stock that constitute Option Merger Consideration (collectively, such Common Stock and other securities, the “Merger Consideration Securities”).

The restrictions set forth herein shall lapse as follows:

(1) as of the first anniversary of the Closing Date, the restrictions with respect to 50% of the Applicable Securities shall lapse (for purposes of clarification, all Cash Consideration Shares and all Permitted Sales shall be credited towards and deemed to be included in such 50% lapse); and

(2) the restrictions with respect to an additional 12.5% of Applicable Securities shall lapse as of each date that is two full trading days after the public dissemination of the Company’s annual or quarterly financial results for each of the four quarters following the first anniversary of the

Closing Date (such that the restrictions with respect to 100% of the Applicable Securities shall lapse as of the second anniversary of the Closing Date).

“Applicable Securities” means the Merger Consideration Securities issued to the undersigned, less the number of any Merger Consideration Securities sold by the undersigned in any Permitted Sale (as defined below) as of the first anniversary of the Closing Date.

The foregoing lapse of the restrictions shall apply equally to each class and type of Applicable Securities held by the undersigned (e.g. 50% of the Class 1 Common Stock of the Company, 50% of the Class 2 Common Stock of the Company, and 50% of all options to purchase Common Stock of the company, in each case, that are Applicable Securities held by the undersigned shall be released under clause (1) above).

In addition, the restrictions set forth herein shall not apply to:

(1) sales of shares in any Permitted Sale (as defined below) on or before the first anniversary of the Closing Date;

(2) if the undersigned is a natural person, any Transfers made by the undersigned (a) as a bona fide gift to any member of the immediate family (as defined below) of the undersigned or to a trust the beneficiaries of which are exclusively the undersigned or members of the undersigned’s immediate family, (b) by will or intestate succession upon the death of the undersigned, (c) as a bona fide gift or charitable contribution or (d) pursuant to a domestic relations order, divorce decree or court order;

(3) if the undersigned is a corporation, partnership, limited liability company or other business entity, (a) any Transfer made to any stockholder, partner or member of, or owner of a similar equity interest in the undersigned, as the case may be, if any such Transfer is not for value, (b) any Transfer in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the undersigned’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the undersigned’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by this Lock-up Agreement, or (c) any Transfer made by the undersigned to another corporation, partnership, limited liability company or other business entity so long as the transferee is and remains a controlled affiliate (as defined below) of the undersigned and such Transfer is not for value;

(4) the entry by the undersigned into any trading plan providing for the sale of Merger Consideration Securities by the undersigned, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided, however, that such plan does not provide for, or permit, any Transfer of any Merger Consideration Securities that is otherwise prohibited by this Agreement and no public announcement or filing is voluntarily made or required regarding such plan during the period in which such prohibitions are effective;

(5) Transfers or distributions of Merger Consideration Securities by the undersigned if the undersigned is a trust to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(6) the exercise by the undersigned of a stock option, or vesting or exercise of any other equity- based award, granted under a stock incentive plan or stock purchase plan, and the receipt by the undersigned from the Company of shares of Common Stock upon such exercise or vesting, provided that the underlying shares shall continue to be subject to the restrictions on Transfer set forth in this Lock-up Agreement and, provided, further, that if required, any public report or filing under Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the exercise or vesting of a stock option or equity-based award, that no shares were sold by the reporting person and that the shares received upon exercise or vesting of the stock option or equity-based award are subject to a lock-up agreement with the Company;

(7) a merger, consolidation or other similar transaction involving a Change of Control of the Company that has been approved by the Company’s board of directors, provided that, in the event that such Change of Control transaction is not completed, this clause shall not be applicable and the undersigned’s Merger Consideration Securities shall remain subject to the restrictions contained in this Lock-up Agreement; or

(8) in connection with any reclassification or conversion of the Merger Consideration Securities, provided that any Equity Interests received upon such reclassification or conversion shall be subject to the restrictions set forth herein;

provided, however, that in the case of any Transfer described in clause (2), (3), or (5) above, it shall be a condition to the such Transfer that (A) the transferee executes and delivers to the Company not later than one business day prior to such Transfer, a written agreement, in substantially the form of this Lock-up Agreement (it being understood that any references to “immediate family” in such agreement executed by such transferee shall expressly refer only to the immediate family of the undersigned and not to the immediate family of the transferee) and otherwise satisfactory in form and substance to the Company, and (B) if the undersigned is required to file a report under Section 16(a) of the Exchange Act, or the insider reporting requirements of Canadian securities laws, reporting a reduction in beneficial ownership of shares of Common Stock or Beneficially Owned Shares or any securities convertible into or exercisable or exchangeable for Common Stock or Beneficially Owned Shares during the period in which the restrictions set forth herein are effective, the undersigned shall include a statement in such report to the effect that, (a) in the case of any Transfer pursuant to clause (2) above, such Transfer is being made as a gift or charitable donation, by will or intestate succession or pursuant to a domestic relations order, divorce decree or court order or (b) in the case of any Transfer pursuant to clause (3) above, such Transfer is being made to a stockholder, partner or member of, or owner of a similar equity interest in, the undersigned and is not a transfer for value (in the case of clause 3(a)), such Transfer is being made in connection with the sale or other bona fide in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the undersigned’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the undersigned’s assets (in the case of clause 3(b)) or such Transfer is being made to another corporation, partnership, limited liability company or other business entity that is and shall remain a controlled affiliate of the undersigned and such Transfer is not for value (in the case of clause 3(c)).

For purposes of this Lock-up Agreement, the following definitions shall apply:

“affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a Person or group of affiliated Persons, of the Company’s voting securities if, after such transfer, such person or group of affiliated Persons would hold at least 90% of the outstanding voting securities of the Company (or the surviving entity).

“control” for these purposes means the direct or indirect power to direct or cause the direction of the management and policies of another Person, whether by operation of law or regulation, through ownership of securities, as trustee or executor or in any other manner.

“controlled affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, is controlled by such specified Person.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any subscription, option, call, warrant, right, security instrument (including debt securities) or obligation or any other security, either currently or otherwise convertible, exchangeable or exercisable into such.

“Former Holders” means Persons who were holders of Privateer Capital Stock or Privateer Options as of immediately prior to the Effective Time of the Merger.

“immediate family” shall mean, with respect to a natural person, a spouse, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the undersigned.

“Offering” shall mean an underwritten or other registered public offering of Common Stock or other offering of Company securities pursuant to which after the Closing, the undersigned holder is given an opportunity (by the Company on terms and conditions established by the Company in its sole discretion) to sell a portion of his, her or its Merger Consideration Securities on pro rata basis relative to all other applicable Former Holders based on their respective holdings of Class 2 Common Stock. Nothing herein shall obligate the Company to propose or conduct an Offering or Permitted Sale, or otherwise limit the right of the Company to conduct any underwritten or other registered offering that is not an Offering.

“Permitted Sale” shall mean a sale of Merger Consideration Securities (i) in any Offering or (ii) following the Closing, in any other registered public offering, block trade or strategic sale approved or arranged by the Company, in each case at the discretion of the Board of Directors of the Company (subject to the Company’s policies regarding approval of affiliate transactions). The Company will only conduct a Permitted Sale to the extent that each applicable Former Holder shall have an opportunity to sell a portion of his, her or its Merger Consideration Securities on a proportionate, pro rata basis relative to all other applicable Former Holders.

“Transfer” means any direct or indirect (a) sale, transfer, assignment, pledge, hypothecation, mortgage, loan, license, gift, creation of a security interest in or lien on, Encumbrance or other disposition to any Person, including those by way of hedging or derivative transactions or (b) swap, hedge, short position, call, warrant, contract to purchase or other arrangement that is designed to or which could reasonably be expected to lead to or result in, directly or indirectly, a transfer of the economic consequence of ownership, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of any Equity Interests in the Company or any of its Subsidiaries or any other securities, in cash or otherwise.

For avoidance of doubt, nothing in this Lock-up Agreement prohibits the undersigned from exercising any options to purchase Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options permit exercises on a cashless basis), it being understood that any Common Stock issued upon such exercises will be subject to the restrictions of this Lock-up Agreement (to the extent such options constituted Merger Consideration Securities).

The undersigned acknowledges and agrees that information regarding any Offering or any other Permitted Sale will constitute “material non-public information” pursuant to applicable securities Laws. The undersigned agrees (1) to keep such information confidential until such information is released to the public or is no longer material non-public information and (2) not to trade in the Company’s securities until such information is released to the public or is no longer material non-public information. In addition, in order to participate in an Offering or any other Permitted Sale, the undersigned agrees to (1) furnish to the Company or the underwriters or other parties designated by the Company such information regarding itself, any Merger Consideration Securities or other securities of the Company held by it, and other information and documents necessary to effect any such sale and (2) to take such other actions as the Company or the underwriters or other parties designated by the Company reasonably request.

The undersigned has been advised that in the event the Company does not pursue any Offering or Permitted Sale, there will be no public “cleansing release” as such information will not be considered by the Company to be material.

The Company agrees that, in the event that any discretionary release or waiver of the foregoing restrictions is granted to any officer or director of the Company or holder of 1% or more of the outstanding shares of the Common Stock (each of the foregoing, a “Released Party”) with respect to any portion of the Merger Consideration Shares of such Released Party, the Company shall send notice to the undersigned stating that the same percentage of the Merger Consideration Securities held by the undersigned shall be released from the restrictions set forth herein on the effective date of such release or waiver (the “Release Date”), and the Company agrees to release such percentage of the Merger Consideration Securities held by the undersigned on the Release Date. Notwithstanding the foregoing, no waiver or termination or other consent will be required, if the aggregate number of shares of Common Stock affected by such releases to such security holders

(whether in one or multiple releases) is less than or equal to the number of shares of Common Stock representing 0.5% of the fully diluted capitalization of the Company as measured immediately following the Closing.

The undersigned hereby consents to the placing of legends on the certificates representing the shares of Common Stock issued as, or received upon the conversion of, the Merger Consideration Securities or the entry of stop transfer instructions with the Company’s transfer agent and/or any other duly appointed transfer agent of the Company with respect to any Merger Consideration Securities. In furtherance of the foregoing, the Company and any other duly appointed transfer agent of the Company for the registration or transfer of shares of Common Stock are hereby authorized to decline to make any Transfer of shares of Common Stock if such Transfer would constitute a violation or breach of this Lock-up Agreement.

The undersigned hereby represents and warrants that it is not a party to any agreement, contract or understanding that would cause a breach of this Lock-up Agreement if it were entered into during the period in which the restrictions set forth herein are effective.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this agreement and perform its obligations under this Lock-up Agreement and that this Lock-up Agreement has been duly authorized (if the undersigned is not a natural person), executed and delivered by the undersigned and is a valid and binding agreement of the undersigned. This Lock-up Agreement and all authority herein conferred are irrevocable and shall survive the death or incapacity of the undersigned (if a natural person) and shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. This Lock-up Agreement may not be amended or otherwise modified in any respect without the written consent of the Company and the undersigned.

The undersigned agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the undersigned does not perform the provisions of this Lock-up Agreement in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the undersigned acknowledges and agrees that the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Lock-up Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity. The undersigned agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Company has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. If the Company is seeking an injunction or injunctions to prevent breaches of this Lock-up Agreement and to enforce specifically the terms of this Agreement, the Company shall not be required to provide any bond or other security in connection with any such order or injunction.

The undersigned agrees to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Company to carry out the intent and purposes of this Lock-up Agreement.

Any term or provision of this Lock-up Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Lock-up Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Lock-up Agreement is invalid or unenforceable, the undersigned agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Lock-up Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the undersigned agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

This Lock-up Agreement and any claim, controversy or dispute arising under, related to or in connection with this Lock-up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

The undersigned hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, for the purposes of any suit, action or proceeding arising out of or relating to this Lock-up Agreement, and hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court, (ii) the suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of the suit, action or proceeding is improper. The undersigned hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the undersigned at the address on the signature page below, and such service shall constitute good and sufficient service of process and notice thereof. The undersigned hereby waives any right to a trial by jury. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law.

This Lock-up Agreement may be executed and delivered by facsimile, by email in portable document format (.PDF) or by other electronic means, which executed copy shall be deemed to be an original.

[Signature page follows]

Very truly yours,

(Name of Stockholder - Please Print)

(Signature)

(Title of Signatory if Stockholder is an entity - Please Print)

Address:

EXHIBIT D

FORM OF AMENDED AND RESTATED PRIVATEER CHARTER

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRIVATEER HOLDINGS, INC.

Michael Blue hereby certifies that:

ONE:    The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was October 6, 2011.

TWO:    He is the duly elected and acting Managing Partner of Privateer Holdings, Inc., a Delaware corporation.

THREE:    The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is PRIVATEER HOLDINGS, INC. (the “Company”).

II.

The address of the registered office of this Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle and the name of the registered agent of this corporation in the State of Delaware at such address is Corporation Services Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.    The Company is authorized to issue four classes of stock to be designated, respectively, “Class 1 Common Stock,” “Class 2 Common Stock,” “Class 3 Common Stock,” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is One Hundred Eighty-four Million Six Thousand Fifty-Five (184,006,055) shares, Sixty Million (60,000,000) shares of which shall be Class 1 Common Stock (the “Class 1 Common Stock”), Eighty Million (80,000,0000) shares of which shall be Class 2 Common Stock (the “Class 2 Common Stock” and together with the Class 1 Common Stock, the “Voting Common Stock”)), Fifteen Million (15,000,000) shares of which shall be Class 3 Common Stock (the “Class 3 Common Stock” and together with the Class 1 Common Stock and Class 2 Common Stock, (the “Common Stock”)) and Twenty-Nine Million Six Thousand Fifty-Five (29,006,055) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share, the Class 1 Common Stock shall have a par value of $0.0001 per share, and the Class 2 Common Stock shall have a par value of $0.0001 per share, and the Class 3 Common Stock shall have a par value of $0.0001 per share.

1

B.    The number of authorized shares of Class 1 Common Stock, Class 2 Common Stock or Class 3 Common Stock may be increased or decreased (but not below the number of shares of Class 1 Common Stock, Class 2 Common Stock, or Class 3 Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of Preferred Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C.    The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. Nine Million Six Hundred Thousand (9,600,000) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”). Eight Million Nine Hundred Six Thousand Fifty-Five (8,906,055) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”). Ten Million Five Hundred Thousand (10,500,000) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”).

D.    The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1.    DIVIDEND RIGHTS.

(a)    Holders of Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive on a pari passu basis, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series A Original Issue Price, Series B Original Issue Price, and Series C Original Issue Price (each as defined below), as applicable, per annum on each outstanding share of Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors (the “Board”) and shall be non-cumulative.

(b)    So long as any shares of Preferred Stock are outstanding, the Company shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, until all dividends as set forth in Section 1(a) above on the Preferred Stock shall have been paid or declared and set apart, except for:

(i)    acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at no more than cost upon termination of services to the Company;

(ii)    acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii)    distributions to holders of Common Stock in accordance with Section 3.

2

(c)    In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Preferred Stock in a per share amount equal (on an as-if-converted to Class 1 Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(d)    The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(d) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Board.

2.    VOTING RIGHTS.

(a)    General Rights. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class 1 Common Stock or Class 2 Common Stock into which such shares of Preferred Stock could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Class 1 Common Stock or Class 2 Common Stock, as applicable, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b)    Separate Vote of Preferred Stock. For so long as at least one million (1,000,000) shares of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Preferred Stock, voting as a separate class on an as-if-converted basis, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i)    Any amendment, waiver, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Preferred Stock so as to affect them adversely in a manner different than other classes of stock;

(ii)    Any increase or decrease in the authorized number of shares of Preferred Stock;

(iii)    Any decrease in the authorized number of shares of Class 1 Common Stock or Class 2 Common Stock; or

(iv)    Any Liquidation Event, Acquisition or Asset Transfer (each as defined below); provided, however, no approval shall be required for any such transaction in which (x) the holders of Series A Preferred shall receive a combination of cash and/or freely tradeable public securities with an aggregate value of at least $1.4666 per share (as adjusted for

3

stock splits, stock dividends, reclassifications and the like), the holders of Series B Preferred shall receive a combination of cash and/or freely tradeable public securities with an aggregate value of at least $18.9224 per share (as adjusted for stock splits, stock dividends, reclassifications and the like), and the holders of Series C Preferred shall receive a combination of cash and/or freely tradeable public securities with an aggregate value of at least $28.6668 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) and (y) the transaction consideration is distributed in accordance with Section 3 below.

(c)    Election of Board of Directors.

(i)    The holders of Class 1 Common Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii)    The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii)    Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (x) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (y) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

4

3.    LIQUIDATION RIGHTS.

(a)    Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition) for each share of Preferred Stock held by them, an amount per share equal to (i) $0.7333 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) (the “Series A Original Issue Price”) for each share of Series A Preferred then held by them plus all declared and unpaid dividends thereon, (ii) $9.4612 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) (the “Series B Original Issue Price”) for each share of Series B Preferred then held by them plus all declared and unpaid dividends thereon, and (iii) $14.3334 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) (the “Series C Original Issue Price”) for each share of Series C Preferred then held by them plus all declared and unpaid dividends thereon. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)    After the payment of the full liquidation preference of the Preferred Stock as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock.

(c)    An Asset Transfer or Acquisition (each as defined below) shall be deemed a Liquidation Event for purposes of this Section 3.

(i)    For the purposes of this Section 3: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (provided that, for the purpose of this 3(c), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or

5

series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(ii)    In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(iii)    The Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 3.

(d)    Notwithstanding the foregoing, upon any Liquidation Event, (including an Acquisition or Asset Transfer), then each holder of Preferred Stock shall be entitled to receive, for each share of each series of Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section 3(a) (without giving effect to this Section 3(d)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Class 1 Common Stock immediately prior to such Liquidation Event or Acquisition or Asset Transfer, giving effect to this Section 3(d) with respect to all series of Preferred Stock simultaneously.

4.    CONVERSION RIGHTS.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Voting Common Stock:

(a)    Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred Stock or Series B Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class 1 Common Stock. Any shares of Series C Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class 2 Common Stock. The number of shares of Class 1 Common Stock to which each share of Series A Preferred may be converted shall equal the Series A Original Issue Price divided by the Series A Conversion Price (as defined below) in effect at the time of conversion. The number of shares of Class 1 Common Stock to which each share of Series B Preferred may be converted shall equal the Series B Original Issue Price divided by the Series B Conversion Price (as defined below) in effect at the time of conversion. The number of shares of Class 2 Common Stock to which each share of Series C Preferred may be converted shall equal the Series C Original Issue Price divided by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall be $0.7333, subject to adjustment as set forth below. The “Series B Conversion Price” shall be $9.4612, subject to adjustment as set forth below. The “Series C Conversion Price” shall be $14.3334, subject to adjustment as set forth below. The

6

Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price shall each be referred to herein as a “Conversion Price” and together as “Conversion Prices”.

(b)    Mechanics of Optional Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Voting Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Voting Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Voting Common Stock (at the Voting Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Voting Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Voting Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Voting Common Stock on such date.

(c)    Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series C Preferred is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Class 1 Common Stock or Class 2 Common Stock, the Conversion Prices in effect immediately before that subdivision shall be proportionately decreased, as applicable. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Class 1 Common Stock or Class 2 Common Stock into a smaller number of shares, the Conversion Prices in effect immediately before the combination shall be proportionately increased, as applicable. Any adjustment under this Section 4(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d)    Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the Conversion Prices then in effect shall be decreased as of the time of such issuance, as provided below:

(i)    The Conversion Prices shall be adjusted by multiplying the Conversion Prices then in effect by a fraction equal to:

(A)    the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)    the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance

7

plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)    If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Prices shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)    If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this Section 4(d) to reflect the actual payment of such dividend or distribution.

(e)    Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Voting Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition as defined in Section 3 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event each share of Preferred Stock shall thereafter be convertible in lieu of the Voting Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Voting Common Stock of the Company issuable upon conversion of one share of Preferred Stock immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(f)    Sale of Shares Below Conversion Price.

(i)    If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 4(f) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(c), 4(d) or 4(e) above, for an Effective Price (as defined below) less than a then effective Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, such Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A)    the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such

8

issuance or sale, plus (B) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Conversion Price, and

(B)    the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issuance or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii)    No adjustment shall be made to a Conversion Price in an amount less than one percent (1%) of the applicable Conversion Price then in effect. Any adjustment otherwise required by this Section 4(f) that is not required to be made due to the first sentence of this subsection (ii) shall be included in any subsequent adjustment to the applicable Conversion Price. Any adjustment required by this Section 4(f) shall be rounded to the first decimal for which such rounding represents less than one percent (1%) of the applicable Conversion Price in effect after such adjustment.

(iii)    For the purpose of making any adjustment required under this Section 4(f), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv)    For the purpose of the adjustment required under this Section 4(f), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities exercisable for or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than a Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of

9

Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)    in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)    in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)    If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D)    No further adjustment of a Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(v)    For the purpose of making any adjustment to the Conversion Prices of the Preferred Stock required under this Section 4(f), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to

10

be issued pursuant to this Section 4(f) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A)    shares of Voting Common Stock issued upon conversion of the Preferred Stock;

(B)    shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(C)    shares of Common Stock issued pursuant to the exercise or conversion of Convertible Securities outstanding as of the Original Issue Date;

(D)    shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

(E)    shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial or lending institution approved by the Board;

(F)    shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company as approved by the Board;

(G)    shares of Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities approved by the Board, including without limitation (i) joint ventures, manufacturing, marketing, distribution, technology transfer or development arrangements; and

(H)    shares of Common Stock or Convertible Securities issued in any other transaction consented to in writing by (i) the holders of a majority of the outstanding shares of Series A Preferred, if such issuance would otherwise result in an adjustment to the Series A Conversion Price, (ii) the holders of a majority of the outstanding shares of Series B Preferred, if such issuance would otherwise result in an adjustment to the Series B Conversion Price, and (iii) the holders of a majority of the outstanding shares of Series C Preferred, if such issuance would otherwise result in an adjustment to the Series C Conversion Price.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(f). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(f), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(f), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be

11

ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi)    In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price shall be reduced to the Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(g)    Certificate of Adjustment. In each case of an adjustment or readjustment of a Conversion Price for the number of shares of Voting Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Preferred Stock is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the applicable series of Preferred Stock so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of the Preferred Stock. Failure to request or provide such notice shall have no effect on any such adjustment.

(h)    Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Class 1 Common Stock (or other securities) shall be entitled to exchange their shares of Class 1 Common Stock (or other securities) for securities or other property deliverable upon such

12

Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(i)    Automatic Conversion.

(i)    Each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Class 1 Common Stock and each share of Series C Preferred Stock shall automatically be converted into shares of Class 2 Common Stock, based on the applicable then-effective Conversion Price, (A) at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Preferred Stock, voting together as a single class on an as-if-converted basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company (the “IPO”). In addition, each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Class 2 Common Stock, based on the applicable then-effective Conversion Price, immediately prior to the closing of the Tilray Reorganization (as defined in Article IV(E) below). Upon any such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(b).

(ii)    Upon the occurrence of any of the events specified in Section 4(i)(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Voting Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Voting Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(b).

(j)    Fractional Shares. No fractional shares of Voting Common Stock shall be issued upon conversion of Preferred Stock. All shares of Voting Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair

13

market value of one share of Voting Common Stock (as determined by the Board) on the date of conversion.

(k)    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Voting Common Stock to such number of shares as shall be sufficient for such purpose.

(l)    Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(m)    Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class 1 Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Class 1 Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

5.    NO REISSUANCE OF PREFERRED STOCK.

Any shares or shares of Preferred Stock redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

E.    Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1.    Definitions. For purposes of this Article IV(E), the following definitions shall apply:

(a)    “Disability” means permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months as determined by a licensed medical practitioner. In the event of a dispute whether the Founder has suffered a Disability, no Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

14

(b)    “Distribution” means (i) any dividend or distribution of cash, property or shares of the Company’s capital stock; and (ii) any distribution following or in connection with any Liquidation Event.

(c)    “Equivalent Consideration” shall mean, with respect to the Class 1 Common Stock, Class 2 Common Stock and Class 3 Common Stock, the same form of consideration paid or otherwise distributed per share in respect of each such class of Common Stock; provided, however, that in the event that consideration is paid in capital stock or other securities of another entity, such securities need not be identical with respect to voting rights in order to be Equivalent Consideration and in the case of the Tilray Reorganization, the issuance of High Vote Stock to the Founders and Tilray Class 2 Common Stock, with one vote per share, par value $0.0001 per share (“Tilray Class 2 Common Stock”) to the non-Founders shall be deemed to be Equivalent Consideration; and provided further, that in the event that any consideration is paid in cash in lieu of the issuance of certain shares of capital stock or other securities of another entity (“Cashed Out Securities”), any such cash payment made in lieu of the issuance of Cashed Out Securities shall be deemed to be Equivalent Consideration so long as all such cash payments are made among all stockholders1 of the Company pro rata based on all shares of Common Stock outstanding immediately prior to the Tilray Reorganization; and provided further, that the Cashed Out Securities may be limited to shares of Tilray Class 2 Common Stock. For the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration in respect of such Common Stock.

(d)    “Family Member” shall mean with respect to any Qualified Stockholder who is a natural person, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such Qualified Stockholder or such Qualified Stockholder’s spouse or domestic partner.

(e)    “Final Conversion Date” means, following the closing of the IPO, 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the date on which the outstanding shares of Class 1 Common Stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class 1 Common Stock and Class 2 Common Stock.

(f)    “Founder” means any of the following individuals and entities: (i) Brendan Kennedy, (ii) Michael Blue, (iii) Christian Groh, (iv) any Permitted Entity of any of the foregoing individuals and (v) any Permitted Transferee of any of the foregoing individuals or Permitted Entities.

(g)    “High Vote Stock” means the Class 1 Common Stock with ten votes per share, par value $0.0001 per share, of Tilray, Inc. (“Tilray”).

(h)    “Permitted Entity” shall mean, with respect to a Qualified Stockholder, any corporation, partnership or limited liability company in which such Qualified

[1]	Note to Cooley: Treatment of optionholders to be discussed.

15

Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the in the corporation, partnership or limited liability company, as the case may be, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains either (i) sole dispositive power and exclusive Voting Control or (ii) if a Qualified Stockholder is a Founder, shared dispositive power and/or Voting Control with another Founder, in each case with respect to all shares of Class 1 Common Stock held of record by such corporation, partnership or limited liability company, as the case may be.

(i)    “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class 1 Common Stock:

(i)    by a Qualified Stockholder that is a natural person, to the trustee of a Permitted Trust of such Qualified Stockholder;

(ii)    by the trustee of a Permitted Trust of a Qualified Stockholder, to the Qualified Stockholder or the trustee of any other Permitted Trust of such Qualified Stockholder;

(iii)    by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder;

(iv)    by a Permitted Entity of a Qualified Stockholder to the Qualified Stockholder or any other Permitted Entity of such Qualified Stockholder; or

(v)    by a Founder to another Founder.

(j)    “Permitted Transferee” shall mean a transferee of shares of Class 1 Common Stock received in a Transfer that constitutes a Permitted Transfer.

(k)    “Permitted Trust” shall mean a bona fide trust for the benefit of a Qualified Stockholder, Family Members of the Qualified Stockholder or Qualified Charity, in each case so long as the Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class 1 Common Stock held by such trust.

(l)    “Qualified Charity” shall mean a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.

(m)    “Qualified Stockholder” shall mean (i) the registered holder of any shares of Class 1 Common Stock as of the Original Issue Date; (ii) the initial registered holder of any shares of Class 1 Common Stock that are issued by the Company upon conversion of the Series Preferred or exercise of any Rights; (iii) and (iii) a Permitted Transferee.

(n)    “Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s authorized but unissued capital stock issued prior to the Original Issue Date.

16

(o)    “Securities Exchange” means, at any time, the registered national securities exchange on which the Company’s Class 2 Common Stock is then principally listed or traded, which shall be either the New York Stock Exchange or NASDAQ Global Market (or similar national quotation system of the NASDAQ Stock Market) (“NASDAQ”) or any successor exchange of either the New York Stock Exchange or NASDAQ.

(p)    “Tilray Reorganization” means the merger of the Company with Tilray or a subsidiary of Tilray which results in the issuance of shares of Tilray capital stock to the stockholders of the Company in exchange for their ownership interest in the Company pursuant to which the Company merges with and into, or becomes a wholly owned subsidiary of, Tilray and which is approved by the Board (specifically referencing such transaction as a “Tilray Reorganization”).

(q)    “Trading Day” means any day on which the Securities Exchange is open for trading.

(r)    “Transfer” of a share of Class 1 Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class 1 Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV(E):

(i)    the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class 1 Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

(iii)    the pledge of shares of Class 1 Common Stock by a stockholder that creates a mere security interest in shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class 1 Common Stock beneficially held by (1) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity; (2) the trustee of a

17

Permitted Trust, if there occurs any act or circumstance that causes such trust to no longer be a Permitted Trust; (3) an entity that is a Permitted Transferee, if there occurs any act or circumstance that causes the transferring Qualified Stockholder to no longer have sole dispositive power and exclusive Voting Control with respect to the shares held by such Permitted Transferee; or (4) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the closing of the IPO, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the closing of the IPO, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(s)    “Voting Control” shall mean, with respect to a share of Class 1 Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2.    Rights relating to Distributions, Subdivisions, Combinations and Liquidation Events.

(a)    Any Distributions paid or payable to the holders of shares of Common Stock shall be paid in Equivalent Consideration, pro rata, on an equal priority, pari passu basis.

(b)    Notwithstanding the foregoing, in the event of the Tilray Reorganization where Tilray is issuing shares of its High Vote Stock and Tilray Class 2 Common Stock, and/or paying cash in lieu of the issuance of certain shares of Tilray Class 2 Common Stock, such issuance of Tilray capital stock and/or payment(s) of cash, if any, in connection with the Tilray Reorganization shall be paid or payable as follows (with the following constituting Equivalent Consideration), unless the rights under this Section 2(b) are waived in writing by the Founders holding a majority of the voting power of all shares of Class 1 Common Stock and Class 2 Common Stock held by all Founders:

(i)    The High Vote Stock shall be issued first to each Founder holding Company Class 1 Common Stock, pro rata among all such Founders, up to a maximum number of shares of High Vote Stock equal to the total number of shares of Tilray capital stock to be issued to each such Founder for his Company Class 1 Common Stock in the Tilray Reorganization (provided, however, that if (A) the total number of shares of High Vote Stock exceeds the total number of shares of Tilray capital stock the Founders were to receive in the Tilray Reorganization, the amount in excess of such number of shares will be issued ratably to any remaining holders of Company Class 1 Common Stock and (B) the total number of shares of High Vote Stock is less than the total number of shares of Tilray capital stock the Founders were to receive in the Tilray Reorganization, the remainder of such number of shares of Tilray capital stock to be issued to the Founders shall be in the form of Tilray Class 2 Common Stock);

(ii)    Following the issuances set forth in Section 2(b)(i), the remaining Tilray capital stock to be issued in such Tilray Reorganization will be issued ratably to the holders of shares of Common Stock (including the shares of Preferred Stock automatically converted pursuant to Article IV(D)(4)(i) above), on an equal priority basis, after taking into account the issuances set forth in Section 2(b)(i), such that following the issuances in this Section

18

2(b), all holders of shares of Company Class 1 and Class 2 Common Stock will receive the same number of shares of Tilray capital stock (on an as-converted to Tilray Class 2 Common Stock basis) (although a different allocation of High Vote Stock and Tilray Class 2 Common Stock among Founder and non-Founder stockholders as provided for in Section 2(b)(i)) as though the Tilray capital stock was distributed pursuant to Section 2(a);

(iii)    If any cash payments are to be made in lieu of the issuance of certain shares of Tilray Class 2 Common Stock, such cash payments shall be allocated among each of the holders of shares of Common Stock in proportion to the number of shares of High Vote Stock and Tilray Class 2 Common Stock allocated to each such holder after giving effect to Section 2(b)(i) and 2(b)(ii) above, and such allocation of cash payments shall be Equivalent Consideration hereunder; and

(iv)    For purposes of clarification, the intent of the foregoing provisions of this Section 2(b) is to allocate to the maximum extent possible the High Vote Stock to be received by the Company’s stockholders in the Tilray Reorganization to the Founders with the Founders receiving the remainder of their pro rata allocation of consideration in the Tilray Reorganization (if any) in the form of Tilray Class 2 Common Stock and/or cash, if any, and the non-Founder stockholders (including holders of Preferred Stock) receiving Tilray Class 2 Common Stock and/or cash, if any, to the maximum extent possible and eliminating (or minimizing) the High Vote Stock to be received by any of the non-Founder stockholders in the Tilray Reorganization to the maximum extent possible.

(c)    If the Company in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of each other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of such class of Common Stock, each voting separately as a class.

(d)    In connection with any Liquidation Event, shares of Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class 1 Common Stock, Class 2 Common Stock, and Class 3 Common Stock, each voting separately as a class.

3.    Voting Rights.

(a)    Common Stock. Each holder of shares of Class 1 Common Stock shall be entitled to ten (10) votes for each share thereof held. Each holder of shares of Class 2 Common Stock shall be entitled to one (1) vote for each share thereof held. Except as otherwise provided by law or in this Amended and Restated Certificate of Incorporation, the holders of the Class 1 Common Stock and Class 2 Common Stock shall vote together as single class. Except to the minimum extent as required by applicable law, the Class 3 Common Stock shall have no voting rights and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

19

(b)    Class 1 Common Stock Protective Provisions. So long as any shares of Class 1 Common Stock remain outstanding, the Company shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class 1 Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization or otherwise:

(i)    amend, waive, alter, or repeal any provision of this Restated Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class 1 Common Stock; or

(ii)    reclassify any outstanding shares of Class 2 Common Stock or Class 3 Common Stock of the Company into shares having rights as to dividends or liquidation that are senior to the Class 1 Common Stock or the right to more than one (1) vote for each share thereof.

(c)    General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock, Class 1 Common Stock, Class 2 Common Stock and Class 3 Common Stock shall vote together and not as separate series or classes.

4.    Optional Conversion.

(a)    Optional Conversion of the Class 1 Common Stock.

(i)    At the option of the holder thereof, each one (1) share of Class 1 Common Stock shall be convertible at any time into one (1) fully paid and nonassessable share of Class 2 Common Stock as provided herein.

(ii)    Each holder of Class 1 Common Stock who elects to convert the same into shares of Class 2 Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or any transfer agent for the Class 1 Common Stock or Class 2 Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class 1 Common Stock being converted. Thereupon the Company shall (1) if such shares are certificated, promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class 2 Common Stock to which such holder is entitled upon such conversion or (2) if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of, if such shares are certificated, such surrender of the certificate or certificates representing the shares of Class 1 Common Stock to be converted or, if such shares are uncertificated, then upon the written notice of such holder’s election to convert by this Article IV(E), Section 4(a)(ii). The person entitled to receive the shares of Class 2 Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class 2 Common Stock on such date. If a conversion election under this Article IV(I), Section 4(a)(ii) is made in connection with an underwritten offering of the Company’s securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of the holder tendering shares of Class 1 Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s securities

20

pursuant to such offering, in which event the holders making such elections who are entitled to receive Class 2 Common Stock upon conversion of their Class 1 Common Stock shall not be deemed to have converted such shares of Class 1 Common Stock until immediately after the closing of such sale of the Company’s securities in the offering.

5.    Automatic Conversion.

(a)    Automatic Conversion of the Class 1 Common Stock.

(i)    Final Conversion Date. On the Final Conversion Date, each one (1) issued and outstanding share of Class 1 Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 Common Stock. Following such conversion, the reissuance of all shares of Class 1 Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to the Class 1 Common Stock in this Restated Certificate shall be eliminated. Upon the conversion of any then-outstanding shares of Class 1 Common Stock into Class 2 Common Stock upon the Final Conversion Date, such conversion shall be deemed to have been made upon the Final Conversion Date. Upon conversion of Class 1 Common Stock into Class 2 Common Stock on the Final Conversion Date, all rights of holders of shares of Class 1 Common Stock shall cease and (a) if such shares are certificated, the person or persons in whose name or names the certificate or certificates representing the shares of Class 2 Common Stock are to be issued or (b) if such shares are not certificated, the person registered as the owner of such shares in book-entry form, shall be treated for all purposes as having become the record holder or holders of such shares of Class 2 Common Stock.

(ii)    Conversion Upon Transfer(s).

(A)    Each one (1) share of Class 1 Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class 2 Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class 1 Common Stock. In addition, any shares of Class 1 Common Stock sold to the underwriters in connection with or upon the closing of the IPO shall be deemed a Transfer and result in the conversion of each such one (1) share of Class 1 Common Stock into one fully paid and nonassessable share of Class 2 Common Stock.

(B)    Conversion pursuant to this Article IV(E), Section 5(a)(ii) shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates (if such shares are certificated) evidencing the shares of Class 2 Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class 1 Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class 1 Common Stock, the holders of Class 1 Common Stock so

21

converted shall surrender the certificates (if such shares are certificated) representing such shares at the office of the Company or any transfer agent for the Class 2 Common Stock. Thereupon, (A) if such shares are certificated, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class 2 Common Stock into which the shares of Class 1 Common Stock surrendered were convertible on the date on which such automatic conversion occurred or (B) if such shares are uncertificated, such shares shall be registered in book-entry form.

(b)    Conversion Upon Death or Disability. Each share of Class 1 Common Stock held of record by a natural person shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 Common Stock upon the death of such stockholder or, solely with respect to the death or Disability of a Founder who is a natural person (the “Affected Founder”), each share of Class 1 Common Stock held of record by (i) the Affected Founder, (ii) any Permitted Entity of the Affected Founder (excluding any Permitted Entity in which the Affected Founder shares Voting Control with another Founder, provided such other Founder retains Voting Control following such death or Disability) and (iii) any Permitted Transferee of the Affected Founder or such Permitted Entity under clause (ii) (collectively, the “Affected Holders”) shall automatically, without any further action, convert into one fully paid and nonassessable share of Class 2 Common Stock upon the death or Disability of such Affected Founder; provided, however, that if any such Affected Holder transfers exclusive Voting Control of shares of Class 1 Common Stock to another Founder (the “Surviving Founder”) which transfer of Voting Control is contingent or effective upon the death or Disability of the Affected Founder, then each share of Class 1 Common Stock held of record by such Affected Holder shall automatically convert into one fully paid and nonassessable share of Class 2 Common Stock upon the date which is the earlier of (i) nine (9) months after the date of the death or Disability of the Affected Founder, as the case may be, or (ii) the date upon which the Surviving Founder ceases to hold exclusive Voting Control over such shares of Class 1 Common Stock.

6.    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class 2 Common Stock, solely for the purpose of effecting the conversion of the shares of the Class 1 Common Stock, as applicable, such number of its shares of Class 2 Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class 1 Common Stock; and if at any time the number of authorized but unissued shares of Class 2 Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class 1 Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class 2 Common Stock to such numbers of shares as shall be sufficient for such purpose.

7.    Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of the Class 1 Common Stock to Class 2 Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class 1 Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class 1 Common Stock, to confirm the validity of all Transfers purported to be

22

Permitted Transfers, and to confirm that a conversion to Class 2 Common Stock has not occurred. A determination by the Secretary of the Company that a Transfer results in a conversion to Class 2 Common Stock shall be conclusive and binding.

V.

A.    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B.    To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL and, if applicable, Section 317 of the California General Corporation Law. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

C.    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.    The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B.    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Restated Certificate. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation.

C.    The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

VII.

23

A.    The Company renounces any interest or expectancy of the Company or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Dual Opportunity about which a Dual Role Person acquires knowledge. A Dual Role Person shall have no duty to communicate or offer to the Company or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to the Investment Fund, shall not be prohibited from communicating or offering any Dual Opportunity to the Investment Fund, and shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Company, as the case may be, resulting from (i) the failure to communicate or offer to the Company or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to the Investment Fund or (ii) the communication or offer to the Investment Fund of any Dual Opportunity, so long as (x) the Dual Opportunity does not become known to the Dual Role Person expressly and solely in his or her capacity as a director or officer of the Company, and (y) the Dual Opportunity is not presented by the Dual Role Person to any party other than the Investment Fund and the Dual Role Person does not pursue the Dual Opportunity individually.

B.    In addition to and notwithstanding the foregoing provisions of this Article VII, the Company renounces any interest or expectancy of the Company or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Company is not financially able or contractually permitted or legally able to undertake. Moreover, nothing in this Article VII shall amend or modify in any respect any written contractual agreement now existing or entered into after the date hereof between the Investment Fund, on the one hand, and the Company or any of its Affiliated Companies, on the other hand.

C.    For purposes of this Article VII:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, the Company and any Investment Fund are deemed not to be Affiliates.

“Affiliated Company” means (i) with respect to the Company, any Person controlled by the Company and (ii) with respect to an Investment Fund, any Person controlled by such Investment Fund. For purposes of the foregoing definition, the term “controlled by” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, the Company and any Investment Fund are deemed not to be Affiliated Companies.

“Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for both the Investment Fund or its Affiliated Companies, on the one hand, and the Company or any of its Affiliated Companies, on the other hand.

“Dual Role Person” means any individual who is an officer or director of the Company and an officer, director, or general partner of the Investment Fund.

24

“Investment Fund” means one or more Persons (other than the Company and any Affiliated Company of the Company) which a Dual Role Person has established or may in the future establish (together with other Dual Role Persons or other Persons) for purpose of pursuing investment opportunities in areas broadly similar to the areas of the Company’s current and anticipated business focus.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

D.    The provisions of this Article VII shall have no further force or effect with respect to the Investment Fund at such time as (i) the Company and the Investment Fund are no longer Affiliates and (ii) none of the directors and/or officers and/or general partners of the Investment Fund serve as directors and/or officers of the Company and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of the provisions of this Article VII with respect to any agreement, arrangement or other understanding between the Company or an Affiliated Company thereof, on the one hand, and the Investment Fund, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

E.    Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Company shall be deemed to have notice and to have consented to the provisions of this Article VII.

F.    The invalidity or unenforceability of any particular provision, or part of any provision, of this Article VII shall not affect the other provisions or parts hereof, and this Article VII shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

* * * *

FOUR:    This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE:     This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

[THIS SPACE INTENTIONALLY LEFT BLANK]

25

IN WITNESS WHEREOF, PRIVATEER HOLDINGS, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its Managing Partner this ____ day of __________, 2019.

PRIVATEER HOLDINGS, INC.

Signature:

Print Name:	Michael Blue

Title:	Managing Partner

EXHIBIT E

FORM OF AMENDED AND RESTATED TILRAY CHARTER

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TILRAY, INC.

BRENDAN KENNEDY hereby certifies that:

ONE:    The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 24, 2018.

TWO:    He is the duly elected and acting President and Chief Executive Officer of Tilray, Inc., a Delaware corporation.

THREE:    The Amended and Restated Certificate of Incorporation of this corporation currently in effect is hereby amended and restated to read as follows:

I.

The name of this corporation shall be TILRAY, INC. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is to be 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

A.    The Company is authorized to issue three classes of stock to be designated, respectively, “Class 1 Common Stock,” “Class 2 Common Stock,” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is Seven Hundred Sixty Million (760,000,000) shares of which Two Hundred Fifty Million (250,000,000) shall be Class 1 Common Stock (the “Class 1 Common Stock”), Five Hundred Million (500,000,000) shares of which shall be Class 2 Common Stock (the “Class 2 Common Stock” and together with the Class 1 Common Stock, the “Common Stock”), and Ten Million (10,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share, the Class 1 Common Stock shall have a par value of $0.0001 per share, and the Class 2 Common Stock shall have a par value of $0.0001 per share.

B.    The number of authorized shares of Class 1 Common Stock, Class 2 Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of

1

Class 1 Common Stock, Class 2 Common Stock, or Preferred Stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, Class 1 Common Stock or Class 2 Common Stock unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock (a “Certificate of Designation”).

C.    The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

D.    Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1.    Definitions. For purposes of this Article IV(D), the following definitions shall apply:

(a)    “Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Company’s Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Company’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Company), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Company and any direct or indirect subsidiary or subsidiaries of the Company shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Company with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent (50%) of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Company immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the merger, consolidation, business combination, or

2

other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction; and (iii) the recapitalization, liquidation, dissolution, or other similar transaction involving the Company, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Company immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction.

(b)    “Disability” means permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months as determined by a licensed medical practitioner. In the event of a dispute whether the Founder has suffered a Disability, no Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

(c)    “Distribution” means (i) any dividend or distribution of cash, property or shares of the Company’s capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”).

(d)    Reserved.

(e)    “Family Member” shall mean with respect to any Qualified Stockholder who is a natural person, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such Qualified Stockholder or such Qualified Stockholder’s spouse or domestic partner.

(f)    “Final Conversion Date” means 5:00 p.m. in New York City, New York on the first Trading Day falling after the date on which, at all times on such date, the outstanding shares of Class 1 Common Stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class 1 Common Stock and Class 2 Common Stock.

(g)    “Founder” means any of the following individuals: (i) Brendan Kennedy, (ii) Michael Blue, or (iii) Christian Groh.

3

(h)    “IPO” means the Company’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company.

(i)    Reserved.

(j)    “Permitted Entity” shall mean, with respect to a Qualified Stockholder, any corporation, partnership or limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the in the corporation, partnership or limited liability company, as the case may be, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to all shares of Class 1 Common Stock held of record by such corporation, partnership or limited liability company, as the case may be.

(k)    “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class 1 Common Stock:

(i)    by a Founder to the trustee of a Permitted Trust of such Founder;

(ii)    by the trustee of a Permitted Trust of a Founder to such Founder or the trustee of any other Permitted Trust of such Founder;

(iii)    by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder; or

(iv)    by a Permitted Entity of a Qualified Stockholder to such Qualified Stockholder or any other Permitted Entity of such Qualified Stockholder.

(l)     “Permitted Transferee” shall mean a transferee of shares of Class 1 Common Stock received in a Transfer that constitutes a Permitted Transfer.

(m)    “Permitted Trust” shall mean a bona fide trust for the benefit of a Founder, Family Members of such Founder or a Qualified Charity, in each case so long as such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class 1 Common Stock held by such trust.

(n)    “Qualified Charity” shall mean a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.

(o)    “Qualified Stockholder” shall mean (i) a Founder and (ii) a Permitted Transferee.

(p)     “Securities Exchange” means, at any time, the registered national securities exchange on which the Company’s Class 2 Common Stock is then principally listed or traded, which shall be either the New York Stock Exchange or Nasdaq Global Select Market (or

4

similar national quotation system of the Nasdaq Stock Market) (“Nasdaq”) or any successor or other exchange of either the New York Stock Exchange or Nasdaq.

(q)    “Trading Day” means any day on which the Securities Exchange is open for trading.

(r)    “Transfer” of a share of Class 1 Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class 1 Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV(D):

(i)    the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders; or

(ii)    the pledge of shares of Class 1 Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer.”

A “Transfer” shall also be deemed to have occurred with respect to a share of Class 1 Common Stock beneficially held by (1) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity; (2) the trustee of a Permitted Trust, if there occurs any act or circumstance that causes such trust to no longer be a Permitted Trust; (3) an entity that is a Permitted Transferee, if there occurs any act or circumstance that causes the transferring Qualified Stockholder to no longer have sole dispositive power and exclusive Voting Control with respect to the shares held by such Permitted Transferee; or (4) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the closing of the IPO, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the closing of the IPO, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(s)    “Voting Control” shall mean, with respect to a share of Class 1 Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

5

2.    Rights relating to Distributions, Subdivisions, Combinations and Change of Control.

(a)    Any Distributions paid or payable to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of stock treated adversely, voting separately as a class; provided, however, that in the event a Distribution is paid in the form of Class 1 Common Stock or Class 2 Common Stock (or any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s Class 1 Common Stock or Class 2 Common Stock), then the holders of the Class 1 Common Stock shall receive Class 1 Common Stock (or any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s Class 1 Common Stock) and holders of Class 2 Common Stock shall receive Class 2 Common Stock (or any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s Class 2 Common Stock).

(b)    If the Company in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of each other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of such class of Common Stock, each voting separately as a class.

(c)    In connection with any Change in Control Transaction, shares of Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class 1 Common Stock and Class 2 Common Stock, each voting separately as a class. Any merger or consolidation of the Company with or into any other entity, which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class 1 Common Stock and Class 2 Common Stock, each voting separately as a class, unless (i) the shares of Class 1 Common Stock and Class 2 Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class 1 Common Stock and Class 2 Common Stock, respectively.

3.    Voting Rights.

(a)    Common Stock. Each holder of shares of Class 1 Common Stock shall be entitled to ten (10) votes for each share thereof held. Each holder of shares of Class 2 Common Stock shall be entitled to one (1) vote for each share thereof held. Except as otherwise provided by law or in this Amended and Restated Certificate of Incorporation, the holders of the Class 1 Common Stock and Class 2 Common Stock shall vote together as single class.

(b)    Class 1 Common Stock Protective Provisions. So long as any shares of Class 1 Common Stock remain outstanding, the Company shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class 1 Common

6

Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(i)    amend, waive, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class 1 Common Stock; or

(ii)    reclassify any outstanding shares of Class 2 Common Stock of the Company into shares having rights as to dividends or liquidation that are senior to the Class 1 Common Stock or the right to more than one (1) vote for each share thereof.

(c)    General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock, Class 1 Common Stock and Class 2 Common Stock shall vote together and not as separate series or classes.

4.    Optional Conversion.

(a)    Optional Conversion of the Class 1 Common Stock.

(i)    At the option of the holder thereof, each one (1) share of Class 1 Common Stock shall be convertible at any time into one (1) fully paid and nonassessable share of Class 2 Common Stock as provided herein.

(ii)    Each holder of Class 1 Common Stock who elects to convert the same into shares of Class 2 Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or any transfer agent for the Class 1 Common Stock or Class 2 Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class 1 Common Stock being converted. Thereupon the Company shall (1) if such shares are certificated, promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class 2 Common Stock to which such holder is entitled upon such conversion or (2) if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of, if such shares are certificated, such surrender of the certificate or certificates representing the shares of Class 1 Common Stock to be converted or, if such shares are uncertificated, then upon the written notice of such holder’s election to convert by this Article IV(D), Section 4(a)(ii). The person entitled to receive the shares of Class 2 Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class 2 Common Stock on such date. If a conversion election under this Article IV(D), Section 4(a)(ii) is made in connection with an underwritten offering of the Company’s securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of the holder tendering shares of Class 1 Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class 2 Common Stock upon conversion of their Class 1 Common Stock shall not be deemed to have converted such shares of Class 1 Common Stock until immediately after the closing of such sale of the Company’s securities in the offering.

7

5.    Automatic Conversion.

(a)    Automatic Conversion of the Class 1 Common Stock.

(i)    Final Conversion Date. On the Final Conversion Date, each one (1) issued and outstanding share of Class 1 Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 Common Stock. Following such conversion, the reissuance of all shares of Class 1 Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to the Class 1 Common Stock in this Amended and Restated Certificate of Incorporation shall be eliminated. Upon the conversion of any then-outstanding shares of Class 1 Common Stock into Class 2 Common Stock upon the Final Conversion Date, such conversion shall be deemed to have been made upon the Final Conversion Date. Upon conversion of Class 1 Common Stock into Class 2 Common Stock on the Final Conversion Date, all rights of holders of shares of Class 1 Common Stock shall cease and (a) if such shares are certificated, the person or persons in whose name or names the certificate or certificates representing the shares of Class 2 Common Stock are to be issued or (b) if such shares are not certificated, the person registered as the owner of such shares in book-entry form, shall be treated for all purposes as having become the record holder or holders of such shares of Class 2 Common Stock.

(ii)    Conversion Upon Transfer(s).

(A)    Each one (1) share of Class 1 Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class 2 Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class 1 Common Stock.

(B)    Conversion pursuant to this Article IV(D), Section 5(a)(ii) shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates (if such shares are certificated) evidencing the shares of Class 2 Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class 1 Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class 1 Common Stock, the holders of Class 1 Common Stock so converted shall surrender the certificates (if such shares are certificated) representing such shares at the office of the Company or any transfer agent for the Class 2 Common Stock. Thereupon, (A) if such shares are certificated, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class 2 Common Stock into which the shares of Class 1 Common Stock surrendered were convertible on the date on which such automatic conversion occurred or (B) if such shares are uncertificated, such shares shall be registered in book-entry form.

8

(b)    Conversion Upon Death or Disability. Each share of Class 1 Common Stock held of record by a natural person shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class 2 Common Stock upon the death of such stockholder or, solely with respect to the death or Disability of a Founder who is a natural person (the “Affected Founder”), each share of Class 1 Common Stock held of record by (i) the Affected Founder, (ii) any Permitted Entity of the Affected Founder, and (iii) any Permitted Transferee of the Affected Founder (collectively, the “Affected Holders”) shall automatically, without any further action, convert into one fully paid and nonassessable share of Class 2 Common Stock upon the death or Disability of such Affected Founder.

6.    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class 2 Common Stock, solely for the purpose of effecting the conversion of the shares of the Class 1 Common Stock, as applicable, such number of its shares of Class 2 Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class 1 Common Stock; and if at any time the number of authorized but unissued shares of Class 2 Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class 1 Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class 2 Common Stock to such numbers of shares as shall be sufficient for such purpose.

7.    Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of the Class 1 Common Stock to Class 2 Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class 1 Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class 1 Common Stock, to confirm the validity of all Transfers purported to be Permitted Transfers, and to confirm that a conversion to Class 2 Common Stock has not occurred. A determination by the Secretary of the Company that a Transfer results in a conversion to Class 2 Common Stock shall be conclusive and binding.

8.    No Further Issuances. Except for the issuance of Class 1 Common Stock issuable upon a Distribution payable in accordance with Article IV(D), Section 2, the Company shall not at any time after the time of acceptance of this Amended and Restated Certificate of Incorporation by the Secretary of State of the State of Delaware (the “Effective Time”), issue any additional shares of Class 1 Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class 1 Common Stock.

V.

A.    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B.    To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide

9

indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL and, if applicable, Section 317 of the California General Corporation Law. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

C.    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability or indemnification.

D.    Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, the certificate of incorporation or the Bylaws of the Company; or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Section D of Article V.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.    Board of Directors.

1.    Generally. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

2.    Election.

(a)    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the IPO, and for so long as permitted by applicable law, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the closing

10

of the IPO, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the IPO, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the IPO, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

(b)    At any time that applicable law prohibits a classified board as described in Article VI, Section (A)(2)(a), all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

(c)    No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(d)    Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.    Removal of Directors. Subject to any limitations imposed by applicable law, any individual director or directors may be removed (a) with or without cause, for so long as the Qualified Stockholders hold or beneficially own a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors (such period, the “Control Period”), by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, or (b) with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

4.    Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any

11

newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.    Stockholder Actions. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and, at any time other than the Control Period, no action shall be taken by the stockholders by written consent or electronic transmission. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

C.    Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

VII.

A.    The Company renounces any interest or expectancy of the Company or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Dual Opportunity about which a Dual Role Person acquires knowledge. A Dual Role Person shall have no duty to communicate or offer to the Company or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to the Investment Fund, shall not be prohibited from communicating or offering any Dual Opportunity to the Investment Fund, and shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Company, as the case may be, resulting from (i) the failure to communicate or offer to the Company or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to the Investment Fund or (ii) the communication or offer to the Investment Fund of any Dual Opportunity, so long as (x) the Dual Opportunity does not become known to the Dual Role Person expressly and solely in his or her capacity as a director or officer of the Company, and (y) the Dual Opportunity is not presented by the Dual Role Person to any party other than the Investment Fund and the Dual Role Person does not pursue the Dual Opportunity individually.

B.    In addition to and notwithstanding the foregoing provisions of this Article VII, the Company renounces any interest or expectancy of the Company or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Company

12

is not financially able or contractually permitted or legally able to undertake. Moreover, nothing in this Article VII shall amend or modify in any respect any written contractual agreement now existing or entered into after the date hereof between the Investment Fund, on the one hand, and the Company or any of its Affiliated Companies, on the other hand.

C.    For purposes of this Article VII:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, the Company and any Investment Fund are deemed not to be Affiliates.

“Affiliated Company” means (i) with respect to the Company, any Person controlled by the Company and (ii) with respect to an Investment Fund, any Person controlled by such Investment Fund. For purposes of the foregoing definition, the term “controlled by” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, the Company and any Investment Fund are deemed not to be Affiliated Companies.

“Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for both the Investment Fund or its Affiliated Companies, on the one hand, and the Company or any of its Affiliated Companies, on the other hand.

“Dual Role Person” means any individual who is an officer or director of the Company and an officer, director, or general partner of the Investment Fund.

“Investment Fund” means one or more Persons (other than the Company and any Affiliated Company of the Company) which a Dual Role Person has established or may in the future establish (together with other Dual Role Persons or other Persons) for purpose of pursuing investment opportunities in areas broadly similar to the areas of the Company’s current and anticipated business focus.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

D.    The provisions of this Article VII shall have no further force or effect with respect to the Investment Fund at such time as (i) the Company and the Investment Fund are no longer Affiliates and (ii) none of the directors and/or officers and/or general partners of the Investment Fund serve as directors and/or officers of the Company and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of the provisions of this Article VII with respect to any agreement, arrangement or other understanding between the Company or an Affiliated Company thereof, on the one hand, and the Investment Fund, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

13

E.    Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Company shall be deemed to have notice and to have consented to the provisions of this Article VII.

F.    The invalidity or unenforceability of any particular provision, or part of any provision, of this Article VII shall not affect the other provisions or parts hereof, and this Article VII shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

VIII.

A.    The Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.    Notwithstanding any other provisions of this Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Restated Certificate or any Certificate of Designation, the affirmative vote of either (a) the holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally at an election of directors, voting together as a single class during the Control Period or (b) the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VIII.

* * * *

FOUR:     This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

FIVE:     This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of this corporation.

[THIS SPACE INTENTIONALLY LEFT BLANK]

14

Tilray, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on                               , 2019.

TILRAY, INC.

/s/ Brendan Kennedy
Brendan Kennedy President and Chief Executive Officer

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION